Filed Pursuant to Rule 424(b)(3)
Registration No. 333-133613

PROSPECTUS

VALCENT PRODUCTS INC.

11,483,888 SHARES OF COMMON STOCK

OFFERED BY THE SELLING SHAREHOLDER

This prospectus relates to the resale of up to 11,483,888 shares of our common stock by certain persons who are either our shareholders, affiliates, holders of promissory notes convertible into shares of our common stock, holders of warrants to purchase shares of our common stock or any combination thereof. All of the shares of common stock are being offered for sale by the selling shareholders at prices established on the OTC Bulletin Board during the term of this offering, as will fluctuate from time to time, or as may otherwise be agreed upon in negotiated transactions. We will not receive any proceeds from the sale of our shares by the selling shareholders or the conversion of any promissory notes held by our shareholders. If the warrants are exercised in full, we would receive proceeds of USD$2,655,048. However, we may never actually receive these proceeds because (i) the warrants carry a “net cashless” exercise feature allowing the holders thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, and (ii) the exercise price of some or all of the warrants may at any given time be above the current market price of our common stock, and therefore the warrants may never be exercised, or, if they are exercised, but not for some time, it would not be until then that we receive any such proceeds. We will use the proceeds realized from the exercise of any warrants for general working capital purposes consistent with our business strategy.

Our common stock is quoted on the OTC Bulletin Board under the symbol “VCTPF”. On January 22, 2007, the average of the bid and ask prices of our common stock was USD $0.57 per share.

Each of the selling shareholders may be deemed to be an “underwriter,” as such term is defined in the Securities Act of 1933, as amended.

An investment in our common stock involves a high degree of risk. You should only invest in our common stock if you can afford to lose your entire investment, and you should read and consider the “Risk Factors” beginning on page 8 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2007.

VALCENT PRODUCTS INC.
789 West Pender Street
Suite 1010
Vancouver, BC, Canada V6C 1H2
Tel: (604) 606-7979

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We urge you to read the entire prospectus.
_____________

EMPLOYEES	52
PROPERTY, PLANT AND EQUIPMENT	53
MATERIAL AGREEMENTS	53
MK ENTERPRISES LICENSE AND RELATED TRANSACTIONS	53
PRIVATE OFFERING TRANSACTIONS	55
JULY/AUGUST 2005 AND APRIL 2006	55
APRIL 2006 FOLLOW-ON PRIVATE OFFERING TRANSACTION	56
MAY/AUGUST 2006	58
MANAGEMENT	59
DIRECTORS AND SENIOR MANAGEMENT	59
COMPENSATION	61
BOARD PRACTICES	62
EMPLOYEES	62
SHARE OWNERSHIP	62
RELATED PARTY TRANSACTIONS	65
MANAGEMENT FEES	65
OFFICE LEASE RENT	66
LOANS	66
PROFESSIONAL FEES	66
MK ENTERPRISES LICENSE AND RELATED TRANSACTIONS	66
FINDER’S FEES	68
PRINCIPAL AND SELLING SHAREHOLDERS	68
PLAN OF DISTRIBUTION	76
DESCRIPTION OF SECURITIES	77
SHARE CAPITAL	77
TRANSFER OF SHARES	77
CHANGES IN SHARE CAPITAL	78
MEMORANDUM AND ARTICLES OF ASSOCIATION	80
EXCHANGE CONTROLS	85
TAXATION	85
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	85
MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES	88
DOCUMENTS ON DISPLAY	91
LEGAL MATTERS	91
EXPERTS	91
EXPENSES RELATED TO THE OFFERING	91
ADDITIONAL INFORMATION	91
INDEX TO FINANCIAL STATEMENTS	F-1
FINANCIAL STATEMENTS	F-2

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise specified, references in this prospectus to:

•	“Canadian GAAP” are to generally accepted accounting principles in Canada;

•	“CND” are to Canadian dollars;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“USD” are to United States dollars;

•	“U.S. GAAP” are to generally accepted accounting principles in the United States; and

•
“we”, “us”, “our company”, “our” and “Valcent” are to Valcent Products Inc., its predecessor entities and former subsidiaries, including Nettron.com, Inc., Nettron Media Group Inc., AdventurX.com, Ironclad Systems Inc., Bikestar Rentals, Inc., Bikestar Inc., Good Times Roll Bicycle Rentals, Inc., 681673 Alberta Ltd., Arizona Outback Adventures LLC.

Unless otherwise specified, our financial information presented in this prospectus has been prepared in accordance with Canadian GAAP.

Unless otherwise specified, all dollar amounts are expressed in Canadian dollars.

Unless otherwise specified, the information in this prospectus is set forth as of January 21, 2007, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to provide you with any information which differs from or to make representations other than those which are contained in this prospectus. Our selling shareholders are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of our common shares.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including the discussion of “Risk Factors” beginning on page 8 and our financial statements and related notes beginning on page F-1, appearing elsewhere throughout this prospectus. We urge you to read this entire prospectus carefully before deciding whether to invest in the common shares offered hereby.

ABOUT OUR BUSINESS

We are a development stage company focused primarily on the refinement and manufacture of three lines of unrelated potential consumer retail products, one of which we anticipate to begin marketing and distributing prior to the conclusion of our current fiscal year, and the second and third prior to the conclusion of the subsequent fiscal year. Our objective is to become a leading provider of consumer retail products in each of the respective markets for our potential product lines. To that end, we intend to use retail, wholesale, direct-response and online marketing to promote our potential products, initially concentrating on North America and ultimately expanding into European and Asian markets.

Current potential product lines under development include the:

•	Nova Skin Care System, which is presently in the production ramp-up phase and for which we anticipate product sales to begin in the first calendar quarter of 2007;

Current potential product lines under development include the:

•	Nova Skin Care System, which is presently in the production ramp-up phase and for which we anticipate product sales to begin in the first calendar quarter of 2007;

•
Dust WolfTM, which is presently undergoing final internal engineering reviews and revisions and for which we anticipate initial production to begin by the end of the second calendar quarter of 2007; and

•	Tomorrow GardenTM Kit, which is presently in the early conceptual, design and development phase and which we anticipate launching in late September 2007.

Additionally, we are developing technology for a High Density Vertical Bio-Reactor, a proprietary high density vertical growing system for the mass production of oil bearing algae that can be used in conversion processes for sources of fuel, (the “High Density Vertical Bio-Reactor”), which we believe will become a commercial product of our Company. We have completed initial laboratory tests on this technology and are now preparing to enter an intensive research and development phase to further investigate and develop this technology.

To finance the development and manufacture of these potential product lines, and to provide working capital for pursuit of our business plan, during the period of July 25, 2005 through August 5, 2005, we consummated a series of related private offering transactions with and among a syndicated group of institutional and other investors pursuant to which we issued, in the aggregate, USD$1,277,200 in 8% per annum convertible notes and three-year warrants to acquire (i) up to an aggregate of 1,702,924 shares of common stock at prices per share of between USD$0.40 and USD$0.50, and (ii) up to an additional 1,702,924 shares of common stock at prices per share of between USD$0.90 and USD$1.00.

On April 6, 2006, in order to retire certain short-term obligations and existing liabilities and to provide additional general corporate and working capital to pursue our business plan, we consummated a follow-on private offering transaction with and among a syndicated group of institutional investors, pursuant to which we issued, in the aggregate, USD$551,666 in 8% per annum convertible notes and three-year warrants to acquire (i) up to 735,544 shares of our common stock at a price per share of USD$0.40, and (ii) up to an additional 735,544 shares of our common stock at a price per share of USD$0.90.

As part of these financing transactions, we granted certain registration rights to each of the investors pursuant to which we became committed to registering all of the shares issued as part of such transactions, including those issuable upon conversion of the notes and exercise of the warrants, by filing a registration statement on Form F-1 covering such shares within sixty days of the closing date of the July 25, 2005 through August 5, 2005 transactions, and within fourteen days of the closing date of the April 6, 2006 transaction. Under the terms in the registration provisions of the July 25, 2005 through August 5, 2005 transactions, we had until January 25, 2006 to cause such registration statement to be declared effective by the SEC, and under the terms of the registration provisions of the April 6, 2006 transaction, we had until June 5, 2006. In accordance with the terms of the registration provisions of both transactions any delays in meeting our obligations subject us to liability in an amount, payable in cash, at a rate of 2% of the outstanding amount on the convertible notes per thirty day period for the duration of any such delay.

On April 6, 2006 we reached a verbal agreement with the investors wherein we agreed to convert the accruing penalties associated with the July 25, 2005 through August 5, 2005 transactions, an aggregate of USD$82,200, into convertible penalty notes carrying terms similar to those notes issued in the original series of private offering transactions, and in addition to issue each investor one three-year penalty warrant for each USD$0.75 of penalties owed to purchase, in the aggregate, up to an additional 109,600 shares of common stock at a price per share of USD$0.75. As part of this verbal agreement we also granted certain additional registration rights to each of the investors pursuant to which we became committed to registering all of the shares issued as part of the July 25, 2005 through August 5, 2005 transactions as well as all of the shares issued in satisfaction of the accruing penalties within fourteen days of the closing date of the April 6, 2006 transaction, or by April 20, 2006, and to cause such registration statement to be declared effective by the SEC by June 5, 2006.

In accordance with both the terms of the registration provisions of the July 25, 2005 through August 5, 2005 transactions, as modified by the verbal agreement, and the April 6, 2006 transaction any delays in meeting our obligation to file a registration statement by April 20, 2006 subject us to liability in the form of a reduction in the exercise price of the Class A and Class B warrants issued as part of such transactions in an amount of USD$0.10  for the duration of any such delay.

Our registration statement on Form F-1 was originally filed with the SEC on April 27, 2006, which delay resulted in a reduction in the exercise price of the Class A and Class B warrants issued as part of the July 25, 2005 through August 5, 2005 and April 6, 2006 transactions from USD$0.50 and USD$1.00 to USD$0.40 and USD$0.90, respectively. Moreover, as of the date of this prospectus we are accruing penalties at a rate of 2% per thirty day period for having failed to have our registration statement declared effective by June 5, 2006. We have accrued up to approximately USD$178,550 in penalties under the terms of the registration provisions of each of the July 25, 2005 through August 5, 2005 and April 6, 2006 transactions, exclusive of those penalties previously converted into convertible penalty notes and warrants with penalties accrued through April 6, 2007. The penalties which we have accumulated to date, and any penalties which we may accumulate for future delays, will negatively affect our business, our financial condition and our results of operations, leading to a corresponding reduction in our net income and the likelihood of a net loss for the year in which they are incurred. The delays in meeting our registration obligations are a consequence, among other reasons, of ongoing delays resulting from our having recently undergone a significant restructuring and change in business direction, and the unavailability of certain information necessary for preparing the filing. Our management is hopeful that we will cause our registration statement to be declared effective in the near future.

ABOUT OUR COMPANY

We were incorporated in accordance with the provisions of the Business Corporations Act (Alberta) on January 19, 1996, as 681673 Alberta Ltd., later changed to Ironclad Systems Inc. Beginning in 1996, following the completion of a public offering, our common shares began trading as a junior capital pool company,—a Canadian corporate structure allowing a company to raise capital and list its shares for trading prior to the establishment of a business—on the Alberta Stock Exchange (later becoming part of the Canadian Venture Exchange, which was thereafter acquired and renamed the TSX Venture Exchange). On June 30, 1998, we acquired all of the outstanding capital stock of Good Times Roll Bicycle Rentals Inc., a bicycle rental business incorporated under the Company Act (British Columbia), and of Arizona Outback Adventures LLC, an Arizona limited liability company which operated guided adventure eco-tours. We also changed our name from Ironclad Systems, Inc. to Bikestar Rentals Inc.

On May 8, 1999, while still operating our bicycle rental and eco-tour businesses through Bikestar Rentals Inc., we incorporated Nettron Media Group Inc., a wholly-owned subsidiary under the laws of the State of Texas, as a marketing enterprise focusing on products and services that could be effectively marketed through internet as well as more traditional business channels. Nettron Media Group Inc.’s primary focus was Cupid’s Web, an interactive online dating and marketing service. We also changed our name from Bikestar Rentals Inc. to AdventurX.com, Inc., and later to Nettron.com, Inc.

In 2000, and in connection with Cupid’s Web, we signed an agreement in principle to acquire all of the outstanding capital stock of a group of companies operating a worldwide dating service franchise, as well as a collection of dating magazines and websites.

On January 1, 2001, in order to fully focus on our interactive dating and marketing services, we disposed of all of the outstanding capital stock of Arizona Outback Adventures LLC and Bikestar Rentals Inc.

On February 18, 2002, due to general weakness in the equity markets, we terminated the agreement in principle to acquire the dating service franchise and related businesses originally entered into in 2000. On March 24, 2004, Nettron Media Group Inc.’s board of directors resolved to formally cease the operations, allowing the corporation’s status to lapse, after which the corporation began to explore business opportunities that might allow it to restart commercial operations.

By certificate of amendment dated April 15, 2005, we changed our name from Nettron.com, Inc. to Valcent Products Inc., and on May 3, 2005 we delisted from the TSX Venture Exchange, maintaining only our OTC Bulletin Board listing and changing our symbol to “VCTPF”.

On August 5, 2005 we completed a licensing agreement with MK Enterprises LLC for the exclusive worldwide marketing rights to certain MK Enterprise potential products and a right of first offer on future potential products.

On October 19, 2005 we incorporated Valcent USA, Inc., as a wholly-owned subsidiary under the laws of the State of Nevada. In turn, Valcent USA, Inc. incorporated Valcent Management, LLC, a wholly-owned limited liability company under the laws of the State of Nevada, to serve as the general partner in Valcent Manufacturing Ltd., a limited partnership also formed by Valcent USA, Inc., under the laws of the state of Texas, wherein Valcent USA, Inc. serves as limited partner, in order to conduct operations in Texas and oversee our projects in Mexico and Arizona related to the manufacturing and assembly of our potential consumer retail products.

We are, at present, a development stage company primarily focused on the refinement and manufacture of three lines of unrelated potential consumer retail products, one of which we anticipate to begin marketing and distributing prior to the conclusion of our current fiscal year, and a further two consumer retail products prior to the conclusion of the subsequent fiscal year. Additionally, we are developing technology for a High Density Vertical Bio-Reactor, a proprietary high density vertical growing system for the mass production of oil bearing algae that can be used in conversion processes for sources of fuel which we believe will become a commercial product of our Company.

From inception, we have generated minimal revenues and experienced negative cash flows from operating activities and our history of losses has resulted in our continued dependence on external financing. Any inability to achieve or sustain profitability or otherwise secure additional external financing, will negatively impact our financial condition and raises substantial doubts as to our ability to continue as a going concern.

Our principal executive offices are located at 789 West Pender Street, Suite 1010, Vancouver, BC, Canada V6C 1H2, telephone (604) 606-7979.

THE OFFERING

Common shares being offered by the selling shareholders	Up to 11,483,888 shares (1)

Maximum number of common shares to be outstanding after this offering	30,376,851 shares (2)

Use of proceeds	We will receive no proceeds from the resale of our common stock in this offering. We may, however, receive proceeds upon the exercise of some or all of the warrants. If the warrants are exercised in full, we would receive USD$2,655,048 in proceeds. However, we may never actually receive these proceeds because (i) the warrants carry a “net cashless” exercise feature allowing the holders thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, and (ii) the exercise price of some or all of the warrants may at any given time be above the current market price of our common stock, and therefore the warrants may never be exercised, or, if they are exercised, but not for some time, it would not be until then that we receive any such proceeds. We will use the proceeds from any exercise of the warrants for general working capital purposes consistent with our business strategy

Risk factors	Risk factors See “Risk Factors” beginning on page 8 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

OTC Bulletin Board Symbol	VCTPF

(1)
Under this prospectus the selling shareholders are offering a total of up to 1,594,091 shares of our common stock, up to an additional 4,341,327 shares of our common stock issuable upon conversion of the principal amount of certain promissory notes, carrying interest at a rate of 8% per annum, held by our selling shareholders, together with up to 1,039,073 shares representing accrued interest and penalties which shares may be issued upon conversion of any accrued interest and penalties should we elect to pay any such interest and penalties in the form of registered, freely-trading common shares, rather than in cash, which determination to do so is entirely at our option in accordance with the terms of such convertible promissory notes, 1,648,875 shares of our common stock issuable upon exercise of our Class A warrants, 1,648,875 shares of our common stock issuable upon exercise of our Class B warrants, 109,600 shares of our common stock issuable upon exercise of our Class C warrants, 245,320 shares of our common stock issuable upon exercise of our Class A finder’s warrants, and 408,867 shares of our common stock issuable upon exercise of our Class B finder’s warrants, and 447,800 common shares already converted from principal and interest relating to the convertible promissory notes of some of the convertible note holders. On January 21, 2007, there were 21,175,118 shares of our common stock issued and outstanding. Upon the exercise of the convertible promissory notes, including interest and penalties, warrants, and common shares already converted by selling shareholders that remain unsold described above, the number of shares offered by this prospectus represents 54.2% of our total common stock outstanding as of January 21, 2007.

(2)
All of the shares covered by this prospectus are being registered to permit the selling shareholders and any of their respective successors-in-interest to offer the respective shares for resale from time to time. The selling shareholders are not required to sell their shares, and any sales of our common stock by the selling shareholders are entirely at their own discretion.

SUMMARY FINANCIAL DATA

The following table summarizes our historical financial data, prepared in accordance with Canadian GAAP, for the periods presented. You should read the following information in conjunction with the information under “Selected Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Risk Factors” and our audited financial statements and the notes to those financial statements appearing elsewhere in this prospectus. The summary financial data for each of the three years ended March 31, 2006, 2005 and 2004 are derived from our audited financial statements included in this prospectus. The summary financial data for each of the six months ended September 30, 2006 and 2005 are derived from our interim unaudited financial statements included in this prospectus.

	For the Years Ended March 31,			For the Six Months Ended September 30,*
	2006	2005	2004	2006	2005
Statement of Operations and Deficit

Loss from operations	$3,710,644	$46,922	$25,885	$3,361,236	827,565
Other income expenses	$23,955	$(1,228)	$(2,238)0	$(51,129)	(22,953)

Net loss	$3,734,599	$45,694	23,647	$3,310,107	804,612

Net loss (income) per share:
Basic and diluted	$0.354	$0.007	$0.004	$0.189	.125

Weighted average shares Outstanding	10,548,042	6,435,374	6,435,374	17,498,869	6,441,028

Balance Sheets

Total Assets	$1,392,801	$936	$2,059	$2,871,702	2,028,815

Total Liabilities	$1,833,900	$238,886	$194,315	$3,536,692	1,551,526

Shareholders’ equity	$(441,099)	$(237,950)	$(192,256)	$(664,990)	477,289

*
Our unaudited interim financial statements for the six months ended September 30, 2006 and 2005 have been prepared by management in accordance with Canadian GAAP, and have not been reviewed by our independent auditors.

RISK FACTORS

Our business entails a significant degree of risk, and an investment in our securities should be considered highly speculative. An investment in our securities should only be undertaken by persons who can afford the loss of their entire investment. The following is a general description of material risks, which may adversely affect our business, our financial condition, including liquidity and profitability, and our results of operations, ultimately affecting the value of an investment in shares of our common stock.

GENERAL BUSINESS RISKS

We are a development stage company and based on our historical operating losses and negative cash flows from operating activities there is uncertainty as to our ability to continue as a going concern.

We have a history of operating losses and negative cash flows from operating activities, resulting in our continued dependence on external financing arrangements. In the event that we are unable to achieve or sustain profitability or are otherwise unable to secure additional external financing, we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern. Any such inability to continue as a going concern may result in our security holders losing their entire investment. Our financial statements, which have been prepared in accordance with Canadian GAAP, contemplate that we will continue as a going concern and do not contain any adjustments that might result if we were unable to continue as a going concern. Changes in our operating plans, our existing and anticipated working capital needs, the acceleration or modification of our expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions or other events will all affect our ability to continue as a going concern. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview”.

From inception, we have historically generated minimal revenues while sustaining substantial operating losses and we anticipate incurring continued operating losses and negative cash flows in the foreseeable future resulting in uncertainty of future profitability and limitation on our operations.

From inception, we have generated minimal revenues and experienced negative cash flows from operating losses. We anticipate continuing to incur such operating losses and negative cash flows in the foreseeable future, and to accumulate increasing deficits as we increase our expenditures for (i) technology, (ii) infrastructure, (iii) research and development, (iv) sales and marketing, (v) interest charges and expenses related to previous equity and debt financings, and (v) general business enhancements. Any increases in our operating expenses will require us to achieve significant revenue before we can attain profitability. In the event that we are unable to achieve profitability or raise sufficient funding to cover our losses, we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

Our accumulated deficit makes it more difficult to borrow funds.

As of the quarter ended September 30, 2006, and as a result of historical operating losses from prior operations we had a deficit of $3,237,370 and a deficit of $7,044,706 from losses accumulated during our development stage, our total accumulated deficit was $10,282,076. Lenders generally regard an accumulated deficit as a negative factor in assessing creditworthiness, and for this reason, the extent of our accumulated deficit coupled with our historical operating losses will negatively impact our ability to borrow funds if and when required. Any inability to borrow funds, or a reduction in favorability of terms upon which we are able to borrow funds, including the amount available to us, the applicable interest rate and the collateralization required, may affect our ability to meet our obligations as they come due, and adversely affect on our business, financial condition, and results of operations, raising substantial doubts as to our ability to continue as a going concern. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview”.

Our having recently undergone a change in business direction and significant restructuring coupled with our limited experience as a publicly traded company with substantial operations in several different industries, may increase our expenses and place significant demands on our management.

From inception we have undergone several changes in business direction and consequently have previously had only limited operations. As a result of our most recent change in business direction, significant restructuring and our limited experience as a publicly traded company with substantial operations in several different industries, responding to our regulatory and reporting obligations could increase our general, administrative, legal and auditing costs and place substantial time demands on our management. We anticipate that, due to the increased complexity of our corporate structure and our simultaneous pursuit of various product lines in different industries, our regulatory and reporting obligations will require further expenditures to train additional personnel and retain appropriate legal and accounting professional services. In the event that these expenditures precede or are not subsequently followed by revenues or that we are unable to raise sufficient funding to cover any increase in our expenses, we may not be able to meet our obligations as they come due, and our business, financial condition, and results of operations may be negatively affected, raising substantial doubts as to our ability to continue as a going concern.

RISKS ASSOCIATED WITH OUR BUSINESSES AND INDUSTRIES

We face serious competition in our business segments from new market entrants as well as a number of established companies with greater resources and existing customer bases.

The markets for our potential products rapidly evolve and are intensely competitive as new consumer retail products are regularly introduced. Competition in our market segments is based primarily upon:

•	brand name recognition;

•	availability of financial resources;

•	the quality of products;

•	reviews received for products from independent reviewers who publish in magazines, websites, newspapers and other industry publications;

•	availability of access to retail shelf space and distribution networks;

•	advertising and promotion;

•	the price of each product; and

•	the number of products then available.

We face competition from other consumer retail manufacturers, all of whom generally sell through the same combination of channels as we intend to, including retail, wholesale, direct-response and online marketing sales.

To remain competitive in our market segments we rely heavily upon what we believe to be our superior potential product quality, marketing and sales abilities, proprietary technology, product development capabilities and our management’s experience. However, we may not be able to effectively compete in these intensely competitive markets, as some of our competitors have longer operating histories, larger customer bases and greater financial, marketing, service, support, technical and other resources, affording them the ability to undertake more extensive marketing campaigns and adopt more aggressive pricing policies, than we can. Moreover, we believe that competition from new entrants will increase as the market for each of our potential products expands. If our potential product lines are not successful, our business, financial condition and results of operations will be negatively affected. See “Business—Competition”.

Our intellectual property may not be adequately protected from unauthorized use by others, which could increase our litigation costs and adversely affect our sales.

Our intellectual properties are the most important assets that we possess in our ability to generate revenues and profits and we will rely very significantly on these intellectual property assets in being able to effectively compete in our markets. However, our intellectual property rights may not provide meaningful protection from unauthorized use by others, which could result in an increase in competing products and a reduction in our own sales. Moreover, if we must pursue litigation in the future to enforce or otherwise protect our intellectual property rights, or to determine the validity and scope of the proprietary rights of others, we may not prevail and will likely have to make substantial expenditures and divert valuable resources in any case. We may not have adequate remedies if our proprietary content is appropriated. See “Business—Intellectual Property”.

If our potential products infringe upon proprietary rights of others, lawsuits may be brought requiring us to pay large legal expenses and judgments and redesign or discontinue selling one or more of our potential products.

We are not aware of any circumstances under which our potential products infringe upon any valid existing proprietary rights of third parties. Infringement claims, however, could arise at any time, whether or not meritorious, and could result in costly litigation or require us to enter into royalty or licensing agreements. If we are found to have infringed the proprietary rights of others, we could be required to pay damages, redesign our potential products or discontinue their sale. Any of these outcomes, individually or collectively, would negatively affect on our business, financial condition and results of operations. See “Business—Intellectual Property”.

Should our Nova Skin Care System be classified as a medical device and should we fail to obtain and maintain the necessary United States Food and Drug Administration clearances our business will be adversely affected.

Because it is not intended to treat or cure any ailment, we do not believe that our Nova Skin Care System is a medical device as defined by section 201(h) of the United States Federal Food, Drug and Cosmetic Act. However, it may nevertheless be classified as such and subject to regulation by the Food and Drug Administration or other federal, state and local authorities. Generally, these regulations relate to the manufacture, labeling, sale, promotion, distribution, import, export and shipping of products that are deemed medical devices. In the United States, before a new medical device may be marketed the manufacturer must first receive, unless there exists an applicable exemption, either clearance under section 510(k) of the Federal Food, Drug and Cosmetic Act or pre-market approval from the Food and Drug Administration. The Food and Drug Administration’s 510(k) clearance process usually takes anywhere from three to twelve months, or longer, while the process of obtaining pre-market approval is much more costly and uncertain and generally takes from one to three years, or longer.

Medical devices may be marketed only for those indications for which they are approved or cleared. Should we be required to seek clearance or pre-market approval, the Food and Drug Administration may not approve or clear indications that are necessary or desirable for successful commercialization of our Nova Skin Care System. Indeed, the Food and Drug Administration may refuse requests for 510(k) clearance or pre-market approval altogether, or, if granted, clearances may be revoked if safety or effectiveness problems were to arise. If this were to occur, our business, financial condition and results of operations will be negatively affected. See “Business—Regulation”.

If we are unable to successfully break into new markets, implement our growth strategy or manage our business as it does grow, our future operating results could suffer.

As a development stage company we face several challenges in entering each of the consumer retail markets for our respective potential products, particularly consumers’ lack of awareness of our company and our potential product lines, competing for market share with established consumer retail product manufacturers and difficulties in competing for, hiring and retaining representative personnel in each of our respective potential markets. In addition, we face several challenges common to any new market entrant, including problems typically associated with unfamiliarity of local market conditions and market demographics. Each new market we enter may also have different competitive conditions, consumer tastes and discretionary spending patterns, which may require us to adjust our growth strategy or modify the way in which we manage our business. To the extent that we are unable to break into or meet the challenges associated with establishing ourselves in a new market, our future operating results could suffer and our financial condition and business may be negatively affected. See “Business—Marketing and Advertising”.

Changes in consumer preferences or discretionary spending may negatively affect our future operating results.

Within the businesses and industries in which we intend to operate—consumer retail products—revenues are largely generated by consumer preferences and discretionary spending. Our success as a potential manufacturer and retailer of consumer products will depend, in part, on the popularity of each of our potential product lines. Any shift in consumer sentiment away from our potential products or product lines could have a negative affect on our ability to achieve future profitability. Our success also depends on a number of factors affecting levels of consumer discretionary income and spending, including, the following, among other, social and economic conditions:

•	general business conditions;

•	interest rates;

•	inflation;

•	consumer debt levels;

•	the availability of consumer credit;

•	taxation;

•	fuel prices and electrical power rates;

•	unemployment trends;

•	natural disasters;

•	terrorist attacks and acts of war; and

•	other matters that influences consumer confidence and spending.

Consumer purchases of discretionary items, including our potential products and product lines, could decline during periods in which discretionary income is lower or actual or perceived unfavorable economic conditions exist. Should this occurs, and if we are unable to introduce new products and product lines that consumers find appealing, our business, financial condition and results of operations will be negatively affected. See “Business—Our Potential Markets”.

We may be subject to adverse publicity or claims by consumers arising out of use of our potential product lines.

We may be subject to complaints from or litigation by consumers, whether or not meritorious, relating to quality, health or operational aspects of our potential product lines. Such claims could arise at any time and, should they arise, we may not be successful in defending them. Any litigation, regardless of the outcome, would entail significant costs and use of management time, which could impair our ability to generate revenue and profit. For these reasons or, should we be found liable with regard to a claim arising out of any of our potential product lines, our business, financial condition, and results of operations would be negatively affected.

We face substantial competition in attracting and retaining qualified senior management and key personnel and may be unable to develop and grow our business if we cannot attract and retain senior management and key personnel as necessary, or if we were to lose our existing senior management and key personnel.

As a development stage company, our success, to a large extent, depends upon our ability to attract, hire and retain highly qualified and knowledgeable senior management and key personnel who possess the skills and experience necessary to satisfy our business and client service needs. Our ability to attract and retain such senior management and key personnel will depend on numerous factors, including our ability to offer salaries, benefits and professional growth opportunities that are comparable with and competitive to those offered by more established consumer retail product manufacturers. We may be required to invest significant time and resources in attracting and retaining, as necessary, additional senior management and key personnel, and many of the companies with which we will compete for any such individuals have greater financial and other resources which afford them the ability to undertake more extensive and aggressive hiring campaigns than we can. Furthermore, an important component to the overall compensation offered to our senior management and key personnel will be equity. If our stock prices do not appreciate over time, it may be difficult for us to attract and retain senior management and key personnel. Moreover, should we lose any members of our senior management or key personnel, we may be unable to prevent the unauthorized disclosure or use of our trade secrets, including our technical knowledge, practices, procedures or client lists by such individuals. The normal running of our operations may be interrupted, and our financial condition and results of operations negatively affected, as a result of any inability on our part to attract or retain the services of qualified and experienced senior management and key personnel, any member of our existing senior management or key personnel leaving and a suitable replacement not found, or should any of our former senior management or key personnel disclose our trade secrets. See “Business—Trade Secrets” and “Business—Employees”.

RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMMON STOCK

We have incurred and continue to face serious financial penalties for our continuing failure to meet our registration obligations under the terms of a recent series of related private offering transactions.

During the period of July 25, 2005 through August 5, 2005 we consummated a series of related private offering transactions with and among a syndicated group of institutional and other investors pursuant to which we agreed to issue, in the aggregate, USD$1,277,200 in 8% per annum convertible notes and three-year warrants to acquire (i) up to 1,702,924 shares of common stock at prices per share of between USD$0.40 and USD$0.50, and (ii) up to an additional 1,702,924 shares of common stock at prices per share of between USD$0.90 and USD$1.00. In conjunction with these private offering transactions we paid a finders’ fees of (i) USD$127,720 in cash, representing 10% of the gross proceeds realized, (ii) 425,735 shares of common stock, (iii) three-year warrants to purchase up to 255,440 shares of common stock at a price per share of USD$0.50, and (iv) three-year warrants to purchase up to 425,733 shares of common stock at a price per share of USD$0.75. As part of the financing transaction, we also granted certain registration rights to each of the investors and finders pursuant to which we became committed to registering all of the shares issued as part of such transactions, including 200% of those shares issuable upon conversion of the notes and all shares issuable upon exercise of the warrants, by filing a registration statement on Form F-1 covering such shares within sixty days of the closing date, or by September 27, 2005. Under the terms of the registration provisions, we had until January 25, 2006 to cause such registration statement to be declared effective by the SEC, with any delays in meeting this obligation subjecting us to liability in an amount, payable in cash, at a rate of 2% of the outstanding amount on the convertible notes per thirty day period for the duration of any such delay. These convertible notes are currently due and payable on demand.

As a consequence, among other reasons, of ongoing delays resulting from our having recently undergone a significant restructuring and change in business direction, and the unavailability of certain information necessary for preparing our filing we experienced delays in meeting our registration obligation under the terms of the series of related private offering transactions. As a result, on April 6, 2006, we reached a verbal agreement with the syndicated group of institutional and other investors, wherein we agreed to convert the accruing penalties associated with the July 25, 2005 through August 5, 2005 transactions, an aggregate of USD$82,200, into convertible penalty notes carrying terms similar to those notes issued in the original series of private offering transactions, and in addition to issue each investor one three-year penalty warrant for each USD$0.75 of penalties owed to purchase, in the aggregate, up to an additional 109,600 shares of common stock at a price per share of USD$0.75. As part of this verbal agreement we also granted certain additional registration rights to each of the investors pursuant to which we became committed to registering all of the shares issued as part of the July 25, 2005 through August 5, 2005 transactions as well as all of the shares issued in satisfaction of the accruing penalties within fourteen days of the April 6, 2006 agreement, or by April 20, 2006, and to cause such registration statement to be declared effective by the SEC by June 5, 2006. Furthermore, in accordance with the verbal agreement, any delays in meeting our obligation to file a registration statement by April 20, 2006 subject us to additional liability in the form of a reduction in the exercise price of the Class A and Class B warrants issued as part of the original series of related private offering transactions in an amount of USD$0.10 per week for the duration of any such delay.

On April 6, 2006, in order to retire certain short-term obligations and existing liabilities and to provide additional general corporate and working capital to pursue our business plan, we consummated a follow-on private offering transaction with and among a syndicated group of institutional investors, pursuant to which we issued, in the aggregate, USD$551,666 in 8% per annum convertible notes and three-year warrants to acquire (i) up to 735,544 shares of our common stock at a price per share of USD$0.40, and (ii) up to an additional 735,544 shares of our common stock at a price per share of USD$0.90. Subject to certain limitations, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) 70% of the average of the five lowest closing bid prices for our common stock for the ten trading days prior to conversion, or (ii) USD$0.55. The convertible notes carry a redemption feature which allows us to retire them, in whole or in part, for an amount equal to 130% of that portion of the face amount being redeemed, but only in the event that our common shares have a closing price of USD$1.50 per share for at least twenty consecutive trading days and there has otherwise been no default. The common stock purchase warrants carry a “net cashless” exercise feature allowing the holder thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, but rather solely in exchange for the cancellation of that number of common shares into which such warrants are exercisable. In conjunction with these private offering transactions we also paid a finders’ fees of (i) USD$55,166 in cash, representing 10% of the gross proceeds realized, (ii) 183,886 shares of common stock, (iii) three-year warrants to purchase up to 110,320 shares of common stock at a price per share of USD$0.50, and (iv) three-year warrants to purchase up to 183,867 shares of common stock at a price per share of USD$0.75.

Our registration statement on Form F-1 was originally filed with the SEC on April 27, 2006, which delay resulted in a reduction in the exercise price of the Class A and Class B warrants issued as part of the July 25, 2005 through August 5, 2005 transactions from USD$0.50 and USD$1.00 to USD$0.40 and USD$0.90, respectively. Moreover, as of the date of this prospectus, we are accruing penalties at a rate of 2% per thirty day period for having failed to have our registration statement declared effective by June 5, 2006 in addition to other penalties. We have accrued $178,550 in penalties related to the registration rights granted and have included in this registration statement up to 649,272 common shares in satisfaction of this amount, exclusive of those penalties previously converted into convertible penalty notes and warrants. Our management is hopeful that we will cause such registration statement to be declared effective in the near future, however, the penalties which we have accumulated to date, and any penalties which we may accumulate for future delays, will negatively affect our business, our financial condition and our results of operations, including a corresponding reduction in our net income and the likelihood of a net loss for the year.

When our registration statement on Form F-1 is declared effective by the SEC, up to 11,483,888 shares of our common stock will become eligible for immediate public sale which is likely to have an adverse affect on the market price of our common stock.

When our registration statement is declared effective by the SEC, 1,594,091 shares of our common stock will become eligible for immediate public sale and up to 9,889,797 shares of our common stock underlying convertible notes, including interest and penalties, and warrants, upon their conversion or exercise, will be eligible for immediate public sale. As a percentage of our total outstanding common stock as of the date of the prospectus, this represents 54.23%. If a significant number of shares are offered for sale simultaneously, which is likely to occur, it would have a depressive effect on the trading price of our common stock on the public market. Any such depressive effect may encourage short positions and short sales, which could place further downward pressure on the price of our common stock. Moreover, all of the shares sold in the offering will be freely transferable thereafter without restriction or further registration under the Securities Act (except for any shares purchased by our “affiliates”, as defined in Rule 144 of the Securities Act), which could place even further downward pressure on the price of our common stock. Furthermore, should a simultaneous sell-off occur, and due to the thinly-traded market for our common stock, shareholders may have difficulty selling shares of our common stock, at or above the price paid, at a fair market value or even at all. See “Principal and Selling Shareholders” and “Plan of Distribution”.

Unless an active trading market develops for our securities, you may not be able to sell your shares.

Although, we are a reporting company and our common shares are listed on the OTC Bulletin Board (owned and operated by the NASDAQ Stock Market, Inc.) under they symbol “VCTPF”, there is not currently an active trading market for our common stock and an active trading market may never develop or, if it does develop, may not be maintained. Failure to develop or maintain an active trading market will have a generally negative affect on the price of our common stock, and you may be unable to sell your common stock or any attempted sale of such common stock may have the affect of lowering the market price and therefore your investment could be a partial or complete loss. See “Market Information”.

Under certain circumstances, some of our outstanding common stock purchase warrants may be exercised without our receiving any cash.

We currently have outstanding warrants to purchase up to approximately 11,609,175 shares of our common stock, each of which are exercisable on a “net cashless” basis, which means they can be exercised, without payment of the stated exercise price, solely in exchange for cancellation of that number of common shares into which the warrants are exercisable. The number of shares for which any such warrant would be cancelled under a net cashless exercise would be the number of shares having a then current market value equal to the aggregate exercise price of the warrant, in whole or in part, based on its stated exercise price. In effect, a net cashless exercise of any such warrants would mean that, even though we would receive no cash, we would have to issue additional shares, thereby diluting, potentially significantly, our reportable earnings per share. Although the circumstances under which the net cashless exercise provision may be elected by the holders of our warrants are limited, any such exercise would have a negative affect, indirectly, on the market trading price our common stock. See “Description of Securities”.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded, its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including but not limited to:

•	the trading volume of our shares;

•	the number of securities analysts, market-makers and brokers following our common stock;

•	changes in, or failure to achieve, financial estimates by securities analysts;

•	new products introduced or announced by us or our competitors;

•	announcements of technological innovations by us or our competitors;

•	actual or anticipated variations in quarterly operating results;

•	conditions or trends in our business industries;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	sales of our common stock; and

•	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

You may have difficulty reselling shares of our common stock, either at or above the price you paid, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company’s securities. A securities class action suit against us could result in substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Bulletin Board and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to manipulation by market-makers, short-sellers and option traders.

Trading in our common stock on the OTC Bulletin Board may be limited thereby making it more difficult for you to resell any shares you may own.

Our common stock trades on the OTC Bulletin Board (owned and operated by the NASDAQ Stock Market, Inc.). The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a national exchange or on the NASDAQ National Market, you may have difficulty reselling any of the shares of our common stock that you may own. See “Market Information”.

Our common stock is subject to the “penny stock” regulations, which are likely to make it more difficult to sell.

Our common stock is considered a “penny stock,” which generally is a stock trading under $5.00 and not registered on a national securities exchange or quoted on the NASDAQ National Market. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. These rules generally have the result of reducing trading in such stocks, restricting the pool of potential investors for such stocks, and making it more difficult for investors to sell their shares once acquired. Prior to a transaction in a penny stock, a broker-dealer is required to:

•	deliver to a prospective investor a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market;

•	provide the prospective investor with current bid and ask quotations for the penny stock;

•	explain to the prospective investor the compensation of the broker-dealer and its salesperson in the transaction;

•	provide investors monthly account statements showing the market value of each penny stock held in the their account; and

•	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. Since our common stock is subject to the penny stock rules, investors in our common stock may find it more difficult to sell their shares.

As a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act to which domestic United States issuers are subject.

As a foreign private issuer we are not required to comply with all of the informational requirements of the Exchange Act. As a result, there may be less information concerning our company publicly available than if we were a domestic United States issuer. In addition, our officers, directors and principal shareholders are exempt from the reporting and short profit provisions of Section 16 of the Exchange Act and the rules promulgated thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell shares of our common stock. See “Additional Information”.

As we are a Canadian company with most of our assets and key personnel located outside of the United States, you may have difficulty in acquiring United States jurisdiction or enforcing a United States judgment against us, our key personnel or our assets.

We are a Canadian company organized under the Business Corporations Act (Alberta). Many of our assets and certain of our key personnel, including our directors and officers, reside outside of the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or any of our key personnel, or to enforce against us or any of our key personnel judgments obtained in United States’ courts, including judgments relating to United States federal securities laws. In addition, Canadian courts may not permit you to bring an original action in Canada or recognize or enforce judgments of United States’ courts obtained against us predicated upon the civil liability provisions of the federal securities laws of the United States or of any state thereof. Furthermore, because many of our assets are located in Canada, it would be extremely difficult to access those assets to satisfy any award entered against us in a United States court. Accordingly, you may have more difficulty in protecting your interests in the face of actions taken by our management, members of our board of directors or our controlling shareholders than you would otherwise as shareholder in a United States public company.

We do not intend to pay any common stock dividends in the foreseeable future.

We have never declared or paid a dividend on our common stock and, because we have very limited resources and a substantial accumulated deficit, we do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. Rather, we intend to retain earnings, if any, for the continued operation and expansion of our business. It is unlikely, therefore, that the holders of our common stock will have an opportunity to profit from anything other than potential appreciation in the value of our common shares held by them. If you require dividend income, you should not rely on an investment in our common stock. See “Dividend Policy”.

Future issuances of our common stock may depress our stock price and dilute your interest.

We may issue additional shares of our common stock in future financings or grant stock options to our employees, officers, directors and consultants under our stock incentive plan. Any such issuances could have the affect of depressing the market price of our common stock and, in any case, would dilute the percentage ownership interests in our company by our shareholders. In addition, we could issue serial preferred stock having rights, preferences and privileges senior to those of our common stock, including the right to receive dividends and/or preferences upon liquidation, dissolution or winding-up in excess of, or prior to, the rights of the holders of our common stock. This could depress the value of our common stock and could reduce or eliminate amounts that would otherwise have been available to pay dividends on our common stock (which are unlikely in any case) or to make distributions on liquidation. See “Share Capital”.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, press releases and certain information provided periodically in writing or orally by our officers or our agents contain statements which constitute forward-looking statements. The words “may”, “would”, “could”, “expect”, “estimate”, “anticipate”, “believe”, “intend”, “plan”, “goal”, and similar expressions and variations thereof are intended to specifically identify forward-looking statements. These statements appear in a number of places in this prospectus and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of us, our directors or our officers, with respect to, among other things: (i) our liquidity and capital resources, (ii) our financing opportunities and plans, (iii) our ability to attract customers to generate revenues, (iv) competition in our business segment, (v) market and other trends affecting our future financial condition or results of operations, (vi) our growth strategy and operating strategy, and (vii) the declaration and/or payment of dividends.

Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Factors that may cause such differences include, among others, those discussed in the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections. Except as required by law, we undertake no obligation to update any of the forward-looking statements in this prospectus after the date hereof.

MARKET INFORMATION

The following table sets forth certain information regarding the price history of our common shares, including (i) annual high and low market prices for each of the five most recent fiscal years, (ii) quarterly high and low market prices for each full quarter of the two most recent fiscal years, and (iii) monthly high and low market prices for each month of the six most recent months. The prices have been adjusted to reflect a one-for-three common share consolidation effective May 3, 2005.

At present and since May 3, 2005, our common shares are quoted solely on the United States OTC Bulletin Board, under the symbol “VCTPF” (formerly “NTTRF”). Effective May 3, 2005, we changed our name from Nettron.com, Inc. to Valcent Products Inc. and delisted our common shares from the TSX Venture Exchange, where we had been trading under the symbol “NTT.H”, maintaining only our listing only on the OTC Bulletin Board. Prior to our delisting from the TSX Venture Exchange we had been quoted thereon under the symbol “NTT.H” from August 18, 2003 though May 2, 2005, “NTT.T” from February 18, 2003 to August 17, 2003 and “NTT” prior to February 18, 2003.

Period	OTC Bulletin Board (USD)		TSX Venture Exchange (CND)
	High	Low	High	Low
Fiscal year ended March 31,
2002	$0.750	$0.033	$1.350	$0.060
2003	$0.300	$0.009	$1.170	$0.030
2004	$0.075	$0.0144	$0.090	$0.030
2005*	$0.600	$0.030	$0.555	$--
2006	$0.950	$0.250	$--	$--

Quarter ended
September 30, 2003	$0.075	$0.030	$0.060	$0.030
December 31, 2003	$0.075	$0.030	$0.090	$0.060
March 31, 2004	$0.060	$0.0144	$0.090	$0.090
June 30, 2004	$0.030	$0.030	$0.090	$0.075
September 30, 2004*	$0.033	$0.030	$--	$--
December 31, 2004*	$0.060	$0.033	$--	$--
March 31, 2005*	$0.600	$0.033	$--	$--
June 30, 2005	$0.650	$0.360	$--	$--
September 30, 2005	$0.570	$0.400	$--	$--
December 31, 2005	$0.750	$0.410	$--	$--
March 31, 2006	$0.600	$0.330	$--	$--
June 30, 2006	$0.950	$0.520	$--	$--
September 30, 2006	$0.750	$0.500	$--	$--
December 31, 2006	$0.700	$0.400	$--	$--

Month ended
February 28, 2006	$0.570	$0.450	$--	$--
March 31, 2006	$0.880	$0.520	$--	$--
April 30, 2006	$0.409	$0.303	$--	$--
May 31, 2006	$0.500	$0.410	$--	$--
June 30, 2006	$0.840	$0.700	$--	$--
July 31, 2006	$0.740	$0.520	$--	$--
August 31, 2006	$0.700	$0.500	$--	$--
September 30, 2006	$0.700	$0.500	$--	$--
October 31, 2006	$0.700	$0.400	$--	$--
November 30, 2006	$0.700	$0.470	$--	$--
December 31, 2006	$0.660	$0.450	$--	$--

*
Historical price information for shares of our common stock traded on the TSX Venture Exchange between September 2004 and May 2005 could not reasonably be obtained. We voluntarily delisted from then TSX Venture Exchange on May 3, 2005.

USE OF PROCEEDS

We will receive no proceeds from the resale of our common stock in this offering. We may, however, receive proceeds upon the exercise of some or all of the registrable warrants (the “Registration Warrants”) which are warrants thatare included in this registration statement and the company is committed to register as such. If the registration warrants are exercised in full, we would receive USD$2,655,048 in proceeds. However, we may never actually receive these proceeds because (i) the warrants carry a “net cashless” exercise feature allowing the holders thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, and (ii) the exercise price of some or all of the warrants may at any given time be above the current market price of our common stock, and therefore the warrants may never be exercised, or, if they are exercised, but not for some time, it would not be until then that we receive any such proceeds.

If all of the warrants are exercised, we would realize approximately USD$2,655,048 in net proceeds, and, although subject to adjustment, we intend to use the net proceeds from this offering as follows:

Product Development and marketing	$2,400,000
Other Working Capital Needs	$255,048
Total Net Proceeds	$2,655,048

The amounts that we actually expend on each of the items listed above will vary significantly depending on a number of factors, including our future results of operations. As a result, we retain broad discretion in the allocation of the net proceeds of this offering. Pending the use of any proceeds as discussed above, we intend to invest these funds in short-term, interest-bearing investment-grade obligations or accounts.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our common stock and we do not anticipate declaring or paying any cash dividends in the foreseeable future. The decision to declare any future cash dividends will depend upon our results of operations, financial condition, current and anticipated cash needs, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deem relevant. Payment of any future cash dividends will be at the discretion of our board of directors.

CAPITALIZATION

As of January 21, 2007, our authorized share capital consisted of an unlimited number of common shares, without par value, and an unlimited number of preferred shares, without par value, of which 21,175,118 common shares and no preferred shares have been issued. In addition, we also had approximately USD$1,416,000 of cash on hand.  As of February 28, 2006. the Company had 21,175,118 common shares outstanding.

During the period of July 25, 2005 through August 5, 2005, to finance the purchase of our product license and to provide working capital for our development, we consummated a series of related private offering transactions with and among a syndicated group of institutional and other investors pursuant to which we agreed to issue, in the aggregate, USD$1,277,200 in 8% per annum convertible notes and three-year warrants to acquire (i) up to 1,702,924 shares of common stock at prices per share of between USD$0.40 and USD$0.50, and (ii) up to an additional 1,702,924 shares of common stock at prices per share of between USD$0.90 and USD$1.00. Subject to certain limitations on amount, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) 70% of the average of the five lowest closing bid prices for the common stock for the ten trading days prior to conversion, or (ii) USD$0.55. The convertible notes carry a redemption feature which allows us to retire them, in whole or in part, for an amount equal to 130% of that portion of the face amount being redeemed, but only in the event that our common shares have a closing price of USD$1.50 per share for at least twenty consecutive trading days and there has otherwise been no default. The common stock purchase warrants carry a “net cashless” exercise feature allowing the holder thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, but rather solely in exchange for the cancellation of that number of common shares into which such warrants are exercisable. In conjunction with these private offering transactions we also paid finders’ fees of (i) USD$127,720 in cash, representing 10% of the gross proceeds realized, (ii) 425,735 shares of common stock, (iii) three-year warrants to purchase up to 255,440 shares of common stock at a price per share of USD$0.50, and (iv) three-year warrants to purchase up to 425,733 shares of common stock at a price per share of USD$0.75.

On April 6, 2006, in order to retire certain short-term obligations and existing liabilities and to provide additional general corporate and working capital to pursue our business plan, we consummated a follow-on private offering transaction with and among a syndicated group of institutional investors, pursuant to which we issued, in the aggregate, USD$551,666 in 8% per annum convertible notes and three-year warrants to acquire (i) up to 735,544 shares of our common stock at a price per share of USD$0.40, and (ii) up to an additional 735,544 shares of our common stock at a price per share of USD$0.90. Subject to certain limitations, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) 70% of the average of the five lowest closing bid prices for our common stock for the ten trading days prior to conversion, or (ii) USD$0.55. The convertible notes carry a redemption feature which allows us to retire them, in whole or in part, for an amount equal to 130% of that portion of the face amount being redeemed, but only in the event that our common shares have a closing price of USD$1.50 per share for at least twenty consecutive trading days and there has otherwise been no default. The common stock purchase warrants carry a “net cashless” exercise feature allowing the holder thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, but rather solely in exchange for the cancellation of that number of common shares into which such warrants are exercisable. In conjunction with these private offering transactions we also paid finders’ fees of (i) USD$55,166 in cash, representing 10% of the gross proceeds realized, (ii) 183,886 shares of common stock, (iii) three-year warrants to purchase up to 110,320 shares of common stock at a price per share of USD$0.50, and (iv) three-year warrants to purchase up to 183,867 shares of common stock at a price per share of USD$0.75.

On April 6, 2006 we reached a verbal agreement with the syndicated group of institutional and other investors, wherein we agreed to convert the accruing penalties associated with the July 25, 2005 through August 5, 2005 transactions, an aggregate of USD$82,200, into convertible penalty notes carrying terms similar to those notes issued in the original series of private offering transactions, and in addition to issue each investor one three-year penalty warrant for each USD$0.75 of penalties owed to purchase, in the aggregate, up to an additional 109,600 shares of common stock at a price per share of USD$0.75. As part of this verbal agreement we also granted certain additional registration rights to each of the investors pursuant to which we became committed to registering all of the shares issued as part of the July 25, 2005 through August 5, 2005 transactions as well as all of the shares issued in satisfaction of the accruing penalties within fourteen days of the closing date of the April 6, 2006 transaction, or by April 20, 2006, and to cause such registration statement to be declared effective by the SEC by June 5, 2006.

In accordance with both the terms of the registration provisions of the July 25, 2005 through August 5, 2005 transactions, as modified by the verbal agreement, and the April 6, 2006 transaction any delays in meeting our obligation to file a registration statement by April 20, 2006 subject us to liability in the form of a reduction in the exercise price of the Class A and Class B warrants issued as part of such transactions in an amount of USD$0.10 per week for the duration of any such delay.

On May 31, 2006, the Company issued 786,700 shares pursuant to the license agreement.  As of September 30, 2006, 7,601,325 common shares remained to be issued pursuant to the license agreement and are reflected in share subscriptions.

On May 15, 2006 through August 18, 2006, the Company completed a private placement of units whereby it issued a total of 1,534,165 units at USD$0.60 per unit whereby each unit consisted of one common share and one share purchase warrant to purchase an additional common share at USD$0.80.  Of the warrants issued, 833,332 expire on May 15, 2008 and 270,833 expire on June 7, 2008 and 430,000 expire on August 18, 2008.

The Company also paid consultants fees consisting of $65,843 plus 66,666 warrants to purchase that number of common shares at USD$0.80until May 15, 2008 and a further 21,666 warrants to purchase that number of common shares at USD$0.80 until June 7, 2008 and a further 24,800 warrants to purchase that number of common shares at USD$0.80 until August 18, 2008.

Between October 10, 2006 through November 6, 2006, $610,328 of the convertible notes were converted into 2,077,532 common shares.

As part of the above financing transactions, we granted certain registration rights to each of the investors and finders pursuant to which we committed to register all of the shares issued as part of such transactions, including those issuable upon conversion of the notes and exercise of the warrants, by filing a registration statement on Form F-1 covering such shares within sixty days of the closing date of the July 25, 2005 through August 5, 2005 transactions, and within fourteen days of the closing date of the April 6, 2006 transaction. Under the terms of the registration provisions of the July 25, 2005 through August 5, 2005 transactions, we had until January 25, 2006 to cause such registration statement to be declared effective by the SEC, and under the terms of the registration provisions of the April 6, 2006 transaction, we had until June 5, 2006. In accordance with the terms of the registration provisions of both transactions any delays in meeting our obligations subject us to liability in an amount, payable in cash, at a rate of 2% of the outstanding amount on the convertible notes per thirty day period for the duration of any such delay.

On April 6, 2006 we reached a verbal agreement with the syndicated group of institutional and other investors, wherein we agreed to convert the accruing penalties associated with the July 25, 2005 through August 5, 2005 transactions, an aggregate of USD$82,200, into convertible penalty notes carrying terms similar to those notes issued in the original series of private offering transactions, and in addition to issue each investor one three-year penalty warrant for each USD$0.75 of penalties owed to purchase, in the aggregate, up to an additional 109,600 shares of common stock at a price per share of USD$0.75. As part of this verbal agreement we also granted certain additional registration rights to each of the investors pursuant to which we committed to register all of the shares issued as part of the July 25, 2005 through August 5, 2005 transactions as well as all of the shares issued in satisfaction of the accruing penalties within fourteen days of the closing date of the April 6, 2006 transaction, or by April 20, 2006, and to cause such registration statement to be declared effective by the SEC by June 5, 2006.

In accordance with both the terms of the registration provisions of the July 25, 2005 through August 5, 2005 transactions, as modified by the verbal agreement, and the April 6, 2006 transaction any delays in meeting our obligation to file a registration statement by April 20, 2006 subject us to liability in the form of a reduction in the exercise price of the Class A and Class B warrants issued as part of such transactions in an amount of USD$0.10  for the duration of any such delay.

Our registration statement on Form F-1 was originally filed with the SEC on April 27, 2006, which delay resulted in a reduction in the exercise price of the Class A and Class B warrants issued as part of the July 25, 2005 through August 5, 2005 and April 6, 2006 transactions from USD$0.50 and USD$1.00 to USD$0.40 and USD$0.90, respectively. Moreover, as of the date of this prospectus we are accruing penalties at a rate of 2% per thirty day period for having failed to have our registration statement declared effective by June 5, 2006. We have accrued up to approximately USD$178,550 in penalties under the terms of the registration provisions of each of the July 25, 2005 through August 5, 2005 and April 6, 2006 transactions, exclusive of those penalties previously converted into convertible penalty notes and warrants with penalties accrued through April 6, 2007. The penalties which we have accumulated to date, and any penalties which we may accumulate for future delays, will negatively affect our business, our financial condition and our results of operations, leading to a corresponding reduction in our net income and the likelihood of a net loss for the year in which they are incurred. The delays in meeting our registration obligations are a consequence, among other reasons, of ongoing delays resulting from our having recently undergone a significant restructuring and change in business direction, and the unavailability of certain information necessary for preparing the filing. Our management is hopeful that we will cause our registration statement to be declared effective in the near future.

During the third quarter of 2006, the Company received subscriptions of USD$1,500,000 towards a private placement of 8% per annum convertible notes and three year warrants to acquire (i) up to 2,000,000 shares of our common stock at a price per share of $0.50 (USD), and (ii) up to an additional 2,000,000 shares of our common stock at a price per share of $1.00 (USD). Subject to certain limitations, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) seventy percent (70%) of the average of the five lowest closing bid prices for our common stock for the ten trading days prior to conversion, or (ii) $0.55 (USD). The convertible notes carry a redemption feature which allows us to retire them, in whole or in part, for an amount equal to 130% of that portion of the face amount being redeemed, but only in the event that our common shares have a closing price of $1.50 (USD) per share for at least twenty consecutive trading days and there has otherwise been no default. The common stock purchase warrants carry a “net cashless” exercise feature allowing the holder thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, but rather solely in exchange for the cancellation of that number of common shares into which such warrants are exercisable.

On January 12, 2007, pursuant to an Investor Relations Consulting Agreement with a third party for services provided to the Company, SmallCap Corporate Partners Inc. received a total of 160,000 shares of common stock at USD$0.45 per share.

On January 12, 2007, pursuant to a Public Relations Agreement with a third party for services provided to Valcent, Vorticom Inc. received a total of 25,000 shares of restricted common stock.

On January 12, 2007, the Board of Directors authorized a bonus of 100,000 restricted common shares to a retiring director of the Company.

On January 19, 2007, pursuant to a Consulting Services Agreement with a third party for services provided to the Company, PowerOne Capital Markets Limited received a total of 400,000 shares of common stock.

On January 29, 2007, the Company completed a private placement comprised of $2,000,000 convertible promissory notes with a group of non-US accredited investors. The convertible notes will mature on December 11, 2008 and carry interest at six percent (6%) per annum. The Notes are convertible into “Units” at the Note Holder’s discretion at a conversion price of US$0.50 per Unit. Each “Unit” consists of one Valcent common share and one purchase warrant to purchase an additional common share at US$0.70 per share until December 11, 2008. The Notes and any accrued interest are callable by the Company at any time after December 11, 2007 by providing thirty days written notice to the Note Holders. Interest on the Notes will be compounded annually and be cumulative until the earlier of either the date that the Company’s achieves pre-tax earnings or the end of the term. Pre-tax earnings are to be determined in accordance with Valcent’s quarterly and annual financial statements as filed with regulatory agencies and will be payable thirty days after filing with such regulatory agencies. At the discretion of the Note Holder, interest on the Notes is payable in either cash or Units at US$0.50 per Unit. The Company is obligated to file a resale registration statement on the underlying securities within four months of closing.

On February 12, 2007, the Company accepted conversion notices totaling $278,200 in convertible notes and related interest totaling $31,689 converting such amounts into 807,332 common shares.

As of the date of this prospectus, we have outstanding options to acquire up to 3,285,000 shares of our common stock issued pursuant to our 2006 Stock Option Plan that replaces and supersedes our two previous incentive stock option plans, consisting of:

(i)	a fully vested option to acquire up to 300,000 shares of our common stock at a price per share of USD$0.50 and expiring on February 21, 2011,

(ii)
a number of vested and unvested options to employees and consultants to acquire up to 750,000 shares of our common stock a price per share of USD$0.60, expiring on November 10, 2009 each of which are, contingent upon continued employment and subject to various vesting requirements in which 375,000 have vested and 375,000 of which are expected to vest over the next 12 month period,

(iii)	a fully vested option to an advertising company related to one of our directors acquire up to 75,000 shares of our common stock at a price per share of USD$1.00 and expiring on March 31, 2010,

(iv)	260,000 fully vested options to employees at USD$0.60 which expire June 30, 2010,

(v)	a fully vested option to an employee to acquire up to 250,000 shares of our common stock at a price of USD$0.80 per share which expire on April 9, 2010,

(vi)
An aggregate of 600,000 options at USD$0.55 which expire on December 13, 2011 were issued to two directors of the Company of which 200,000 options have vested with the remaining 400,000 options expected to vest during the next 12 month period, and

(vii)
a number of vested and unvested options to employees and consultants to acquire up to 1,050,000 shares of our common stock at a price per share of USD$0.55, expiring on December 13, 2011 each of which are, contingent upon continued employment and subject to various vesting requirements in which 700,000 have vested and 650,000 of which are expected to vest over the next 12 month period.

As of the date hereof, we have outstanding common stock purchase warrants to acquire up to an additional 11,609,175 shares of our common stock at prices per share ranging from USD$0.40 to USD$1.00. Each common stock purchase warrant is exercisable for a period of three years, expiring between July 25, 2008 and June 5, 2009. Included in this registration statement are 4,061,537 warrants, (the “Registration Warrants”), to purchase that same number of common shares and pursuant to which we became committed to registering all of the shares issuable upon exercise of such warrants. In accordance with the terms of the registration provisions, for the duration of any period during which we fail to timely file a registration statement, or cause such registration statement to be declared or remain effective, each of the outstanding warrants is exercisable on a “net cashless” basis, which means that they can be exercised without payment of the stated exercise price solely in exchange for cancellation of that number of common shares into which the warrant is exercisable. The number of shares for which any such warrant would be cancelled under a net cashless exercise would be the number of shares having a then current market value equal to the aggregate exercise price of the warrant, in whole or in part, based on its stated exercise price. In addition, in connection with finders fees payable, there are 135,000 warrants issued exercisable at USD$0.50 per unit, with each unit consisting of one common share and one share purchase warrant to purchase a further common share at USD$0.70 per share until December 11, 2008. Cashless provisions of exercise extend only to the warrant shares contained within the Units.

This prospectus relates to the resale of up to 11,483,888 shares of our common stock by certain persons who are either our shareholders, affiliates, holders of promissory notes convertible into shares of our common stock, holders of warrants to purchase shares of our common stock or any combination thereof. Upon completion of this offering if all warrants, and note related conversions are effected, we will have (i) 30,376,851 shares of common stock issued and outstanding, and (ii) options to acquire up to 3,3,285,000 shares of our common stock. We will not receive any proceeds from the sale of our shares by the selling shareholders or upon the conversion of any promissory notes, including interest and penalties, held by our shareholders. If the Registration Warrants are exercised in full, we would receive proceeds of USD$2,655,048. However, we may never actually receive these proceeds because (i) the warrants carry a “net cashless” exercise feature allowing the holders thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, and (ii) the exercise price of some or all of the warrants may at any given time be above the current market price of our common stock, and therefore the warrants may never be exercised, or if they are exercised, but not for some time, it would not be until then that we receive any such proceeds.

DILUTION

As of September 30, 2006, the Company had a negative net tangible book value of approximately ($664,990), equivalent to approximately ($0.0361) per share based on our 18,412,586 shares of common stock then issued and outstanding. Net tangible book value per ordinary share represents the total amount of our tangible net assets reduced by the amount of our liabilities and divided by the number of our issued and outstanding common shares.

Because the number of shares issuable upon conversion of the promissory notes and exercise of the warrants held by our selling shareholders is in excess of the net tangible book value per share of our common stock, such conversion is not, nor would be, dilutive to our existing shareholders.

SELECTED FINANCIAL DATA

The following selected financial data has been derived from our audited financial statements and related notes for the preceding five years and has been prepared and presented in accordance with Canadian GAAP. Effective March 24, 2004, we disposed of our interest in Nettron Media Group, formerly our wholly-owned subsidiary. The comparative financial results of Nettron Media Group for the year ended March 31, 2004 have been segregated and presented as discontinued operations on the Statements of Operations and Deficit and Cash Flows in our audited financial statements. For comparative purposes the selected financial data for the years ended March 31, 2002, 2003, 2004, 2005 and 2006 is also presented as though it were prepared under United States GAAP. Our audited financial statements for the year ended March 31, 2006 have been prepared in accordance with Canadian GAAP, which, as set forth in Note 13, and except as otherwise noted therein, conform in all material respects with those of the United States and with the requirements of the SEC.

Valcent Products Inc.	March 31,	March 31,	March 31,	March 31,	March 31,
Selected Financial Data	2006	2005	2004	2003	2002
(Expressed in Canadian Dollars)	12 Months	12 Months	12 Months	12 Months	12 Months

Net Operating Revenues per
Canadian and U.S. GAAP	$0.00	$0.00	$0.00	$0.00	$0.00

Loss (Income) from operations	$3,734,599	$45,694	$25,885	$(81,637)	$123,144

Loss (Income) from operations
U.S. GAAP	$3,699,724	$45,694	$25,885	$(81,637)	$123,144

Loss (Income) from continued
operations per Canadian GAAP	$3,734,599	$45,694	$25,885	$(82,433)	$136,885

Loss (Income) from discontinued
operations per Canadian GAAP	$0.00	$0.00	$(2,238)	$0.00	$0.00

Net (Income) loss per Canadian
GAAP	$3,734,599	$45,694	$23,647	$(82,433)	$136,885

Loss from continued operations per
U.S. GAAP	$3,699,724	$45,694	$25,885	$(82,433)	$136,885

Loss from discontinued operations
per U.S. GAAP	$0.00	$0.00	$(2,238)	$0.00	$0.00

Net loss per U.S. GAAP	$3,699,724	$15,694	$23,647	$(82,433)	$136,885

Loss (Income) per share from
continued operations - basic,
Canadian GAAP	$0.354	$0.007	$0.01	$(0.01)	$0.02

Loss per share from discontinued
operations, Canadian GAAP	$0.00	$0.00	$(0.00)	$0.00	$0.00

Loss (Income) per share after
discontinued operations,
Canadian GAAP	$0.354	$0.007	$0.01	$(0.01)	$0.02

Loss (Income) per share from
continued operations, U.S. GAAP	$0.351	$0.007	$0.01	$(0.01)	$0.02

Valcent Products Inc.	March 31,	March 31,	March 31,	March 31,	March 31,
Selected Financial Data	2006	2005	2004	2003	2002
(Expressed in Canadian Dollars)	12 Months	12 Months	12 Months	12 Months	12 Months

Loss (Income) per share from
discontinued operations, U.S.
GAAP	$0.00	$0.00	$0.01	$0.00	$0.00

Loss (Income) per share after
discontinued operations, U.S.
GAAP	$0.351	$0.007	$0.01	$(0.01)	$0.02

Share capital per Canadian GAAP	$4,099,870	$2,999,420	$2,999,420	$2,999,420	$2,999,420

Share capital per U.S. GAAP	$4,391,371	$2,999,420	$2,999,420	$3,383,540	$3,383,540

Common shares issued	15,787,835	6,435,374	6,435,374	6,435,374	6,435,374

Weighted average shares
outstanding per Canadian GAAP	10,548,042	6,435,374	6,435,374	6,435,374	6,447,041

Weighted average shares
outstanding per U.S. GAAP	10,548,042	6,435,374	6,435,374	6,435,374	6,447,041

Total Assets per Canadian GAAP	$1,392,801	$936	$2,059	$18,866	$24,527

Total Assets per U.S. GAAP	$1,392,801	$936	$2,059	$18,866	$24,527

Net assets (liabilities) per Canadian
GAAP	$(441,099)	$(237,950)	$192,256	$(168,609)	$(251,042)

Net assets (liabilities) per U.S.
GAAP	$(590,697)	$(237,950)	$192,256	$(168,609)	$(251,042)

Convertible debentures (current
and long term portions) per U.S.
GAAP )	$0.00	$0.00	$0.00	$0.00	$0.00

Cash Dividends Declared per
common shares, Canadian and
U.S. GAAP	$0.00	$0.00	$0.00	$0.00	$0.00

Exchange Rates (CND to USD)
Period Average	$0.7667	$0.7824	$0.7393	$0.6797	$0.6388

Exchange Rates (CND to USD)		Period		Period
for six most recent months		High		Low
July 2006		$0.9048		$0.8727
August 2006		$0.9058		$0.8793
September 2006		$0.9062		$0.8858
October 2006		$0.8972		$0.8760
November 2006		$0.8884		$0.8699
December 2006		$0.8787		$0.8569
Exchange Rate (CND to USD) [1]	$		$
December 29, 2006		$0.8621		0.8569

1 Source: Bank of Canada, 234 Wellington Street, Ottawa, Ontario, Canada; available at http://www.bankofcanada.ca/en/rates/can_us_lookup.html

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition, results of operations and liquidity should be read in conjunction with our “Selected Financial Data”, audited financial statements for the years ended March 31, 2004, 2005 and 2006, unaudited interim consolidated financial statements for the six months ended September 30, 2006 and the related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our outlook, our expectations regarding the future performance of our business and any non-historical statement contained herein are forward-looking statements. See “Cautionary Notice Regarding Forward-Looking Statements”. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth in the following discussion and in the “Risk Factors” and “Business” sections included elsewhere in this prospectus.

We are a development stage company primarily focusing on the refinement and manufacture of three lines of unrelated potential consumer retail products, one of which we anticipate to begin marketing and distributing prior to the conclusion of the current fiscal year, and the second and third prior to the conclusion of the subsequent fiscal year. Since our organization in 1996, we have commenced and ceased operations in connection with a series of now abandoned businesses, the last of which was a web-based interactive dating service conducted through a wholly-owned subsidiary, Nettron Media Group Inc., which we operated from May 8, 1999 through March 24, 2004, when that business was discontinued and abandoned, and from which we generated no revenues. As reflected in Note 3 to our audited financial statements for the year ended March 31, 2005 included elsewhere in this prospectus, we did realize a gain on the disposal of these discontinued operations in the amount of $2,238.

During the period from March 24, 2004 through the year ended March 31, 2005, we had no meaningful operations and did not carry on any active business, focusing instead exclusively on identifying and evaluating the merits of potential business and acquisition opportunities and securing appropriate financing for their execution.

On April 15, 2005 we changed our name to Valcent Products Inc. to reflect a newly adopted business plan. Effective May 3, 2005, and in order to render our capital structure more amenable to contemplated financing, we effected a consolidation of our common shares on a one-for-three-basis. Unless otherwise noted, all references to the number of common shares in this prospectus are stated on a post-consolidation basis.

OVERVIEW

On July 29, 2005, we entered into a series of related definitive agreements with MK Enterprises LLC (“MK”), an entity controlled by Malcolm Glen Kertz, our current Chief Executive Officer, acting President, Chairman and a member of our board of directors, including:

(i)
a master license agreement for a term continuing so long as royalty payments continue to be made as required for the exclusive worldwide marketing and distribution rights to three unrelated and proprietary potential consumer retail products, and one potential commercial product, that had previously been developed (the “MK Master License”), certain of which are patent pending by MK, including the Nova Skin Care System, the Dust WolfTM, the Tomorrow GardenTM Kit, and the High Density Vertical Bio Reactor technology (collectively, and together with any improvements thereon, the “Initial Products”) each of which are described in fuller detail elsewhere in this prospectus. See “Business—Potential Products” and “Business—Intellectual Property”;

(ii)
the MK Master License also includes a license for a term continuing so long as royalty payments continue to be made as required for the exclusive worldwide marketing and distribution rights to any ancillary products developed and sold for use by consumers in connection with the Initial Products (the “Initial Ancillaries”);

(iii)
a product development agreement pursuant to which we were granted a right for an initial period of five years to acquire a license for a term continuing so long as royalty payments continue to be made as required for the exclusive worldwide marketing and distribution rights to any new products developed by MK (any such products, collectively, the “Additional Products”, and, the agreement itself, the “MK Product Development Agreement”);

(iv)
the MK Product Development Agreement also includes a license for a term continuing so long as royalty payments continue to be made as required for the exclusive worldwide marketing and distribution rights to any ancillary products developed and sold for use by consumers in connection with the Additional Products (the “Additional Ancillaries”); and

(v)
a related services agreement pursuant to which MK shall provide consulting support in connection with the Initial Products, the Initial Ancillaries, the Additional Products and the Additional Ancillaries (the “MK Consulting Agreement”), in exchange for the following:

•	20,000,000 shares of our common stock;

•	a one-time USD$125,000 license fee;

•	reimbursement for USD$125,000 in development costs associated with each of the Initial Products since March 17, 2005;

•	consulting fees of USD$156,000 per year, payable monthly in advance; and

•	the greater of the following, payable annually beginning at the end of the second license year:

(i) USD$400,000; or

(ii)  the aggregate of the following:

•
subject to a minimum amount of USD$37,500 per Initial Product at the end of the second year of the MK Master License, and USD$50,000 each year thereafter, continuing royalties payable quarterly at a rate of:

: USD$10.00 per Nova Skin Care System unit sold;

: USD$2.00 per Dust WolfTM unit sold;

: 4.5% of annual net sales of the Tomorrow GardenTM Kit and proceeds realized;

: 4.5% of annual net proceeds realized from the High Density Vertical Bio-Reactor technology; and

: 3% of annual net sales of Initial Ancillaries.

•	a one-time USD$50,000 license fee for each Additional Product licensed (except for one pre-identified product); and

•
subject to a minimum amount of USD$50,000 per year commencing with the second year of each corresponding license, continuing royalties of 4.5% of annual net sales and 3% on annual net sales of any Additional Ancillaries.

To finance our obligations under the MK Agreements, and to provide working capital to pursue our business plan, during the period of July 25, 2005 through August 5, 2005, we consummated a series of related private offering transactions with and among a syndicated group of institutional and other investors pursuant to which we issued, in the aggregate, USD$1,277,200 in 8% per annum convertible notes and three-year warrants to acquire (i) up to an aggregate of 1,702,924 shares of common stock at prices per share of between USD$0.40 and USD$0.50, and (ii) up to an additional 1,702,924 shares of common stock at prices per share of between USD$0.90 and USD$1.00.

PLAN OF OPERATIONS

From inception we have generated minimal revenues from our business operations and have traditionally met our ongoing obligations by raising capital through external sources of financing.

At present, we do not believe that our current financial resources are sufficient to meet our working capital needs in the near term or over the next twelve months and, accordingly, we will need to secure additional external financing to continue our operations. We anticipate raising additional capital though further private equity or debt financings and shareholder loans. If we are unable to secure such additional external financing, we may not be able to meet our obligations as they come due or to fully implement our intended plan of operations, as set forth below, raising substantial doubts as to our ability to continue as a going concern.

Our plan of operations over the course of the next twelve months is to focus primarily on the continued development, marketing and distribution of each of our lines of potential consumer retail products. In connection therewith and for each of our potential product lines:

•
Jack Potts, our Vice President, Sales and Marketing - Consumer Products Division, Valcent Manufacturing Ltd., is responsible for formulating, managing and overseeing all aspects our marketing strategies, including our retail, infomercial and cable television shopping network strategies and sales. He is also be responsible for working with our advertising agencies in facilitating our entry and sustainability in the direct-response, online and consumer retail marketing segments; and

•
Forrest Ely, our Chief Operating Officer (effective January 1, 2007), Valcent Manufacturing Ltd., under the direction of M. Glen Kertz, our acting President and Chief Executive Officer, is responsible for overseeing all aspects of our manufacturing, production and product fulfillment activities. He will also retain responsibilities relating to the design and engineering and overall product development, including the procurement of certain materials and components necessary for manufacture and assembly of our existing potential products.

More specifically, our plan of operations with respect to each of our lines of potential consumer retail products includes:

Nova Skin Care System

Our Nova Skin Care System is presently in the production ramp-up phase. We finalized an agreement with Solid Integrations, LLC, located in the city of Ciudad Juarez, Chihuahua, Mexico, for the manufacture and assembly of our Nova Skin Care System. All of the raw material components, tooling and fixtures, as well as the packaging and the associated creams and lotions that will be included with the Nova Skin Care System have been procured. We have retained Arizona Natural Resources, Inc., a private label and contract cosmetic manufacturing firm, located in Phoenix, Arizona, to formulate and manufacture the creams and lotions which will be included with our Nova Skin Care System, and all of the finished creams and lotions have been shipped to our warehouse and distribution center in El Paso, Texas, and will be exported to Solid Integrations, LLC in Chihuahua, Mexico, for final assembly and packaging. We have received our initial raw material component shipments and have exported such components to Solid Integrations, LLC in preparation for our Nova Skin Care System production pilot. Our initial production pilot commenced on June 12, 2006, and we anticipate the initial production run of approximately 20,000 units to be completed during the first calendar quarter of 2007.

We are in the final edit stage of production on an infomercial revenue driver which aired in late December 2006 and will be modified for commercial use during the first calendar quarter of 2007. In January 2007, we announced that we completed testing for an informercial for the Nova Skin Care System, and further announced that the results of testing indicated positive reaction to the Nova Skin Care System. We have engaged Hawthorne Direct, Inc., a full service direct response television advertising agency, for this purpose. We have entered into a contract with InPulse Response Group of Scottsdale, Arizona to provide telemarketing services related to the Nova infomercial. We have also engaged Wells Fargo Bank, N.A. to provide merchant processing services for credit card transactions. We have also entered into an agreement with Accretive Commerce of Huntersville, North Carolina to provide order entry, data processing, customer service, and product fulfillment services.

Based on the consumer dictated sales response from such activities, factory production will be modified to meet such any demand, and to regulate our “on-hand” inventory threshold, which is presently set at 20,000 units. We anticipate that the revenue derived from our infomercial presence will represent our first revenue from operations.

We are also in the beginning stages of developing contacts with and introducing our Nova Skin Care System line of products to several cable television shopping networks in the United States. We hope to negotiate a sales package with one such shopping network and to begin showcasing our Nova Skin Care System line of products thereon sometime within the next three to six months. Based on the consumer dictated sales response from such activities, factory production will be modified to meet such any demand, and to regulate our “on-hand” inventory threshold.

Dust WolfTM

Our Dust WolfTM is presently undergoing final internal engineering reviews and revisions. Major design changes have delayed the anticipated production commencement until the second calendar quarter of 2007. We anticipate a final fully-functioning production-level unit to be ready for review and final approval for internal management on or before the end of the first calendar quarter in 2007.

Once the Dust WolfTM has been approved, operating under a six-to-eight week lead time, we will begin to procure or order all of the raw material components, tooling and peripherals necessary for production ramp-up. We have finalizedfinalized an agreement with Solid Integrations, LLC for the manufacture and assembly of the Dust WolfTM, and for our initial production pilot to commence on or before June 30, 2006, with the initial estimated production run of approximately 50,000 units to be completed within an eight-to-ten week timeframe thereafter.

We also plan to produce an infomercial revenue driver for our Dust WolfTM which we anticipate will air sometime in the second fiscal quarter of 2007.

Tomorrow GardenTM

Our Tomorrow GardenTM Kit is an indoor herb garden kit, designed to offer, direct to the consumer, an easy to use kit featuring herbs and plants not otherwise readily available in the marketplace. M. Glen Kertz, our acting President, has conducted twelve (12) years of research in the development, processes and techniques underlying the technology in the Tomorrow GardenTM and based on his research believes that the Tomorrow GardenTM Kit offers an improved plant lifespan of three to six months, as opposed to the traditional shelf life of approximately seven to ten days for fresh herbs, and requires only ambient light, with no watering or other maintenance, to survive. Our Tomorrow GardenTM Kit will be capable of supplying all of the standard herbs traditionally offered in grocery shops today, such as basil, mint, thyme, rosemary, parsley and cilantro, but may, in addition, supply more exotic herbs, such as lemon basil, lime basil, grapefruit mint and chocolate mint. Our Tomorrow GardenTM Kit is currently in the early conceptual, design and development phase. On October 2, 2006, the Company acquired approximately six acres of land at 401 West Vinton, Anthony TX 79821 for approximately USD$240,000 to facilitate its development activities relating to the Company’s High Density Vertical Bio Reactor, and Tomorrow GardenTM projects.

Our plan of operations with respect to our potential commercial product currently in research and development stages includes:

High Density Vertical Bio-Reactor

We are in the preliminary stages of developing technology for a High Density Vertical Bio-Reactor. The objective of this technology is to produce a renewable source of bio-diesel by utilizing the waste gas of carbon dioxide capable of growing micro-algae. Our High Density Vertical Bio Reactor is configured in a manner intended to promote the rapid growth of various forms of micro-algae which is later processed to remove volatile oils suitable for the production of bio-diesel. The design of our technology allows the reactors to be stacked on a smaller foot print of land than traditional growing methods require. We believe a secondary potential markets for this technology include industrial, commercial and manufacturing businesses that produce carbon dioxide emissions. We hope to launch this technology by December 2007, however, this date may be delayed for several reasons, including but not limited to delays in the successful or economically viable development of the technology.

On October 2, 2006, we entered into a a letter agreement with Pagic LP, West Peak Ventures of Canada Limited (“West Peak”) and Global Green Solutions Inc. (“GGS”) whereby GGS will fund the next phase of the development of our High Density Vertical Bio-Reactor technology loaning Valcent up to US$3,000,000 (“GGS Agreement”). Pursuant to the Agreement, Valcent and GGS will establish a commercial venture, named “Vertigo,” in which GGS will provide up to $3,000,000 in capital to continue the research and development of the Bio-Reactor technology, construct a working prototype of the Bio Mass System and develop the technology for commercial uses. We are obligated to provide product support, research and development personnel and the non-exclusive use of our warehouse and lands near El Paso, Texas, as is necessary. We expect that up to four of our employees will be actively involved in the development of the Bio-Reactor technology. Pursuant to the GGS Agreement, GGS will reimburse us for any capital expenditures we make in furtherance of developing the technology up to US$3,000,000 in return for an exclusive worldwide license. GGS is responsible for developing and marketing the High Density Vertical Bio-Reactor technology.

When GGS completes the funding, GGS will have earned a 70% joint venture interest after the Company repays the US$3,000,000 in development expenditures, leaving the Company with a 30% carried joint venture interest from future exploitation of the technology, with both parties subject to an aggregate 4.5% royalty interest on gross revenues to Pagic LP and West Peak. Until such time as the Company has fully repaid the US$3,000,000 in capital development expenditures to GGS, GGS will own an 80% joint venture interest, leaving the Company with a 20% carried joint venture interest from future exploitation of the technology with both parties subject to an aggregate 0.9% royalty interest on gross revenues to Pagic LP and West Peak. The GGS Agreement provide a working framework for parties, but further provisions of the GGS Agreement contemplate more definitive legal agreements to be put in place by the parties before June 30, 2007 once dynamics of commercial exploitation of the technology is more fully understood. At the end of the research and development and pilot plant phase, we will have the option to purchase an additional interest in the commercial venture. Additionally, subject to certain conditions, we have the right to develop a sub-venture for the purpose of marketing the applications of the High Density Vertical Bio-Reactor at a retail or consumer level.

To the date of this registration statement, we have received approximately USD$685,100 from GGS pursuant to the terms of the GGS Agreement relating to further research and development and the building of laboratory and technology commercialization research facilities under construction at 401 West Vinton, Anthony TX 79821. On October 2, 2006, the Company acquired approximately six acres of land at 401 West Vinton, Anthony TX 79821 for approximately USD$240,000 to facilitate its development activities relating to the Company’s High Density Vertical Bio Reactor, and Tomorrow GardenTM projects.

SIX MONTHS ENDED SEPTEMBER 30, 2006 COMPARED WITH SIX MONTHS ENDED SEPTEMBER 30, 2005

Overview of the Quarter’s Activities:

Our focus during the first two quarters of fiscal year 2007 was to continue with the implementation of the business plan developed in the prior year, the development of a marketing plan to establish a channel for distribution of the consumer products acquired in the MK Agreements, and on continuing to raise capital to fund this development and production through solicitation of private offering transactions with institutional and other investors.

In following this direction during the quarter ended September 30, 2006, the NOVA Skin Care system is in the production stage with clinical testing completed and we are in the final edit stage of production of the infomercial to present this product to the marketplace in late December 2006. The Dust Wolf is undergoing final internal engineering reviews and revisions. We anticipate a final fully-functioning production-level unit to be ready for review and final approval of internal management on or before March 31, 2007. The initial production run is anticipated to begin in June 2007 and we plan to produce an infomercial revenue driver for our Dust WolfTM which is anticipated to air sometime in June 2007.

Our Tomorrow GardenTM Kit is an indoor herb garden kit, designed to offer, direct to the consumer, an easy to use kit featuring herbs and plants not otherwise readily available in the marketplace and is currently in the very early design and development phase.

The Company has is also developing a proprietary high density vertical bio-reactor for the mass production of oil bearing algae which it has entered into a joint venture to further develop with another public company.

Revenues

For the six months ended September 30, 2006 and 2005, we had no revenues.

Operating Expenses

Potential product development expenses increased to $854,530 for the six months ended September 30, 2006, from $109,064 for the six months ended September 30, 2005. The increase is due primarily to salaries paid to employees and consultants in connection with engineering issues related to our potential consumer retail products acquired in the MK Agreements. In addition, there have been upfront costs to begin the production process of the NOVA SkinCare informercial which is set for production this fall pursuant to which we have spent $159,603 (2005 - $0).

In conjunction with the issuance of the convertible notes discussed further below, the Company issued warrants and incurred non cash financing expenses totaling $1,160,632 as compared to $0 in the prior year. These outstanding convertible notes incurred interest and penalty costs of approximately $281,196 (2005 - $37,500).

The Company incurred share issuance costs of $186,801 as compared to $0 for the six months ended September 30, 2006. In addition, the Company issued stock options to various directors, officers, employees and consultants and incurred stock option compensation expenses of $101,210 as compared to $0 for the six months ended September 30, 2005.

Professional fees increased to $271,543 for the six months ended September 30, 2006 from $141,641 for the prior period. The increase is primarily attributable to costs associated with the preparation of SEC reporting obligations for the registration statements, accounting, auditing and executive search services.

Advertising costs increased to $159,603 for the six months ended September 30, 2006 from $0 for the prior period. The increase is primarily attributable to costs associated with the engagement of an advertising agency to develop and launch the brands associated with our potential consumer products to the marketplace.

Travel expenses increased to $61,997 (2005 - $6,242) for the six months ended September 30, 2006 as a result of increased activity in the Company’s operations and the opening of a leased office, warehouse and distribution center in El Paso, Texas.

Rent expenses increased to $21,519 for the six months ended September 30, 2006 from $13,190 for the six months ended September 30, 2006. The increase is due to costs incurred for our additional leased office and warehouse and distribution center space in El Paso, Texas. In line with maintaining these facilities, our office and miscellaneous expenses have increased $29,712 to $71,547 for the six months ended September 30, 2006 from $41,835 for the corresponding prior period. These increases are in relation to our ramping up operations and outfitting our El Paso, Texas office.

Investor relations fees for the six months ended September 30, 2006 were $156,135 (2005 - $454,212) and are based on the Company employing consultants in advisory investor relations activities and actively seeking accredited investors in both Canada and the US.

Due fluctuations in the United States dollar in relation to the Canadian dollar, the Company earned a foreign exchange gain of $51,129 (2005 -$22,953 gain) during the six months ended September 30, 2006.

Net Loss

Our reported loss for the six months ended September 30, 2006 increased $2,505,495 to $3,310,107 ($0.189 loss per basic share) as compared to $804,612 ($0.125 basic loss per share) for the six months ended September 30, 2005. The increase is largely a result of expenses associated with the development and production of the consumer products received under the MK licenses and expenses due to our having recently undergone a significant restructuring and change in business direction. In addition, we have had increased expenses associated financing activities, meeting our SEC reporting obligations, corporate governance and other compliance matters, and related professional service fees.

Liquidity and Capital Resources

Because we are organized in Canada, our financial statements have been prepared by our management in accordance with Canadian GAAP applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

The Company has a total accumulated deficit of $10,282,076 and a deficit from its development stage of $7,044,706. The deficit from the development stage is primarily due to costs incurred in relation our related definitive agreements with MK Enterprises LLC and ramping up our operations for the development and anticipated marketing of the potential consumer retail products acquired in the MK Agreements. As at September 30, 2006 we had a working capital deficit of $2,112,572 and as described in Note 1 to our September 30, 2006 financial statements, these conditions raise substantial doubt as to our ability to continue as a going concern. While our financial statements do not include any adjustment that might arise from such uncertainty, had an audit been conducted in accordance with United States generally accepted auditing standards, the auditors would have been required to reflect these concerns in their audit report and would have included an explanatory paragraph in such report raising concern regarding our ability to continue as a going concern.

During the six months ended September 30, 2006, our financing efforts yielded the following:

• the Company raised approximately $1,028,266 from the issuances of shares;

• the Company consummated a private offering transaction with and among a  group of institutional investors, pursuant to which we issued, in the aggregate, $551,666 (USD) in 8% per annum convertible notes and three year warrants to acquire (i) up to 735,544 shares of our common stock at a price per share of $0.50 (USD), and (ii) up to an additional 735,544 shares of our common stock at a price per share of $1.00 (USD). Subject to certain limitations, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) seventy percent (70%) of the average of the five lowest closing bid prices for our common stock for the ten trading days prior to conversion, or (ii) $0.55 (USD);

• the Company also secured advances from related parties $1,226,326 during the six months ended September 30, 2006; and

• the Company borrowed $190,000 to fund the acquisition of land pursuant to a ten year commercial real estate note.

As at September 30, 2006 the Company had cash on hand of $288,032 as compared to $12,773 at March 31, 2006.

Subsequent to September 30, 2006, $610,328 of the convertible notes were converted into 2,077,532 common shares.

The Company also agreed to a private placement of $1,500,000 8% per annum convertible notes and three year warrants to acquire (i) up to 2,000,000 shares of our common stock at a price per share of $0.50 (USD), and (ii) up to an additional 2,000,000 shares of our common stock at a price per share of $1.00 (USD). Subject to certain limitations, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) seventy percent (70%) of the average of the five lowest closing bid prices for our common stock for the ten trading days prior to conversion, or (ii) $0.55 (USD). The convertible notes carry a redemption feature which allows us to retire them, in whole or in part, for an amount equal to 130% of that portion of the face amount being redeemed, but only in the event that our common shares have a closing price of $1.50 (USD) per share for at least twenty consecutive trading days and there has otherwise been no default. The common stock purchase warrants carry a “net cashless” exercise feature allowing the holder thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, but rather solely in exchange for the cancellation of that number of common shares into which such warrants are exercisable.

It is anticipated that the Company will be required to raise additional funding by way of loans from related parties, equity issuances and/or debt issuances in order to meet its business plan. There can be no guarantee that the Company will be successful in its fund raising activities and as such substantial risk is associated with the Company ability to meet its business plan objectives.

FISCAL YEAR ENDED MARCH 31, 2006, COMPARED WITH FISCAL YEAR ENDED MARCH 31, 2005

Operating Results

For the fiscal year ended March 31, 2006, we focused on completing (i) a series of related definitive agreements with MK, under which we acquired the exclusive worldwide marketing and distribution rights to three unrelated and proprietary potential consumer retail products, (ii) the development and anticipated marketing of the potential consumer retail products acquired in the MK Agreements, and (iii) on a series of related private offering transactions with and among a syndicated group of institutional and other investors, pursuant to which we raised USD$1,277,200.

We incurred losses from continued operations of $3,734,599 for the fiscal year ended March 31, 2006, as compared to $45,694 for the fiscal year ended March 31, 2005. The increase is primarily attributable to the ramping up of our operations and opening of our leased office, product development, warehouse and distribution center in El Paso, Texas, as well as expenses associated with our having recently undergone a significant restructuring and change in business direction, the preparation of the MK Agreements, our financing activities, meeting our SEC reporting obligations, corporate governance and other compliance matters, and accounting, auditing, executive search and other professional service fees.

Revenues

For the fiscal years ended March 31, 2005 and 2006, we had no revenues.

Operating Expenses

Investor relations fees increased $19,037 for the fiscal year ended March 31, 2006, from $0 for the fiscal year ended March 31, 2005. The increase is a result of approximately $8,000 in fees for advisory investor relations services by Steve McGuire, approximately $9,000 in fees to Nexus Relations Inc., an investment relations firm, and approximately $1,600 in fees to CCN Mathews, for financial and media press release services.

Filing and transfer agent expenses increased $15,650, from $10,600 for the fiscal year ended March 31, 2005 to $26,250 for the fiscal year ended March 31, 2006. The increase is primarily attributable to costs associated with our name change and conducting our annual general meeting

Management fees decreased $2,000, from $6,000 for the fiscal year ended March 31, 2005 to $4,000 for the fiscal year ended March 31, 2006. The decrease is a result of the termination of a contract for management services with one of our directors

Potential product development expenses increased $685,432 for the fiscal year ended March 31, 2006, from $0 for the fiscal year ended March 31, 2005. The increase is due to salaries paid to employees and consultants in connection with engineering issues related to our potential consumer retail products acquired in the MK Agreements.

Professional fees increased $152,430, from $23,403 for the fiscal year ended March 31, 2005 to $175,833 for the fiscal year ended March 31, 2006. The increase is primarily attributable to expenses associated with our having recently undergone a significant restructuring and change in business direction, as well as costs associated with the preparation of the MK Agreements, our financing activities, meeting our SEC reporting obligations, corporate governance and other compliance matters, and accounting, auditing, executive search and other professional service fees.

Stock option compensation expenses increased $533,664 for the fiscal year ended March 31, 2006, from $0 for the fiscal year ended March 31, 2005. The increase is the result of the issuance of options to various directors, officers, employees and consultants under our Canadian and U.S. Stock Option Plans.

Rent expenses increased $50,771, from $6,000 for the fiscal year ended March 31, 2005 to $56,771 for the fiscal year ended March 31, 2006. The increase is due to costs incurred for our additional leased office, product development, warehouse and distribution center space in El Paso, Texas.

Travel expenses increased $69,600 for the fiscal year ended March 31, 2006, from $0 for the fiscal year ended March 31, 2005. The increase is a result of ramping up of our operations and the opening of our leased office, product development, warehouse and distribution center in El Paso, Texas.

Office and miscellaneous expenses increased $37,206, from $919 for the fiscal year ended March 31, 2005 to $38,125 for the fiscal year ended March 31, 2006. The increase is due to costs incurred in relation to ramping up our operations and outfitting our El Paso, Texas office. Expenses for fixed assets increased $72,709 for the fiscal year ended March 31, 2006, from $0 for the fiscal year ended March 31, 2005, and our depreciation and amortization charges increased $9,382 for the fiscal year ended March 31, 2006, from $0 for the fiscal year ended March 31, 2005, both also as a result of the outfitting of our El Paso, Texas office.

Non-cash financing expenses increased $1,328,337 for the fiscal year ended March 31, 2006, from $0 for the fiscal year ended March 31, 2005. This increase was due to our issuance of convertible notes and warrants in a series of related private offering transactions with and among a syndicated group of institutional and other investors, pursuant to which we raised USD$1,277,200. Also in conjunction with our issuance of the convertible notes, our issuance costs increased $570,226 for the fiscal year ended March 31, 2006, including cash commissions to various finders of $163,507, the issuance of 425,735 common shares to various finders at a deemed cost of approximately $285,242 and associated legal fees, from $0 for the fiscal year ended March 31, 2005, and interest and penalty costs on the outstanding convertible notes increased $193,987 for the fiscal year ended March 31, 2006, from $0 for the fiscal year ended March 31, 2005.

We incurred a foreign exchange loss of $23,955 for the fiscal year ended March 31, 2006 due to fluctuations in the United States dollar in relation to the Canadian dollar, as compared to a foreign exchange gain of $1,228 for the fiscal year ended March 31, 2005.

Net Loss

Our reported loss increased $3,688,905, from $45,694 ($0.007 basic loss per share) for the fiscal year ended March 31, 2005 to $3,734,599 ($0.354 basic loss per share) for the fiscal year ended March 31, 2006. The increase is primarily attributable to the ramping up of our operations and opening of our leased office, product development, warehouse and distribution center in El Paso, Texas, as well as expenses associated with our having recently undergone a significant restructuring and change in business direction, the preparation of the MK Agreements, our financing activities, meeting our SEC reporting obligations, corporate governance and other compliance matters, and accounting, auditing, executive search and other professional service fees.

Liquidity and Capital Resources

Because we are organized in Canada, our March 31, 2006 financial statements have been prepared in accordance with Canadian GAAP applicable to a going concern, which contemplate the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Our total accumulated losses increased $3,734,599, from $3,237,370 for the fiscal year ended March 31, 2005 to $6,971,969 for the fiscal year ended March 31, 2006. The increase is primarily due to costs incurred in relation to our agreements with MK and ramping up our operations for the development and anticipated marketing of the potential consumer retail products acquired in the MK Agreements. Our working capital deficit increased $1,572,551, from $237,950 for the fiscal year ended March 31, 2005 to $1,810,501 for the fiscal year ended March 31, 2006. As described in Note 1 to our March 31, 2006 financial statements, these conditions raise substantial doubt as to our ability to continue as a going concern. While our financial statements do not include any adjustment that might arise from such uncertainty, had an audit been conducted in accordance with United States generally accepted auditing standards, the auditors would have been required to reflect these concerns in their audit report and would have included an explanatory paragraph in such report raising concern regarding our ability to continue as a going concern.

We did not raise any net cash proceeds from the sale and issuance of common stock during either of the fiscal years ended March 31, 2005 or 2006. Net cash proceeds from the issuance of convertible debentures increased $1,565,069 for the fiscal year ended March 31, 2006, from $0 for the fiscal year ended March 31, 2005. Our financing activities generated an increase of $1,720,531 in cash from $144,669 for the fiscal year ended March 31, 2005 to $1,865,200 for the fiscal year ended March 31, 2006. Expenditures for fixed assets increased $72,709 for the fiscal year ended March 31, 2006, from $0 for the fiscal year ended March 31, 2005 as a result of the outfitting of our El Paso, Texas office.

Our outstanding balance on loans from directors and other related parties decreased $84,076, from $153,349 for the fiscal year ended March 31, 2005 to $69,273 for the fiscal year ended March 31, 2006, Also included in our accounts payable for the fiscal year ended March 31, 2006, is $98,850 in advances from a related party.

For the fiscal year ended March 31, 2006 to finance our obligations under the MK Agreements, and to provide working capital to pursue our business plan, during the period of July 25, 2005 through August 5, 2005, we consummated a series of related private offering transactions with and among a syndicated group of institutional and other investors pursuant to which we issued, in the aggregate, USD$1,277,200 in 8% per annum convertible notes and three-year warrants to acquire (i) up to 1,702,924 shares of common stock at prices per share of between USD$0.40 and USD$0.50, and (ii) up to an additional 1,702,924 shares of common stock at prices per share of between USD$0.90 and USD$1.00. Subject to certain limitations on amount, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) 70% of the average of the five lowest closing bid prices for the common stock for the ten trading days prior to conversion, or (ii) USD$0.55. The convertible notes carry a redemption feature which allows us to retire them, in whole or in part, for an amount equal to 130% of that portion of the face amount being redeemed, but only in the event that our common shares have a closing price of USD$1.50 per share for at least twenty consecutive trading days and there has otherwise been no default. The common stock purchase warrants carry a “net cashless” exercise feature allowing the holder thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, but rather solely in exchange for the cancellation of that number of common shares into which such warrants are exercisable.

In connection with the financing described above, compensation in the form of finder’s fees was paid which consisted in the aggregate of the following:

•	USD$127,720 in cash, representing 10% of the gross proceeds realized;

•	425,735 shares of our common stock;

•	three-year warrants to purchase up to 255,440 shares of our common stock at a price of USD$0.50; and

•	three-year warrants to purchase up to 425,733 shares of our common stock at a price of USD$0.75.

As part of this series of related private offering transactions we also granted certain registration rights to each of the investors pursuant to which we became committed to registering all of the shares issued as part of such transaction, including those issuable upon conversion of the notes and exercise of the warrants, by filing a registration statement on Form F-1 covering such shares within sixty days of the closing date and causing such registration statement to be declared effective by the SEC by January 25, 2006. In accordance with the terms of the registration provisions any delays in meeting our obligations subjected us to liability in an amount, payable in cash, at a rate of 2% of the outstanding amount on the convertible notes per thirty day period for the duration of any such delay.

As a consequence, among other reasons, of ongoing delays resulting from having recently undergone a significant restructuring and change in business direction, and the unavailability of certain information necessary for preparing our filing we experienced delays in meeting our registration obligation under the terms of the series of related private offering transactions and as of the fiscal year ended March 31, 2006, we had accrued $143,874 in registration penalties.

FISCAL YEAR ENDED MARCH 31, 2005, COMPARED WITH FISCAL YEAR ENDED MARCH 31, 2004

Operating Results

We incurred losses from continued operations of $46,922 for the fiscal year ended March 31, 2005, as compared to $24,932 for the fiscal year ended March 31, 2004.

Revenues

For the fiscal years ended March 31, 2004 and 2005, we had no revenues.

Operating Expenses

For the fiscal year ended March 31, 2005, we had no meaningful operations and were exclusively focused on identifying and adopting a suitable business plan and securing appropriate financing for its execution. We expended $45,694 in our fiscal year ending March 31, 2005, as compared to $25,885 for fiscal year ending March 31, 2004. These expenses were comprised of management fees, professional and other fees and expenses associated with general corporate and securities regulatory compliance matters.

Amounts paid to or accrued to related parties for rent and management were consistent with recent historical amounts.

Net Loss

Our reported loss increased $22,047, from $23,647 ($0.01 basic loss per share) for the fiscal year ended March 31, 2004 to $45,694 ($0.01 basic loss per share) for the fiscal year ended March 31, 2005. The increase is largely a result of expenses associated with our preparation for restructuring in anticipation of a change in business direction and restarting operations, as well as expenses associated with meeting our SEC reporting obligations, corporate governance and other compliance matters, and related professional service fees.

Liquidity and Capital Resources

Because we are organized in Canada, our March 31, 2005 financial statements have been prepared in accordance with Canadian GAAP applicable to a going concern, which contemplate the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Our total accumulated losses increased $45,694, from $3,191,676 for the fiscal year ended March 31, 2004 to $3,237,370 for the fiscal year ended March 31, 2005. The increase is primarily due to costs incurred in relation to our preparation of a contemplated restructuring in anticipation a change in business direction and restarting operations. Our working capital deficit increased $45,694, from $192,256 for the fiscal year ended March 31, 2004 to $237,950 for the fiscal year ended March 31, 2005. As described in Note 2 to our March 31, 2005 financial statements, these conditions raise substantial doubt as to our ability to continue as a going concern. While our financial statements do not include any adjustment that might arise from such uncertainty, had an audit been conducted in accordance with United States generally accepted auditing standards, the auditors would have been required to reflect these concerns in their audit report and would have included an explanatory paragraph in such report raising concern regarding our ability to continue as a going concern.

We did not raise any net cash proceeds from the sale and issuance of common stock during either of the fiscal years ended March 31, 2004 or 2005. Our financing activities generated an increase of $10,272 in cash from a loss of $8,918 for the fiscal year ended March 31, 2004 to an increase of $1,354 for the fiscal year ended March 31, 2005. We did not make any expenditures for fixed assets during the fiscal years ended March 31, 2004 or 2005.

Our outstanding balance on loan advances from directors and other related parties increased $52,320 from $106,039 for the fiscal year ended March 31, 2004 to $158,359 for the fiscal year ended March 31, 2005.

SUBSEQUENT EVENTS

On October 2, 2006, we entered into a letter agreement with Pagic LP, West Peak Ventures of Canada Limited (“West Peak”) and Global Green Solutions Inc. (“GGS”) whereby GGS will fund the next phase of the development of our High Density Vertical Bio-Reactor technology by loaning Valcent up to US$3,000,000 (“GGS Agreement”). Pursuant to the GGS Agreement, GGS will reimburse us for any capital expenditures we make in furtherance of developing the technology up to US$3,000,000 in return for an exclusive worldwide license. Pursuant to the GGS Agreement, GGS is responsible for developing and marketing the High Density Vertical Bio-Reactor technology.

When GGS completes the funding, GGS will have earned a 70% joint venture interest after the Company repays the US$3,000,000 in development expenditures, leaving the Company with a 30% carried joint venture interest from future exploitation of the technology, with both parties subject to an aggregate 4.5% royalty interest on gross revenues to Pagic LP and West Peak. Until such time as the Company has fully repaid the US$3,000,000 in capital development expenditures to GGS, GGS will own an 80% joint venture interest, leaving the Company with a 20% carried joint venture interest from future exploitation of the technology with both parties subject to an aggregate 0.9% royalty interest on gross revenues to Pagic LP and West Peak. The GGS Agreement provideprovides a working framework for the parties, but further provisions of the GGS Agreement contemplate more definitive legal agreements to be put in place by the parties before June 30, 2007 once dynamics of commercial exploitation of the technology is more fully understood.

To the date of this registration statement, we have received approximately USD$685,100 from GGS pursuant to the terms of the GGS Agreement relating to further research and development and the building of laboratory and technology commercialization research facilities under construction at 401 West Vinton, Anthony TX 79821.

On or about September 29, 2006, the Company’s subsidiary Valcent Manufacturing, LP entered into a Contract Manufacturing Agreement with Solid Integrations LLC of El Paso, TX (“SI”) for manufacturing and assembly services in connection with the Company’s Consumer Products Division, with preliminary intent to engage SI for production of the Company’s Nova Skin Care System and Dust Wolf products.

On October 2, 2006, the Company acquired approximately six acres of land at 401 West Vinton, Anthony TX 79821 for approximately USD$240,000 to facilitate its development activities relating to the Company’s High Density Vertical Bio Reactor, and Tomorrow GardenTM projects. The Company paid USD$50,000 as a cash deposit for the acquisition, and obtained a term loan of USD$190,000 from the State National Bank in El Paso, TX at the bank’s prime lending rate plus 0.25% interest rate currently aggregating 8.5% per annum. The loan is amortized over a 10 year term and requires monthly payments of USD$2,336 over a 5 year term. The loan also required a first secured charge against the property acquired in addition to a pledge of $100,000 in interest bearing certificates of deposit.

During the third quarter of 2006, the Company received subscriptions of USD$1,500,000 towards a private placement of 8% per annum convertible notes and three year warrants to acquire (i) up to 2,000,000 shares of our common stock at a price per share of $0.50 (USD), and (ii) up to an additional 2,000,000 shares of our common stock at a price per share of $1.00 (USD). Subject to certain limitations, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) seventy percent (70%) of the average of the five lowest closing bid prices for our common stock for the ten trading days prior to conversion, or (ii) $0.55 (USD). The convertible notes carry a redemption feature which allows us to retire them, in whole or in part, for an amount equal to 130% of that portion of the face amount being redeemed, but only in the event that our common shares have a closing price of $1.50 (USD) per share for at least twenty consecutive trading days and there has otherwise been no default. The common stock purchase warrants carry a “net cashless” exercise feature allowing the holder thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, but rather solely in exchange for the cancellation of that number of common shares into which such warrants are exercisable.

From October 10, 2006 through November 6, 2006, the Company accepted conversion notices totaling $610,328 in convertible notes converting such amount into 2,077,532 common shares.

On October 17, 2006, the Company issued 260,000 options to employees of the Company at USD$0.60 which expire June 30, 2010 and 250,000 options at USD$0.80 to an employee of the Company which expire April 9, 2010.

On October 23, 2006, the Company entered into an Agreement for Direct Response Services with InPulse Response Group, Inc. of Scottsdale, Arizona in connection with telemarketing services related to the Nova Skin Care System infomercial and sales cycle Between October 10, 2006 through November 6, 2006, the Company accepted conversion notices totaling $610,328 in convertible notes converting such amount into 2,077,532 common shares.

During the third quarter, we engaged Wells Fargo Bank, N.A. to provide merchant processing services for credit card transactions.

On November 30, 2006, the Company entered into a Master Services Agreement with Accretive Commerce of Huntersville, North Carolina to provide order entry, data processing, customer service, and product fulfillment services in connection with the Nova Skin Care System sales cycle. Pursuant to the Agreement we are obligated to pay Accretive for the specific services it will provide for the processing, distribution and in support of the distribution of our Nova Skin Care System.

On December 12, 2006, the Company entered into a Public Relations Agreement with Vorticom, Inc., of New York, NY to provide public relations services to Valcent. The agreement requires the Company to issue 25,000 restricted common shares in advance of each quarter during the course of the agreement’s one year term for a total of 100,000 restricted common shares, the payment of approved expense, and monthly fees ranging from USD$5,250 to USD$4,250 per month.

On December 14, 2006, the Company replaced its existing Canadian and US stock option plans with a new single stock option plan. The plan allows for share options to be issued to Company employees, directors, officers, and consultants on both a qualified and non-qualified basis. The aggregate number of shares of Common Stock as to which Options and Bonuses may be granted from time to time under the Plan shall not exceed 20% (the “Plan Maximum”) of the Company’s issued and outstanding shares of Common Stock. In addition, the aggregate number of shares of Common Stock to which Incentive Stock Options may be granted shall not exceed 3,100,000 shares out of the Plan Maximum.

On December, 14, 2006, an aggregate of 600,000 options at USD$0.55 which expire on December 13, 2011 were issued to two directors of the Company of which 200,000 options have vested with the remaining 400,000 options expected to vest during the next 12 month period.

On December, 14, 2006, the Company issued a number of vested and unvested options to employees and consultants to acquire up to 1,050,000 shares of our common stock at a price per share of USD$0.55, expiring on December 13, 2011 each of which are, contingent upon continued employment and subject to various vesting requirements in which 700,000 have vested and 350,000 of which are expected to vest over the next 12 month period.

On January 12, 2007, pursuant to an Investor Relations Consulting Agreement with a third party for services provided to the Company, SmallCap Corporate Partners Inc. received a total of 160,000 shares of common stock at USD$0.45 per share.

On January 12, 2007, pursuant to a Public Relations Agreement with a third party for services provided to Valcent, Vorticom Inc. received a total of 25,000 shares of restricted common stock.

On January 12, 2007, the Board of Directors authorized a bonus of 100,000 restricted common shares to a retiring director of the Company.

On January 19, 2007, pursuant to a Consulting Services Agreement with a third party for services provided to the Company, PowerOne Capital Markets Limited received a total of 400,000 shares of common stock.

On January 29, 2007, the Company completed a private placement comprised of $2,000,000 convertible promissory notes with a group of non-US accredited investors. The convertible notes will mature on December 11, 2008 and carry interest at six percent (6%) per annum. The Notes are convertible into “Units” at the Note Holder’s discretion at a conversion price of US$0.50 per Unit. Each “Unit” consists of one Valcent common share and one purchase warrant to purchase an additional common share at US$0.70 per share until December 11, 2008. The Notes and any accrued interest are callable by the Company at any time after December 11, 2007 by providing thirty days written notice to the Note Holders. Interest on the Notes will be compounded annually and be cumulative until the earlier of either the date that the Company’s achieves pre-tax earnings or the end of the term. Pre-tax earnings are to be determined in accordance with Valcent’s quarterly and annual financial statements as filed with regulatory agencies and will be payable thirty days after filing with such regulatory agencies. At the discretion of the Note Holder, interest on the Notes is payable in either cash or Units at US$0.50 per Unit. The Company is obligated to file a resale registration statement on the underlying securities within four months of closing.

On February 12, 2007, the Company accepted conversion notices totaling $278,200 in convertible notes and related interest totaling $31,689 converting such amounts into 807,332 common shares

In connection with finders fees payable under our January 2007, $2,000,000 convertible promissory notes financing , USD$108,000 in cash was paid to PowerOne Capital Markets Limited along with 135,000 warrants issued exercisable at USD$0.50 per unit, with each unit consisting of one common share and on share purchase warrant to purchase a further common share at USD$0.70 per share until December 11, 2008.

A Form F-1 for this resale registration statement was originally filed with the SEC on April 27, 2006, which delay resulted in a reduction in the exercise price of the Class A and Class B warrants issued as part of the April 6, 2006 transaction from USD$0.50 and USD$1.00 to USD$0.40 and USD$0.90, respectively. Moreover, as of the date of this prospectus, we are accruing penalties at a rate of 2% per thirty day period for having failed to have our registration statement declared effective by June 5, 2006. the date of this prospectuse have accrued approximately

USD$178,550 in penalties, exclusive of those penalties previously converted into convertible penalty notes and warrants with penalties accrued through April 6, 2007. Our management is hopeful that we will cause such registration statement to be declared effective in the near future, however, the penalties which we have accumulated to date, and any penalties which we may accumulate for future delays, will negatively affect our business, our financial condition and our results of operations, including a corresponding reduction in our net income and the likelihood of a net loss for the year.

Our plan of operations over the course of the next twelve months is to focus on the continued development, marketing and distribution of each of our lines of potential consumer retail products and our potential commercial product. With our Nova Skin Care System presently in the production and sales ramp-up phase; our Dust WolfTM is presently undergoing final internal engineering reviews and revisions and we anticipate an initial run to be completed after the second calendar quarter of 2007; our Tomorrow GardenTM Kit is presently in the early conceptual, design and development phase and we anticipate a launch in late September 2007 and; our Bio-Reactor technology is in the development stage and we it is management’s objective to develop the Bio-Reactor technology to be commercially viable by December 2007.

As at January 21, 2007, the Company had cash of approximately $1,416,000. It is anticipated that the Company will be required to raise additional funding by way of loans from related parties, equity issuances and our debt issuances in order to meet its business plan. There can be no guarantee that the Company will be successful in its fund raising activities and as such substantial risk is associated with the Company ability to meet its business plan objectives. We do not believe that our current financial resources are sufficient to meet our working capital needs over the next twelve months and, accordingly, we will need to secure additional external financing to continue our operations. We anticipate raising additional capital though further private equity or debt financings and shareholder loans. As of the date of this prospectus, we have not obtained commitments for any such financing, and there can be no assurance that we will be able to obtain any such commitments, or that, if we are able to obtain one or more such commitments, that they will be on terms favorable, or even acceptable, to us. If we are unable to secure such additional external financing, we may not be able to meet our obligations as they come due or to fully implement our intended plan of operations, raising substantial doubts as to our ability to continue as a going concern.

RELATED PARTY TRANSACTIONS

During the six months ended September 30, 2006, the Company had $1,295,599 of advances due to directors or companies controlled by directors and or significant shareholders.

MK Enterprises LLC, which has directors in common and from which we acquired the Product License, was paid $146,000 (2005 - $0) during the six months ended September 30, 2006 and this has been recorded in product development costs. Also included in product development costs for the six months ended September 30, 2006 is $83,077 paid to Stacy Anderson and Eric Enciso, both officers of the Company. A director of the Company who is active in the accounting also accrued $15,000 (2005- $9,000) in fees, which are recorded as professional expenses.

On October 2, 2006, we entered into a letter agreement with Pagic LP, West Peak Ventures of Canada Limited (“West Peak”) and Global Green Solutions Inc. (“GGS”) whereby GGS will fund the next phase of the development of our High Density Vertical Bio-Reactor technology by loaning Valcent up to US$3,000,000 (“GGS Agreement”). Pagic L.P. was formerly known as MK Enterprises LLC, an entity controlled by Malcolm Glen Kertz, our current Chief Executive Officer, acting President, Chairman and a member of our board of directors. Pursuant to the Agreement, Valcent and GGS are obligated to pay a royalty based on gross revenues of the commercial venture established between Valcent and GGS.

On December 14, 2006, Robert V. Wingo was appointed to the Board of Directors of Valcent Products, Inc. On March 1, 2006, the Company entered into an agreement with the firm of Sanders/Wingo Advertising, Inc. for advertising services, of which, Robert Wingo is a principal and equity owner. According to terms of the advertising services agreement, the Company issued 75,000 share options at a price of $1.00 per share, and agreed to services to be rendered in a minimum amount of USD$28,957 and a monthly retainer of USD$15,000 during the term of the agreement that ended on August 31, 2006. On October 18, 2006, the Company extended the term of the original agreement to December 31, 2006, under the agreement’s original terms with the exception of a covenant to renegotiate fees either upwards or downwards based on hours of services provided by Sanders/Wingo Advertising, Inc. During the six month period ended September, 30, 2006, the Company incurred approximately USD$131,327 in fees and expenses to Sanders/Wingo Advertising, Inc.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material adverse affect on our financial condition or results of operations.

CONTRACTUAL OBLIGATIONS

As of September 30, 2006, we had the following known contractual obligations:

Payments Due By Period
Contractual Obligations (CND$)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Debt Obligations(1)	$2,109,463	$2,109,463
Other Contractual Obligations (2)	439,270	439,270
Operating Lease Obligations (3)	169,128	70,548	70,548	28,032
Total	$2,633,765	$2,591,249	$42,516	$0	$0

(1)
This obligation relates to the aggregate principal amount of USD$1,277,200 due under the terms of certain promissory notes issued in a series of a private offering transactions between July 25, 2005 and August 8, 2005, and the aggregate principal amount of USD$551,666 due under the terms of certain promissory notes issued in a follow-on financing transaction on April 6, 2006, together with $123,904 in accrued penalties for late filings and interest accrued on the convertible debt, and $USD82,200 (convertible into penalty notes and warrants).

(2)
This obligation relates to aggregate loan proceeds received from several of our directors and officers. These loans were undocumented and made without oral agreement as to interest rate payable, terms of repayment, security or any other matter.

(3)	Consists of an operating lease for our office spaces and land purchase promissory note repayment.

BUSINESS

OUR CORPORATE HISTORY AND DEVELOPMENT

We were originally incorporated on January 19, 1996 in accordance with the provisions of the Business Corporations Act (Alberta) as 681673 Alberta Ltd. By certificate of amendment dated March 13, 1996, we changed our name from 681673 Alberta Ltd. to Ironclad Systems Inc.

On October 23, 1996, we completed a public offering and our common shares commenced trading as a junior capital pool company—a Canadian corporate structure allowing a company to raise capital and list its shares for trading prior to the establishment of a business—on the Alberta Stock Exchange (later becoming part of the Canadian Venture Exchange which was thereafter acquired and renamed the TSX Venture Exchange). In connection with this public offering, we amended our certificate of incorporation, on August 19, 1996, to remove certain technical restrictions applicable only to privately held entities.

On June 30, 1998, we completed the acquisition of Good Times Roll Bicycle Rentals Inc., a bicycle rental business operating through hotels in Canada and the United States and originally incorporated on June 15, 1994 under the Company Act (British Columbia). We acquired 100% of the issued and outstanding common and preferred shares of Good Times Roll Bicycle Rentals Inc., in exchange for the issuance of 427,296 of our common shares and the execution of an assumption agreement by and among ourselves, Good Times Roll Bicycle Rentals Inc. and its creditors, pursuant to which we assumed, and settled through issuance of 160,000 common shares and $200,000 of convertible debentures, a total of $400,000 in debt owed by Good Times Roll Bicycle Rentals Inc.

Also on June 30, 1998, we completed the acquisition of Arizona Outback Adventures LLC, an Arizona limited liability company, originally organized on April 13, 1996, offering guided tours of Arizona that ranged from hiking and biking tours to multiple-day adventure eco-tours to the Grand Canyon. We acquired 100% of the shares of Arizona Outback Adventures LLC, for $1 plus the assumption of $9,054 in net liabilities.

By certificate of amendment dated June 30, 1998, we changed our name from Ironclad Systems Inc. to Bikestar Inc., and by certificate of amendment dated October 28, 1999, Good Times Roll Bicycle Rentals Inc. changed its name to Bikestar Rentals Inc.

In 1999, our management identified the internet as a preferred platform for our global consumer and business strategy and in response, on May 8, 1999, while still operating our bicycle rental and eco-tour businesses through Bikestar Rentals Inc., we incorporated Nettron Media Group Inc., as a wholly-owned subsidiary under the laws of the State of Texas. Nettron Media Group Inc. was a marketing enterprise focused on products and services that could be marketed through the internet as well as through traditional point of sale, telecommunications, voicemail and “bricks and mortar” business channels. Nettron Media Group Inc.’s primary focus had been Cupid’s Web, an interactive online dating and marketing service.

By certificate of amendment dated July 8, 1999, we changed our name from Bikestar Inc. to AdventurX.com, Inc., but, due to confusion with another company of similar name, on September 28, 1999, we again changed our name from AdventurX.com to Nettron.com, Inc.

On July 7, 2000, and in connection with Cupid’s Web, we announced the signing of an agreement in principle to purchase a 100% interest in a group of companies that operated the “The Right One” and “Together” dating service master franchises worldwide, including fourteen existing franchise operations (with the right to develop further franchises) and a 100% interest in each of Single File Magazine, Eight Friends Out dating service, and three dating websites (collectively the “Together Group”), in exchange for what would have amounted to a combination of cash payments, an issuance of common shares and debt, and the assumption of certain liabilities of the Together Group. In connection with this contemplated transaction, during the fiscal year ended March 31, 2001, we incurred and paid for all costs associated with developing the necessary framework for the proposed acquisition, including all parties legal and accounting professional service fees, corporate finance and consulting fees, travel expenses and management time, totaling approximately $576,000. No consideration was ever exchanged in connection with the July 7, 2000 agreement in principle, and, thereafter, on January 1, 2001, in order to fully focus on our interactive dating and marketing services, we disposed of our interest in Arizona Outback Adventures LLC and Bikestar Rentals Inc. The total proceeds of the sale of all issued and outstanding capital stock to a single purchaser was approximately $132,380, with $23,024 in cash received on closing and the balance of $109,356 representing the assumption of certain debt and payables by the purchaser. As a condition of the divestiture, on April 10, 2001, we canceled 280,000 common shares held in escrow.

The comparative financial results of Arizona Outback Adventures LLC and Bikestar Rentals Inc., from their respective acquisition dates, have been segregated and presented as discontinued operations in our audited financial statements. Combined revenues from these activities were $419,486 at March 31, 2001.

On February 18, 2002, due to general weakness in the equity markets, we terminated the agreement in principal to acquire the dating service franchise and related businesses originally entered into in 2000. On March 24, 2004, Nettron Media Group Inc. ‘s Board of Directors resolved to formally cease operations allowing the Corporation’s status to lapse, after which the Corporation explored business opportunities that might allow it to restart commercial operations.

By certificate of amendment dated April 15, 2005, we changed our name from Nettron.com, Inc. to Valcent Products Inc., and on May 3, 2005 we delisted from the TSX Venture Exchange, maintaining only our OTC Bulletin Board listing and changing our symbol from “NTT.H” to “VCTPF”.

On August 5, 2005, we completed a licensing agreement with MK Enterprises LLC for the exclusive worldwide marketing rights to certain MK Enterprise potential products and a right of first offer on future potential products.

On October 19, 2005, we incorporated Valcent USA, Inc., as a wholly-owned subsidiary under the laws of the State of Nevada. In turn, Valcent USA, Inc., incorporated Valcent Management, LLC, a wholly-owned limited liability company under the laws of the State of Nevada, to serve as the general partner in Valcent Manufacturing Ltd., a limited partnership also formed by Valcent USA, Inc., under the laws of the state of Texas, wherein Valcent USA, Inc. serves as limited partner, in order to conduct operations in Texas and oversee our projects in Mexico and Arizona related to the manufacturing of our potential consumer retail products.

On August 24, 1999, we had consolidated our common shares on a one-for-five-basis and on May 3, 2005, we again consolidated our common shares on a one-for-three-basis. Unless otherwise noted, all references to the number of common shares in this prospectus are stated on a post-consolidation basis. Per share amounts have also been restated for the share consolidation.

At present we are a development stage company focused primarily on the refinement and manufacture of three lines of unrelated potential consumer retail products, one of which we anticipate to begin marketing and distributing prior to the conclusion of our current fiscal year, and the second and third prior to the conclusion of the subsequent fiscal year. From inception, we have generated minimal revenues and experienced negative cash flows from operating activities and our history of losses has resulted in our continued dependence on external financing. Any inability to achieve or sustain profitability or otherwise secure additional external financing, will negatively impact our financial condition and raises substantial doubts as to our ability to continue as a going concern.

Our registered and records office is located at 3100, 324-8th Avenue S.W., Calgary, Alberta, T2P 2Z2 and our principal executive offices are located at 789 West Pender Street Suite 1010, Vancouver, BC, Canada V6C 1H2. Our telephone number is (604) 606-7979.

ORGANIZATIONAL STRUCTURE

The following organizational chart sets forth our corporate structure and reflects historical changes in our corporate name and the names of our various entities.

BUSINESS OVERVIEW

We are a development stage company primarily focused on the refinement and manufacture of lines of unrelated potential consumer retail products, two of which we anticipate to begin marketing and distributing prior to the conclusion of our current fiscal year, and the third prior to the conclusion of the subsequent fiscal year. In addition, we have developed and own a patent pending relating to bio reactor design.

POTENTIAL CONSUMER PRODUCTS

Our objective is to become a leading provider of consumer retail products in each of the respective markets for our potential product lines. To that end, we intend to use retail, wholesale, direct-response and online marketing to promote our potential products, initially concentrating on North America, and ultimately expanding into European and Asian markets.

Over the course of the next twelve months we intend to focus on the continued development, marketing and distribution of each of our lines of potential consumer retail products. In connection therewith, and for each of our potential product lines:

•
Jack Potts, our Vice President, Sales and Marketing - Consumer Products Division, Valcent Manufacturing Ltd., is responsible for formulating, managing and overseeing all aspects our marketing strategies, including our retail, infomercial and cable television shopping network strategies and sales. He will also be responsible for working with our advertising agencies in facilitating our entry and sustainability in the direct-response, online and consumer retail marketing segments; and

•
Forrest Ely, our Chief Operating Officer, Valcent Manufacturing Ltd. (effective January 1, 2007), under the direction of M. Glen Kertz, our acting President and Chief Executive Officer, is responsible for overseeing all aspects of our manufacturing, production and product fulfillment activities. He will also retain responsibilities relating to the design and engineering and overall product development, including the procurement of certain materials and components necessary for manufacture and assembly of our existing potential products.

Current potential product lines under development include:

The Nova Skin Care System

Our Nova Skin Care System is a personal hygiene product designed to facilitate the action of skin cleaners and moisturizers through the application of ultrasonic vibrations by means of a disposable head attached to a base device. The Nova Skin Care System has three settings, one for daily cleaning, one for deep moisturizing, and one for weekly exfoliation. Each setting will have a corresponding detachable and disposable applicator pad designed for a single use. As a final product, the Nova Skin Care System will include interchangeable attachments and accessories, as well as an initial supply of disposable applicators. The system is compact, self-contained and powered by rechargeable batteries. It will be sold with cleansers and creams designed to maximize its desirable effects, but can also be used with water or any other cleanser intended for facial use. Although subject to change, we presently anticipate that our Nova Skin Care System will be priced at retail at approximately $149.95 per unit.

Our Nova Skin Care System is currently in the production ramp-up and test marketing phases of development, and we anticipate an initial run of approximately 20,000 units will be completed during the first calendar quarter of 2007. In January 2007, we announced that we completed testing of an informercial for the Nova Skin Care System, and that the results of the testing indicated positive reaction to the Nova Skin Care System. We have retained Arizona Natural Resources, Inc. to formulate and manufacture the creams and lotions which will be included with our Nova Skin Care System and we entered into an agreement with Solid Integrations, LLC, for the manufacture and assembly of our Nova Skin Care System. In addition, our initial order of all of the raw material components, tooling and fixtures, as well as the packaging and the associated creams and lotions that will be included with the Nova Skin Care System have been procured or ordered.

As January 21, 2007, we have invested approximately USD$ 1,679,700 in this phase of our operations for the Nova Skin Care System, and anticipate that an additional investment of approximately USD$7,270,300 will be required for the purchase of raw materials, capital equipment and fulfillment over the course of the next twelve months.

The Dust WolfTM

Our Dust WolfTM is a vacuum attachment intended for use in dusting and cleaning difficult, uneven or textured surfaces. The Dust WolfTM is ergonomically designed and contains a non-motorized dual impeller brush system which rotates as a result of negative air pressure. As the Dust Wolf’sTM brush revolves, its long fibers develop a slight electrostatic charge and attract dust particles which then travel to the inside of the unit’s cover where the fibers hit a receptacle, knocking the dust particles free and allowing them to be sucked into the vacuum. Our Dust WolfTM was specifically designed and developed to be suitable for use with, among other items, Venetian blinds, shutters, computer keyboards, piano keys, lampshades, chandeliers, picture frames, television and computer screens and vehicle dashboards. Although subject to change, we presently anticipate that our Dust WolfTM will be priced at retail at approximately $24.95 per unit.

Our Dust WolfTM continues through final internal engineering review and revision and is expected to receive final internal approval from our management team during the first calendar quarter of 2007 with an initial production run of approximately 50,000 units to begin manufacture on or before June 30, 2007.

The Tomorrow GardenTM Kit

Our Tomorrow GardenTM Kit is an indoor herb garden kit, designed to offer, direct to the consumer, an easy to use kit featuring herbs and plants not otherwise readily available in the marketplace. M. Glen Kertz, our acting President, has conducted twelve (12) years of research in the development, processes and techniques underlying the technology in the Tomorrow GardenTM and based on his research believes that the Tomorrow GardenTM Kit offers an improved plant lifespan of three to six months, as opposed to the traditional shelf life of approximately seven to ten days for fresh herbs, and requires only ambient light, with no watering or other maintenance, to survive. Our Tomorrow GardenTM Kit will be capable of supplying all of the standard herbs traditionally offered in grocery shops today, such as basil, mint, thyme, rosemary, parsley and cilantro, but may, in addition, supply more exotic herbs, such as lemon basil, lime basil, grapefruit mint and chocolate mint. Although subject to change, we presently anticipate that our Tomorrow GardenTM Kit will be priced at retail at approximately $29.95 per unit.

Our Tomorrow GardenTM Kit is currently in the early conceptual, design and development phase and we presently anticipate launching the Tomorrow GardenTM Kit in late September 2007 and budgetary projections for this potential product have not yet been established.

POTENTIAL COMMERCIAL PRODUCTS

We are developing technology for a High Density Vertical Bio-Reactor. The objective of this technology is to produce a renewable source of bio-diesel by utilizing the waste gas of carbon dioxide capable of growing micro-algae. Our High Density Vertical Bio-Reactor technology is designed to grow a species of algae that yields a large volume of high grade vegetable oil which can be blended with diesel to produce a bio-diesel fuel. An initial patent has been filed with the United States Patent and Trademark Office, Docket # 2405-01800, covering the basic Bio-Reactor design.

Starting in 2006, M. Glen Kertz, an employee representative of the Company began conducting research to determine the amount of vegetable oil that our High Density Vertical Bio-Reactor technology will likely yield. In part, Mr. Kertz’s research was conducted utilizing using a series of progressively larger prototypes of the Bio-Reactor. Basic design principals of the prototypes were taken from existing patents on a vertical growing system Mr. Kertz had previously developed (Patent #6,173,529). These prototypes have varied in size, ranging from a desk top model to a model over sixteen feet in height. During this research Mr. Kertz analyzed the algae’s growth rates, nutrient requirements, and dry weight oil content. Additionally, utilizing these bio-reactor prototypes, Mr. Kertz conducted tests to determine the total yield per bio-reactor. Based on the research and tests conducted by Mr. Kertz, we believe our system will produce higher algae growth rates than conventional systems and sources. For example, the generally accepted yield of an acre of corn is approximately 18 gallons of vegetable oil per acre, per year. Further, in traditional open ponds production systems up to 15,000 gallons of oil can be extracted from algae per year, per acre. On the other hand, our research indicates that, once developed, our system will produce a yield of up to 150,000 gallons per acre, per year. This higher yield is accomplished because our Bio-Reactor system increases the surface area by stacking the photo reactive surfaces and reactors vertically in a manner that provides a larger yield than conventional methods. Because up to 90% of the dry weight of algae is sequestered CO2 this bio mass may become an additional revenue source, either in the emerging voluntary green credit markets within the USA, or elsewhere under the Kyoto protocols.

On October 2, 2006 we entered into an agreement with Global Green Solutions Inc. to fund the next phase of the development and promotion of our High Density Vertical Bio Reactor technology (see Plan of Operations).

OUR POTENTIAL MARKETS

The Nova Skin Care System

Based on research conducted by an employee representative of the company, the skincare market is one of the largest and fastest growing market segments in the world today. In 1998, Johnson & Johnson estimated the annual global skincare market at approximately $48 billion dollars. Between 1996 and 2001, the facial skincare market segment itself saw a 41.1% growth rate extending across all demographic boundaries. In 2002, the United States became the single largest facial skincare market in the world by surpassing Japan. The United States and Japan alone account for well over one third of global skincare sales. We believe that our Nova Skin Care System is ideally suited to become a leader among products in the global skincare market.

The Dust WolfTM

Vacuuming is part of the daily cleaning regimen in many commercial, institutional and domestic settings. Vacuuming can account for a substantial portion of time and labor associated with cleaning and, to make the most of time spent vacuuming, many vacuum and cleaning product manufacturers offer various tools and accessories to expand a vacuum’s abilities beyond the floor. We believe that our Dust WolfTM is ideally suited to become a leader among new and replacement vacuum accessories in both the industrial and domestic market segments.

The Tomorrow GardenTM Kit

Culinary and exotic herbs in fresh, dried, frozen, powdered and canned forms are primarily used in the retail and food services markets, where local products and imports have traditionally met demand. We believe that our Tomorrow GardenTM Kit is ideally suited to become a leader in the retail and food services markets because of its ability to offer fresh herbs in market segments where they may not otherwise be available without considerable expense.

The High Density Vertical Bio-Reactor

Developing new, renewable and more efficient sources of energy is increasingly important today. The objective of our Bio-Mass technology is to produce a renewable source of bio-diesel by utilizing the waste gas of carbon dioxide capable of growing micro-algae. Based on research conducted by an employee representative of the Company, we believe our system will produce higher algae growth rates than conventional systems and sources. We believe our Bio-Reactor technology is suited to be marketable to a range of industries, including companies engaged in oil production, energy production and pipe-line companies.

MARKETING AND ADVERTISING

We will endeavor to create strong brands for each of our potential consumer product lines and generally market our potential products through:

•	print advertising;

•	infomercials and home shopping television;

•	celebrity endorsements;

•	internet websites;

•	product sampling campaigns;

•	in-store promotions, displays and retailer assisted co-operative advertising;

•	publicity activities; and

•	trade shows.

Presently, we have engaged Sanders, Wingo, Galvin and Morton Advertising Inc., a marketing, brand strategy and advertising firm, to develop sales books and marketing materials for use in presentations to possible distributors and retailers for each of our potential consumer retail products, and Packaging Corporation of America, a manufacturer of containerboard and corrugated packaging products, to develop packaging materials for use in shipping our potential products to consumers. We have also secured toll-free phone numbers for use in sales and customer service, obtained a U.P.C. company prefix, allowing us to assign and print U.P.C. numbers for each of our potential products, and have established a merchant account with our financial institution so that we may accept and process customer credit card transactions.

Going forward, we intend to adhere to comprehensive sales and marketing plans tailored to each of our potential product lines and to use a number of venues to create product awareness and knowledge, including:

Direct-Response / Online Marketing

According to the Direct Marketing Association’s DMA Statistical Fact Book 2005, the United States electronic direct-response industry, including direct orders, lead generation and traffic generation for television, radio and internet, reached approximately USD$323 billion in 2005, of this direct-response television accounted for approximately USD$182 billion and the internet approximately USD$70 billion. According to the Electronic Retailing Association, more than one-quarter of Americans have reportedly purchased products advertised via infomercials.

Initially, we intend to launch direct-response marketing programs tailored to each of our potential consumer retail product lines, focusing on infomercials that use celebrity and/or professional endorsements, home shopping channels, our own website www.valcent.net, and websites we intend to develop specifically for each or our potential product lines, as well as distribution through other internet retailers. More specifically, we have taken, or intend to take, the following steps to facilitate the direct-response and online marketing of each of our potential consumer retail products:

Nova Skin Care System

Presently, we have entered into an agreement with Hawthorne Direct, Inc. for the production of a thirty minute infomercial featuring our Nova Skin Care System, that first aired in late December 2006. We are also in the beginning stages of developing contacts with and introducing our Nova Skin Care System to several cable television shopping networks in the United States. We hope to negotiate a sales package with one such shopping network and to begin showcasing our Nova Skin Care System thereon sometime within the next three to six months. Finally, we have engaged Stanton Street Technology Group, a web development and design company, to launch a website dedicated exclusively to the promotion and sale our Nova Skin Care System.

As of January 21, 2007 we have invested approximately USD$498,000 in preparing the production of our infomercial.

Dust WolfTM

Our Dust WolfTM is currently undergoing final internal engineering review and revisions. Once a final fully-functioning production-level unit is ready as determined by internal management, we plan to introduce the Dust WolfTM to the same cable television shopping networks that we are presently developing contacts with which we can introduce our Nova Skin Care System to. We hope to negotiate a sales package with one such shopping network and to begin showcasing our Dust WolfTM thereon sometime in early to mid 2007. We have also engaged Stanton Street Technology Group, a web development and design company, to launch a website dedicated exclusively to our Dust WolfTM, through which we will eventually conduct online sales.

Finally, we are also planning to produce a brief one to two minute infomercial for our Dust WolfTM, which we hope to be on-air sometime after mid year 2007. Budgetary projections for the infomercial are estimated at approximately USD$1,500,000 to cover the estimated actual production costs and media buys through the second to third calendar quarter of 2007.

Tomorrow GardenTM

Our Tomorrow GardenTM is presently in an early conceptual, design and development phase and once a final fully-functioning production-level unit is near completion we will tailor a more comprehensive sales and marketing plan for our Tomorrow GardenTM. Initially, however, we plan to launch a website dedicated exclusively to the Tomorrow GardenTM and through which we will eventually conduct online sales.

Retail Sales

Following the release of our infomercials and launch of our potential products on one or more home shopping networks, we intend to begin aggressively promoting our potential products through large consumer retail chains and high-end department stores, as appropriate, and plan to reach smaller and mid-sized consumer retail chains through marketing representatives.

We intend to approach, develop contacts with and introduce our Nova Skin Care System to retail buyers of several high-end department stores chains during 2007. We also intend to approach, develop contacts with and introduce our Dust WolfTM to several large consumer retail chains for consideration in mid 2007. In January 2006, we presented our Tomorrow GardenTM, though presently still in a very early conceptual, design and development phase, to a potential customer in London, England, and once a final fully-functioning production-level unit is ready, we intend to approach, develop contacts with and introduce our Tomorrow GardenTM to several large consumer retail chains featuring garden centers.

To further promote our potential products and potentially expand distribution, we also intend to exhibit each of our potential product lines at large regional and international trade shows both in the United States and abroad. For example, we recently attended, though did not present at, the 2006 International Esthetics, Cosmetics & Spa Conference, in Las Vegas, Nevada, an internationally attended professional tradeshow exhibiting products and services sold or distributed exclusively to spas and salons, enabling us to review industry developments, competitor’s products and to connect with potential vendors for our own Nova Skin Care System.

MANUFACTURING, FULFILLMENT AND SUPPLIERS

We are presently a development stage company with our Nova Skin Care System in its production and sales ramp-up phase, pre-production initial prototypes of our Dust WolfTM, and our Tomorrow GardenTM in the early conceptual, design and development phase. Once finalized each of our potential product lines will be manufactured, assembled and packaged by Solid Integrations, LLC, located in the city of Ciudad Juarez, Chihuahua, Mexico, from where they will be shipped to our product development, warehouse and distribution center in El Paso, Texas.

We entered into a manufacturing agreement with Solid Integrations, LLC, for the manufacture and assembly of our Nova Skin Care System. Under this agreement we will provide and make available to Solid Integrations, LLC, and its subcontractor(s), the raw materials, machinery, equipment, tooling and molds necessary for Solid Integrations, LLC, and its subcontractor(s), to manufacture and assemble the Nova Skin Care System at a manufacturing facility located in Mexico. Previously, we had engaged Maroon Product Development of Phoenix Arizona for engineering and design support, whose work has since been completed.

As of the date of this prospectus, we have no long-term written agreements and no intentions of entering into any such agreements with any suppliers or manufactures, other than Solid Integrations, LLC, and we are not substantially dependent, nor do we anticipate becoming substantially dependent, upon any one or more suppliers, including Solid Integrations, as we believe that, because of the numerous export assembly plants located in Mexico, and based on direct conversations an employee representative of our company has had with potential suppliers, that there are many such suppliers available with the capabilities that we will require.

REGULATIONS

Except as described below, we are not currently subject to direct regulation by any foreign or domestic government agency, other than regulations applicable to businesses generally.

Food and Drug Administration

Because the Nova Skin Care System is not intended to treat or cure any ailment, we do not believe that it is a medical device as defined in section 201(h) of the United States Federal Food, Drug and Cosmetic Act. While we do not believe that our Nova Skin Care System is a medical device as defined by section 201(h) of the United States Federal Food, Drug and Cosmetic Act, it may nevertheless be classified as such and subject to regulation by the Food and Drug Administration or other federal, state and local authorities. These regulations relate to the manufacture, labeling, sale, promotion, distribution, import, export and shipping of products that are deemed medical devices. In the United States, before a new medical device may be marketed, the manufacturer must first receive, unless there exists an applicable exemption, either clearance under section 510(k) of the Federal Food, Drug and Cosmetic Act or pre-market approval from the Food and Drug Administration. The Food and Drug Administration’s 510(k) clearance process usually takes anywhere from three to twelve months, or longer, while the process of obtaining pre-market approval is much more costly and uncertain and generally takes from one to three years, or longer.

To obtain pre-market approval and, in some cases, a 510(k) clearance, a manufacturer must conduct controlled clinical trials designed to test the safety and effectiveness of the medical device. Conducting clinical trials generally entails a long, expensive and uncertain process that is subject to delays and failure at any stage. The data obtained from clinical trials may be inadequate to support approval or clearance of a submission. In addition, the occurrence of unexpected findings in connection with clinical trials may prevent or delay obtaining Food and Drug Administration approval or clearance. If we conduct clinical trials of the Nova Skin Care System, they may be delayed or halted, or be inadequate to support approval or clearance, for numerous reasons, including, among others:

•	the Food and Drug Administration, other regulatory authorities or an institutional review board placing a clinical trial on hold;

•	insufficient patient enrollment, higher than anticipated attrition, non-compliance with trial protocols or patient follow-up not occurring at expected rates;

•	institutional review boards and third party clinical investigators delaying or rejecting our trial protocol;

•
third party clinical investigators declining to participate in a trial or not performing a trial on our anticipated schedule or consistent with the clinical trial protocol, good clinical practices or other Food and Drug Administration requirements;

•	third party organizations not performing data collection and analysis in a timely or accurate manner;

•	regulatory inspections of our clinical trials or manufacturing facilities, among other things, requiring us to undertake corrective actions or suspend, terminate or invalidate our clinical trials;

•	changes in governmental regulations or administrative actions; and

•	the interim or final results of our clinical trials being inconclusive or unfavorable as to safety or effectiveness.

Medical devices may be marketed only for the indications for which they are approved or cleared. The Food and Drug Administration may refuse requests for 510(k) clearance or pre-market approval or, if granted, clearances may be revoked if safety or effectiveness problems arise. While we do not believe that our Nova Skin Care System is a medical device, it may nevertheless be classified as such.

COMPETITION

Competition in each of the industries in which we intend to sell our potential consumer retail products is based primarily upon:

•	brand name recognition;

•	availability of financial resources;

•	the quality of products;

•	reviews received for products from independent reviewers who publish in magazines, websites, newspapers and other industry publications;

•	availability of access to retail shelf space and distribution networks;

•	the price of each product;

•	advertising and promotion; and

•	the number of products then available.

We will rely, for all of our potential product lines, on what we believe to be our superior product quality, marketing and sales abilities, proprietary technology, product development capabilities and our management’s experience to compete within each of our market segments. However, we may not be able to effectively compete in these intensely competitive markets. Moreover, some of our competitors have longer operating histories, larger customer bases and greater financial, marketing, service, support, technical and other resources, affording them the ability to undertake more extensive marketing campaigns and adopt more aggressive pricing policies, than we can. Furthermore, we believe that competition from new entrants will increase as the markets for each of our potential products expand.

The Nova Skin Care System

In relation to our Nova Skin Care System, we will face competition from other cosmetic and personal hygiene retail manufacturers, all of whom generally sell through the same combination of channels as we intend to, including retail, wholesale, direct-response and online marketing sales.

There are currently several cosmetic and personal hygiene retail manufacturers that employ various technologies intended to assist in cleansing and exfoliating the skin. The most common products utilize microdermabrasion, a procedure whereby the skin is sandblasted with aluminum oxide crystals through a wand-like devise that suctions itself to the skin’s surface. Other products make use of high-frequency vibrations or electrical impulses to stimulate, massage and exfoliate the skin.

We currently anticipate competing with the following companies and products, among others:

•	Neutrogena - Advanced Solutions At-Home Microdermabrasion System;

•	Homedics - Facial Cleansing & Microdermabrasion Set;

•	DermaNew - Microdermabrasion Total Body Experience;

•	H2O Plus - Skin Renewal Microdermabrasion Kit;

•	Visage Naturel - Home Microdermabrasion System;

•	DermaPower - Home Microdermabrasion System;

•	Artemis Woman - The Healing Gems Microdermabrasion System;

•	Sharper Image - Microdermabrasion System for Professional Skin Rejuvenations;

•	Yuen Mai Industrial Co., Ltd. - Ultrasonic Massager;

•	Ultrasonic - Ultrasonic Face & Body Massager;

•	Wedian Technology Co. Ltd. - Ultrasonic Beauty Stimulator; and

•	Oxylight - Dermawand.

The Dust WolfTM

In relation to our Dust WolfTM, we will face competition from other manufacturers of cleaning accessories as well as competition from vacuum cleaner manufactures, all of whom generally sell through the same combination of channels as we intend to, including wholesale and retail markets, and direct and online sales.

There are currently several other manufacturers of cleaning supplies and accessories offering products designed to clean uneven or textured surfaces. The most common products are of two types, hand-held devices and vacuum attachments. The hand-held devices include items such as feather dusters and shag cloths, while the vacuum attachments typically feature brush-like accessories.

We currently anticipate competing with the following companies and products, among others:

•	The Vermont Country Store - Diva Duster;

•	Home Focus® - Mini-Blind Cleaner (2);

•	Unger - Natural Wool Duster;

•	Rubbermaid® - Feather Duster;

•	Beam - Mini-Blind/Vertical Blind Attachment;

•	Wacky Vac - Wacky Vac Vacuum Attachment;

•	Jobar - Mini Blind Vacuum Attachment; and

•	FilterStream - Ultra Vacuum Powered Duster.

The Tomorrow GardenTM Kit

In relation to our Tomorrow GardenTM Kit, we will face competition from other manufacturers and providers of dried, frozen, powdered and canned herbs, as well as competition from local growers and distributors of fresh herbs, all of whom generally sell through the same combination of channels as we intend to, including wholesale and retail markets, and direct and online sales.

There are several other manufacturers and providers of culinary and exotic herbs, the most common products being prepackaged, dried, frozen or canned herbs or do-it-yourself kits. We currently anticipate competing with the following companies and products, among other local growers and distributors:

•	HerbKits.com - Indoor Herb Gardening Kits; and

•	New England Herb Company.

The High Density Vertical Bio-Reactor

In relation to our Bio-Reactor technology, we will face competition from other companies engaged in bio-fuel research and development. Currently we anticipate competing with companies such as Green Fuel Technologies Corporation of Cambridge, MA which we believe is developing similar technology.

INTELLECTUAL PROPERTY

Overview

We will rely for our business on a combination of pending patents, trademarks and trade secrets in order to protect our intellectual property. Our pending patents, trademarks and trade secrets are among the most important assets we possess in our ability to generate revenue and profits and we will depend significantly on these intellectual property assets in being able to effectively compete in our markets.

We cannot be certain that the precautions we have taken to safeguard our pending patents, trademarks and trade secrets will provide meaningful protection from unauthorized use. If we must pursue litigation in the future to enforce or otherwise protect our intellectual property rights, or to determine the validity and scope of the proprietary rights of others, we may not prevail and will likely have to make substantial expenditures and divert valuable resources in the process. Moreover, we may not have adequate remedies if our intellectual property is appropriated or our trade secrets are disclosed.

Patents Pending

On July 29, 2005 we entered into a master license agreement with MK Enterprises LLC for certain patent pending potential products and the expertise which will form the basis of the patent pending potential products, from which we intend to derive our revenue. In accordance with the terms of the agreement, and in exchange for the exclusive worldwide license to manufacture, market and sell the covered products, we agreed to (i) issue 20,000,000 shares of our common stock to MK Enterprises, (ii) pay a one-time USD$125,000 license fee to MK Enterprises, (iii) reimburse MK Enterprises for USD$125,000 in product development costs incurred since March 17, 2005, and (iv) make certain ongoing royalty and consulting fee payments to MK Enterprises.

While the pending patent applications covering the technology and expertise licensed under the MK Master License may not be granted at all, in the event that patents are issued to, the title, rights and interests associated with any such patents shall remain the exclusive property of MK Enterprise’s consultant, and our Chief Executive Officer, acting President, Chairman and a member of our board of directors, Malcolm Glen Kertz.

As of the date of this prospectus, we have received case and/or application numbers for each of the intellectual property assets for which we are seeking patents. With respect to our Nova Skin Care System our patent application has been published, all of our other remaining patent applications are in the preliminary stages of the application process and remain pending.

We are in the preliminary stages of developing technology for a High Density Vertical Bio-Reactor. An initial patent has been filed with the United States Patent and Trademark Office (Docket # 2405-01800) covering the basic Bio-Reactor design.

Trademarks

We have applied for registration of our trademarks in the United States in order to establish and protect our brand names as part of our intellectual property assets. We have applied for registration of Dust WolfTM, Tomorrow GardenTM, “Valcent” “Nova”, the Nova logo as well as various designs associated with our prospective Nova Skin Care product line. As of the date of this prospectus, we have received case and/or application numbers for each of the intellectual property assets for which we are seeking registration. With respect to our Dust WolfTM application, the mark has been published and we are presently awaiting receipt of a notice of allowance, all of our other remaining registrations are in the preliminary stages of the application process and remain pending.

Trade Secrets

Whenever we deem it important for purposes of maintaining competitive advantages, we require parties with whom we share, or who otherwise are likely to become privy to, our trade secrets or other confidential information to execute and deliver to us confidentiality and/or non-disclosure agreements. Among others, this includes employees, consultants and other advisors, each of whom we require to execute such an agreement upon commencement of their employment, consulting or advisory relationships. These agreements generally provide that all confidential information developed or made known to the individual by us during the course of the individual’s relationship with us is to be kept confidential and not to be disclosed to third parties except under specific circumstances.

As of the date of this prospectus, we have executed a confidentiality and non-disclosure agreement with MK Enterprises LLC and are in the process of drafting confidentiality and/or non-disclosure agreements for our other key employees, consultants and advisors.

EMPLOYEES

As of January 21, 2007, we have retained five full-time employees, no part-time employees and six consultants. Our key full-time employees and consultants, their geographic locations and primary responsibilities are as follows:

Full-Time Employees

Jack Potts, our Vice President Sales and Marketing - Consumer Products Division, Valcent Manufacturing Ltd., is located in El Paso, Texas, and is primarily responsible for formulating and overseeing development and marketing strategies for each of our potential consumer retail product lines. He is responsible for working with Hawthorne Direct in developing and producing infomercials for each of our potential consumer retail product lines, and will also be responsible for working with advertising agencies in facilitating our entry and sustainability in the direct-response, online and consumer retail marketing segments.

Forrest Ely, our Chief Operating Officer (effective January 1, 2007), Valcent Manufacturing Ltd., is located in El Paso, Texas, and is primarily responsible for overseeing all aspects of our manufacturing, production and product fulfillment activities. He will also retain responsibilities relating to the design and engineering and overall product development, including the procurement of certain materials and components necessary for manufacture and assembly of our existing potential products.

Consultants

M. Glen Kertz, our Chief Executive Officer acting President, Chairman and a member of our board of directors, is located in El Paso, Texas, and is primarily responsible for the direction and management of all of our research and development activities, as well as oversight of all aspects of our operations and manufacturing, potential product development and sales and marketing.

Perry A. Martin, our Executive Vice President, Valcent Manufacturing Ltd., is located in El Paso, Texas, and is primarily responsible for the direction and management of our accounting, administration and human resources activities.

Gaye Davis, our Vice President of Health & Beauty, Valcent Manufacturing Ltd., is located in Houston, Texas, and is primarily responsible for researching and gaining insight into the high-end retailer and consumer demographic and testing and studying domestic and international competitors and major brands to assist in the development and launch of our own potential line of health and beauty products.

Dr. Luis Carlos Fierro is a research consultant, located in Chihuahua, Mexico, and, acting under the direction of M. Glen Kertz, assists in conceptual, design and development work for our Tomorrow GardenTM line of potential consumer retail products.

Solid Integrations LLC, a design and manufacturing firm, located in the city of Ciudad Juarez, Chihuahua, Mexico, has been retained as a general and engineering consultant, will perform all of the manufacturing-related activities for our three lines of potential consumer retail products, as well as to, as needed, design prototypes and production flow processes for current and future potential consumer retail products.

So as to maintain our competitive position, we may require consultants and other advisors with whom we contract to execute, among other things, non-competition agreements upon commencement of their consulting or advisory relationships. These agreements typically provide that for a reasonable time following the conclusion of the consulting or advisory relationship such individuals will not engage directly or indirectly in our business or solicit our customers or suppliers.

As of the date of this prospectus, we have executed a non-competition agreement with MK Enterprises.

SEASONALITY;

We may experience slight seasonal fluctuations in the sale of our potential consumer retail products if consumers elect to defer discretionary spending. However, we believe that the overall effects of any seasonal variations in sales activity will be insignificant.

PROPERTY, PLANT AND EQUIPMENT

Our principal executive offices are located at 789 West Pender Street, Suite 1010, Vancouver, BC, Canada V6C 1H2. Our telephone number is (604) 606-7979.

Our registered and records office is located at 3100, 324-8th Avenue S.W., Calgary, Alberta, T2P 2Z2.

Through Valcent Manufacturing, Ltd., we maintain additional leased office, product development, warehouse and distribution center space in El Paso, Texas for warehousing, distribution and certain potential product development activity, including early stage conceptual, design and development work, as well as development reviews and final approval of each of our potential products by internal management. We lease this 6,000 square foot premises under a three year lease agreement with Sunland Business Center Partners, L.P. Our monthly rent is $3,543 (USD$3,170) for a term of three years and, as of September 30, 2006, there were twenty-one (21) months remaining under the lease.

On October 2, 2006, the Company acquired approximately six acres of land at 401 West Vinton, Anthony TX 79821 for approximately USD$240,000 to facilitate its development activities relating to the Company’s High Density Vertical Bio Reactor, and Tomorrow GardenTM projects. The Company paid USD$50,000 as a cash deposit for the acquisition, and obtained a term loan of USD$190,000 from the State National Bank in El Paso, TX at the bank’s prime lending rate plus 0.25% interest rate currently aggregating 8.5% per annum. The loan is amortized over a 10 year term and requires monthly payments of USD$2,336 over a 5 year term. The loan also required a first secured charge against the property acquired in addition to a pledge of $100,000 in interest bearing certificates of deposit.

MATERIAL AGREEMENTS

The following is a summary of certain key economic and related provisions of all material contracts that we have entered into since October 2003, including those relating to our July 29, 2005 license and related transactions with MK Enterprises, LLC, our July/August 2005 private offering transaction, our April 6, 2006 follow-on private offering transaction, a financing transaction occurring from October to December 2006, and a January 2007 private offering transaction.

MK ENTERPRISES LICENSE AND RELATED TRANSACTIONS

On July 29, 2005, we entered into a series of related definitive agreements with MK Enterprises LLC (“MK”), an entity controlled by Malcolm Glen Kertz, our current Chief Executive Officer, acting President, Chairman and a member of our board of directors, including:

(i)
a master license agreement for a term continuing so long as royalty payments continue to be made as required for the exclusive worldwide marketing and distribution rights to three unrelated and proprietary potential consumer retail products, and one potential commercial product, that had previously been developed (the “MK Master License”), certain of which are patent pending by MK, including the Nova Skin Care System, the Dust WolfTM, the Tomorrow GardenTM Kit, and the High Density Vertical Bio-Reactor technology (collectively, and together with any improvements thereon, the “Initial Products”) each of which are described in fuller detail elsewhere in this prospectus. See “Business—Potential Products” and “Business—Intellectual Property”;

(ii)
the MK Master License also includes a license for a term continuing so long as royalty payments continue to be made as required, for the exclusive worldwide marketing and distribution rights to any ancillary products developed and sold for use by consumers in connection with the Initial Products (the “Initial Ancillaries”);

(iii)
a product development agreement pursuant to which we were granted a right for an initial period of five years to acquire a license for a term continuing so long as royalty payments continue to be made as required, for the exclusive worldwide marketing and distribution rights to any new products developed by MK (any such products, collectively, the “Additional Products”, and, the agreement itself, the “MK Product Development Agreement”);

(iv)
the MK Product Development Agreement also includes a license for a term continuing so long as royalty payments continue to be made as required, for the exclusive worldwide marketing and distribution rights to any ancillary products developed and sold for use by consumers in connection with the Additional Products (the “Additional Ancillaries”); and

(v)
a related services agreement pursuant to which MK shall provide consulting support in connection with the Initial Products, the Initial Ancillaries, the Additional Products and the Additional Ancillaries (the “MK Consulting Agreement”), in exchange for the following:

• 20,000,000 shares of our common stock;

• a one-time USD$125,000 license fee;

•	reimbursement for USD$125,000 in development costs associated with each of the Initial Products since March 17, 2005;

•	consulting fees of USD$156,000 per year, payable monthly in advance; and

•	the greater of the following, payable annually beginning in the second license year:

(i) USD$400,000; or

(ii)  the aggregate of the following:

•	subject to a minimum amount of USD$37,500 per Initial Product during the second year of the MK Master License, and USD$50,000 each year thereafter, continuing royalties payable quarterly at a rate of:

: USD$10.00 per Nova Skin Care System unit sold;

: USD$2.00 per Dust WolfTM unit sold;

: 4.5% of annual net sales of the Tomorrow GardenTM Kit and proceeds realized;

: 4.5% of annual net proceeds realized from the High Density Vertical Bio-Reactor technology; and

: 3% of annual net sales of Initial Ancillaries.

•	a one-time USD$50,000 license fee for each Additional Product licensed (except for one pre-identified product); and

•
subject to a minimum amount of USD$50,000 per year commencing with the second year of each corresponding license, continuing royalties of 4.5% of annual net sales and 3% on annual net sales of any Additional Ancillaries.

The MK Agreements contain considerably more detail than the summary of key economic and related provisions set forth above. This summary does not purport to be a complete description of these agreements, and is qualified in is entirety by reference to the MK Master License, the MK Product Development Agreement, and the MK Consulting Agreement respectively, copies of which were filed with our annual report for the fiscal year ended March 31, 2005 on Form 20-F and which are incorporated herein by reference. Prospective investors in our common stock are strongly encouraged to read these agreements in their entirety.

LETTER AGREEMENT REGARDING THE BIO MASS PRODUCTION SYSTEM

On October 2, 2006 we entered into an agreement with Global Green Solutions Inc. (“GGS”) whereby GGS will fund the next phase of the development and promotion of our High Density Vertical Bio-Reactor technology. Pursuant to the Agreement, Valcent and GGS will establish a commercial venture, named “Vertigo,” in which GGS will loan Valcent up to $3,000,000 in capital to continue the research and development of the Bio-Reactor technology, construct a working prototype of the Bio Mass System and develop the technology for commercial uses. We are obligated to provide product support, research and development personnel and the non-exclusive use of our warehouse and lands in El Paso, Texas, as is necessary. We expect that up to four of our employees will be actively involved in the development of the Bio-Reactor technology.

Until GGS is reimbursed for its capital contributions, the interests in Vertigo are 80% in favor of GGS and 20% in favor of the Valcent, with both interests subject to a 3.0% royalty. After GGS is reimbursed for its capital contributions, the interests in Vertigo shall be 70% in favor of GGS and 30% in favor of Valcent, with both interests being subject to a 4.5% royalty. At the end of the research and development and pilot plant phase, we will have the option to purchase an additional interest in the commercial venture. Additionally, subject to certain conditions, we have the right to develop a sub-venture for the purpose of marketing the applications of the High Density Vertical Bio-Reactor at a retail or consumer level.

PURCHASE OF PROPERTY

On October 2, 2006, the Company acquired approximately six acres of land at 401 West Vinton, Anthony TX 79821 for approximately USD$240,000 to facilitate its development activities relating to the Company’s High Density Vertical Bio Reactor, and Tomorrow GardenTM projects. The Company paid USD$50,000 as a cash deposit for the acquisition, and obtained a term loan of USD$190,000 from the State National Bank in El Paso, TX at the bank’s prime lending rate plus 0.25% interest rate currently aggregating 8.5% per annum. The loan is amortized over a 10 year term and requires monthly payments of USD$2,336 over a 5 year term.

PRIVATE OFFERING TRANSACTIONS:

JULY/AUGUST 2005 AND APRIL 2006

During the period July 25, 2005 through August 5, 2005, we consummated a series of related private offering transactions with and among a syndicated group of institutional and other investors to finance our obligations arising under the MK Agreements, and to provide working capital to pursue our business plan. As part of these transactions, we issued, in the aggregate, USD$1,277,200 in 8% per annum convertible notes and three-year warrants to acquire (i) up to 1,702,924 shares of common stock at a price per share of USD$0.50, and (ii) up to an additional 1,702,924 shares of common stock at a price per share of USD$1.00. Subject to certain limitations on amount, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) 70% of the average of the five lowest closing bid prices for the common stock for the ten trading days prior to conversion, or (ii) USD$0.55. The convertible notes carry a redemption feature which allows us to retire them, in whole or in part, for an amount equal to 130% of that portion of the face amount being redeemed, but only in the event that our common shares have a closing price of USD$1.50 per share for at least twenty consecutive trading days and there has otherwise been no default. The common stock purchase warrants carry a “net cashless” exercise feature allowing the holder thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, but rather solely in exchange for the cancellation of that number of common shares into which such warrants are exercisable.

The agreements involved in the July 25, 2005 through August 5, 2005 related private offering transactions consisted, for each investor, of a subscription agreement, a convertible note, a Class A common stock purchase warrant, and a Class B common stock purchase warrant (the “July/August 2005 Subscription Agreements”). All individual transactions utilized the same forms of July/August 2005 Subscription Agreements, with the exception of certain of the representations differing in minor ways based on the country of domicile of the particular investors involved.

In connection with the financing described above, compensation in the form of finder’s fees was paid which consisted in the aggregate of the following:

•	USD$127,720 in cash, representing 10% of the gross proceeds realized;

•	425,735 shares of our common stock;

•	three-year warrants to purchase up to 255,440 shares of our common stock at a price of USD$0.50; and

•	three-year warrants to purchase up to 425,733 shares of our common stock at a price of USD$0.75.

As part of the financing transactions, we also granted certain registration rights to each of the investors and finders pursuant to which we became committed to registering all of the shares issued as part of such transactions, including those issuable upon conversion of the notes and exercise of the warrants, by filing a registration statement on Form F-1 covering such shares within sixty days of the closing date, or by September 27, 2005. Under the terms of the registration provisions, we had until January 25, 2006 to cause such registration statement to be declared effective by the SEC, with any delays in meeting this obligation subjecting us to liability in an amount, payable in cash, at a rate of 2% of the outstanding amount on the convertible notes per thirty day period for the duration of any such delay.

As a consequence, among other reasons, of ongoing delays resulting from our having recently undergone a significant restructuring and change in business direction, and the unavailability of certain information necessary for preparing our filing, we experienced delays in meeting our registration obligation under the terms of the series of related private offering transactions. As a result, on April 6, 2006, we reached a verbal agreement with the syndicated group of institutional and other investors, wherein we agreed to convert the accruing penalties associated with the July 25, 2005 through August 5, 2005 transactions, an aggregate of USD$82,200, into convertible penalty notes carrying terms similar to those notes issued in the original series of private offering transactions, and in addition to issue each investor one three-year penalty warrant for each USD$0.75 of penalties owed to purchase, in the aggregate, up to an additional 109,600 shares of common stock at a price per share of USD$0.75. As part of this verbal agreement, we also granted certain additional registration rights to each of the investors pursuant to which we became committed to registering all of the shares issued as part of the July 25, 2005 through August 5, 2005 transactions as well as all of the shares issued in satisfaction of the accruing penalties within fourteen days of the April 6, 2006 agreement, or by April 20, 2006, and to cause such registration statement to be declared effective by the SEC by June 5, 2006. Furthermore, in accordance with the verbal agreement, any delays in meeting our obligation to file a registration statement by April 20, 2006 subject us to additional liability in the form of a reduction in the exercise price of the Class A and Class B warrants issued as part of the original series of related private offering transactions in an amount of USD$0.10 per week for the duration of any such delay.

The July/August 2005 Subscription Agreements contain considerably more detail than the summary of key economic and related provisions set forth above. This summary does not purport to be a complete description of these agreements, and is qualified in its entirety by reference to the actual form of subscription agreement, convertible notes, Class A common stock purchase warrants and Class B common stock purchase warrants, respectively, copies of which were filed with our annual report for the fiscal year ended March 31, 2005 on Form 20-F and which are incorporated herein by reference. Prospective investors in our common stock are strongly encouraged to read these agreements in their entirety.

APRIL 2006 FOLLOW-ON PRIVATE OFFERING TRANSACTION

On April 6, 2006, we consummated a follow-on private offering transaction with and among a syndicated group of institutional investors to retire certain short-term obligations and existing liabilities and to provide additional general corporate and working capital to pursue our business plan, pursuant to which we issued, in the aggregate, USD$551,666 in 8% per annum convertible notes and three-year warrants to acquire (i) up to 735,544 shares of our common stock at a price per share of USD$0.40, and (ii) up to an additional 735,544 shares of our common stock at a price per share of USD$0.90. Subject to certain limitations, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) 70% of the average of the five lowest closing bid prices for our common stock for the ten trading days prior to conversion, or (ii) USD$0.55. The convertible notes carry a redemption feature which allows us to retire them, in whole or in part, for an amount equal to 130% of that portion of the face amount being redeemed, but only in the event that our common shares have a closing price of USD$1.50 per share for at least twenty consecutive trading days and there has otherwise been no default. The common stock purchase warrants carry a “net cashless” exercise feature allowing the holder thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, but rather solely in exchange for the cancellation of that number of common shares into which such warrants are exercisable.

The agreements involved in the April 6, 2006 follow-on private offering transaction consisted, for each investor, of a subscription agreement, a convertible note, a Class A common stock purchase warrant, and a Class B common stock purchase warrant (the “April 2006 Subscription Agreements”). All individual transactions utilized the same forms of April 2006 Subscription Agreements.

In connection with the financing described above, compensation in the form of finder’s fees was paid, which fees consisted in the aggregate of the following:

•	USD$55,166 in cash, representing 10% of the gross proceeds realized;

•	183,886 shares of our common stock;

•	three-year warrants to purchase up to 110,320 shares of our common stock at a price of USD$0.50; and

•	three-year warrants to purchase up to 183,867 shares of our common stock at a price of USD$0.75.

As part of the financing transaction, we also granted certain registration rights to each of the investors and finders pursuant to which we became committed to registering all of the shares issued as part of such transaction, including those issuable upon conversion of the notes and exercise of the warrants, by filing a registration statement on Form F-1 covering such shares within fourteen days of the closing date, or by April 20, 2006,and causing such registration statement to be declared effective by the SEC by June 5, 2006. In accordance with the terms of the registration provisions any delays in meeting our obligations subject us to liability in an amount, payable in cash, at a rate of 2% of the outstanding amount on the convertible notes per thirty day period for the duration of any such delay, and, furthermore, any delays in our filing of a registration statement by April 20, 2006 subject us to liability in the form of a reduction in the exercise price of the Class A and Class B warrants issued as part of such transaction in an amount of USD$0.10 per week for the duration of any such delay.

The April 2006 Subscription Agreements contain considerably more detail than the summary of key economic and related provisions set forth above. This summary does not purport to be a complete description of these agreements, and is qualified in its entirety by reference to the actual form of subscription agreement, convertible notes, Class A common stock purchase warrants and Class B common stock purchase warrants, respectively, copies of which were filed with our registration statement on Form F-1 on April 27, 2006 and which are incorporated herein by reference. Prospective investors in our common stock are strongly encouraged to read these agreements in their entirety.

Our registration statement on Form F-1 was originally filed with the SEC on April 27, 2006, which delay resulted in a reduction in the exercise price of the Class A and Class B warrants issued as part of April 6, 2006 transaction from USD$0.50 and USD$1.00 to USD$0.40 and USD$0.90, respectively. Moreover, as of the date of this prospectus we are accruing penalties at a rate of 2% per thirty day period for having failed to have our registration statement declared effective by June 5, 2006. We have accrued up to approximately USD$178,550 in penalties, exclusive of those penalties previously converted into convertible penalty notes and warrants with penalties accrued through April 6, 2007. These penalties are convertible into 649,272 common shares. Our management is hopeful that we will cause such registration statement to be declared effective in the near future, however, the penalties which we have accumulated to date, and any penalties which we may accumulate for future delays, will negatively affect our business, our financial condition and our results of operations, including a corresponding reduction in our net income and the likelihood of a net loss for the year.

MAY/AUGUST 2006

On May 31, 2006, the Company issued 786,700 shares pursuant to the license agreement.  As of September 30, 2006, 7,601,325 common shares remained to be issued pursuant to the license agreement and are reflected in share subscriptions.

On May 15, 2006, the Company completed a private placement of units whereby it issued a total of 1,104,165 units at USD$0.60 per unit whereby each unit consisted of one common share and one share purchase warrant to purchase an additional common share at USD$0.80.  Of the warrants issued, 833,332 expire on May 15, 2008 and 270,833 on June 7, 2008.  The Company also paid consultants fees consisting of $58,860 plus 66,666 warrants to purchase that number of common shares at USD$0.80 until May 15, 2008 and 21,666 warrants to purchase that number of common shares at USD$0.80 until June 7, 2008.

Pursuant to an Investor Relations Consulting Agreement with a third party for services provided to Valcent, SmallCap Corporate Partners Inc. will receive a total of 160,000 shares of common stock at USD$ 0.45 per share.

On August 18, 2006, the Company completed a private placement of units whereby it issued a total of 430,000 units at USD$0.60 per unit for a total of USD$258,000 whereby each unit consisted of one common share and one share purchase warrant to purchase an additional common share at USD$0.80. The warrants issued will expire on August 18, 2008. The Company paid consultants fees consisting of $58,860 plus 24,800 warrants to purchase that number of common shares at USD$0.80 until August 18, 2008.

OCTOBER TO DECEMBER 2006

During the third quarter of fiscal year 2006, the Company received subscriptions of USD$1,500,000 towards a private placement of 8% per annum convertible notes and three year warrants to acquire (i) up to 2,000,000 shares of our common stock at a price per share of $0.50 (USD), and (ii) up to an additional 2,000,000 shares of our common stock at a price per share of $1.00 (USD). This private placement was with a group of non-US accredited investors and conducted pursuant to Regulation S of the Securities Act. Subject to certain limitations, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) seventy percent (70%) of the average of the five lowest closing bid prices for our common stock for the ten trading days prior to conversion, or (ii) $0.55 (USD). The convertible notes carry a redemption feature which allows us to retire them, in whole or in part, for an amount equal to 130% of that portion of the face amount being redeemed, but only in the event that our common shares have a closing price of $1.50 (USD) per share for at least twenty consecutive trading days and there has otherwise been no default. The common stock purchase warrants carry a “net cashless” exercise feature allowing the holder thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, but rather solely in exchange for the cancellation of that number of common shares into which such warrants are exercisable.

Between October 10, 2006 through November 6, 2006, the Company accepted conversion notices totaling $610,328 in convertible notes converting such amount into 2,077,532 common shares.

JANUARY 2007

On January 29, 2007, the Company completed a private placement comprised of $2,000,000 convertible promissory notes with a group of non-US accredited investors pursuant to Regulation S of the Securities Act. The convertible notes will mature on December 11, 2008 and carry interest at six percent (6%) per annum. The Notes are convertible into “Units” at the Note Holder’s discretion at a conversion price of US$0.50 per Unit. Each “Unit” consists of one Valcent common share and one purchase warrant to purchase an additional common share at US$0.70 per share until December 11, 2008. The Notes and any accrued interest are callable by the Company at any time after December 11, 2007 by providing thirty days written notice to the Note Holders. Interest on the Notes will be compounded annually and be cumulative until the earlier of either the date that the Company’s achieves pre-tax earnings or the end of the term. Pre-tax earnings are to be determined in accordance with Valcent’s quarterly and annual financial statements as filed with regulatory agencies and will be payable thirty days after filing with such regulatory agencies. At the discretion of the Note Holder, interest on the Notes is payable in either cash or Units at US$0.50 per Unit. The Company is obligated to file a resale registration statement on the underlying securities within four months of closing.

OTHER MATERIAL AGREEMENTS

MANAGEMENT

DIRECTORS AND SENIOR MANAGEMENT

The following table sets forth our directors and executive officers and their ages as of the date of this prospectus. Unless otherwise stated, the address for each of our directors and executive officers is c/o Valcent Products Inc.,  789 West Pender Street, Suite 1010, Vancouver, BC, Canada V6C 1H2.

Name	Age	Position

M. Glen Kertz (1)	53	Chief Executive Officer, acting President, Chairman of the Board and Director

F. George Orr (2)(3)	44	Chief Financial Officer, Secretary and Director

Perry Martin	55	Executive Vice President, Valcent Manufacturing, Ltd.

Douglas E. Ford	42	Director

Robert Wingo (4)	60	Director

Naveen Aggarwal (4)	49	Director

(1)
Appointed acting President, Chairman of the Board and a director by resolution of the board of directors, in accordance with Section 111 of the Business Corporations Act (Alberta), following the resignation of Douglas E. Ford as acting President and Secretary, on July 31, 2005. Appointed Chief Executive Officer by resolution of the board of directors in accordance with Section 121 of the Business Corporations Act (Alberta), and Section 6 of our bylaws on November 30, 2005.

(2)
Appointed director by resolution of the board of directors, in accordance with Section 111 of the Business Corporations Act (Alberta), following the resignation of Larry F. Robb and Malcolm E. Rogers Jr., on July 23, 2005.

(3)
Appointed Secretary by resolution of the board of directors, in accordance with Section 111 of the Business Corporations Act (Alberta), following the resignation of Douglas E. Ford as acting President and Secretary, on July 31, 2005. Appointed Chief Financial Officer by resolution of the board of directors in accordance with Section 121 of the Business Corporations Act (Alberta), and Section 6 of our bylaws on November 30, 2005.

(4)	Appointed Director by resolution of the board of directors, in accordance with Section 111 of the Business Corporations Act (Alberta) on December 14, 2006.

M. Glen Kertz — Chief Executive Officer, acting President, Chairman of the Board and Director

M. Glen Kertz founded, in October 1985, Gruppe Inc., a privately held tissue culture laboratory and growing operation, which he owned until January 1987. From October 1987 to May 1991, Mr. Kertz was the President of AgriStar, a publicly traded company that produced a gas permeable membrane for cell culture laboratories, and, from June 1999 to July 2004, Pagic, Inc., a consulting business management and development company. In addition, from June 1999 to July 2004, Mr. Kertz served as the President and a director of Nettron.com, Inc., predecessor to Valcent Products Inc., in July of 2005 he was appointed acting President, Chairman of the Board and a director, and, in November of 2005, he was appointed Chief Executive Officer of Valcent Products Inc.

F. George Orr, C.A. — Chief Financial Officer, Secretary and Director

F. George Orr is a self-employed Chartered Accountant with over fifteen years of accounting and consulting experience in private and public company administration, governance, audit procedures and reporting requirements. In July of 2005, he was appointed Secretary and a director, and, in November of 2005, he was appointed Chief Financial Officer of Valcent Products Inc. Mr. Orr holds a Bachelor of Commerce from St. Mary’s University, Halifax.

Perry Martin — Executive Vice President, Valcent Manufacturing, Ltd.

Perry Martin joined Valcent Manufacturing, Ltd. in July 2005 as our Executive Vice President. Previously, Mr. Martin served as an officer in the United States Navy from 1972 until 1975, after which he joined Liberty Mutual Insurance Company, a full line business insurance and financial services company, as a Loss Prevention Representative. In 1977, Mr. Martin left Liberty Mutual and assumed the role of Manager of Safety and Environmental Programs for Dresser Industries, a multinational corporation providing technology, products and services for use in developing energy and natural resources. In 1987 Mr. Martin became one of the founding partner of AgriStar, a publicly traded company that provided patented technology to the plant cell culture market. Upon leaving AgriStar in 1989, Mr. Martin worked as an independent business consultant until 1992, when he accepted the position of Risk Manager for the City of Port Arthur, Texas and, from 2001 until 2005, Mr. Martin was a partner in Pagic, Inc., a business management and development consulting company. Mr. Martin holds a Bachelor of Science in Industrial Engineering from Louisiana State University.

Douglas E. Ford — Director

Douglas E. Ford has acted as General Manager of Dockside Capital Group Inc., a private merchant banking and venture capital firm specializing in providing services to, and arranging funding for, emerging growth companies, since 1987. From October 1998 through September 2000, Mr. Ford served as Vice-President, Operations of Bugaboos Eyewear Corporation, a distributor of sport-specific eyewear in North America. He joined Valcent Products Inc., as our Secretary and a Director, in October 1996. Mr. Ford has also served on the board of directors of International Gemini Technology Inc., a Canadian shell company, from September 1992 to the present, and Rockgate Capital Corp., a Canadian capital pool company, from January 2005 to present. Mr. Ford holds a Bachelor of Arts, in political science, from the University of British Columbia.

Robert V. Wingo - Director

Mr. Wingo joined Sanders\Wingo in 1983. Mr. Wingo’s leadership has been instrumental for clients like Farah USA, Fuddruckers, Dr. Scholl’s, AT&T, United States Postal Service, Shell Oil and the Greater El Paso Chamber of Commerce. Mr. Wingo has received countless honors, including UTEP’s 2002 Gold Nugget award and the Silver Medal award from the American Advertising Federation. Wingo was appointed by Governor Rick Perry to the Texas Economic Development Corporation. He also sits on the Holocaust Museum Board of El Paso and has been recognized by Black Enterprise in its annual B.E. 100’s list for the past three years.

Naveen Aggarwal - Director

Naveen Aggarwal is the Senior Vice President of Sales and Marketing at Active Intelligence Corp., a company which specializes in the systems integration of Oracle Retail’s (Retek) retail solutions portfolio. As Senior Vice President of Sales & Marketing for Active Intelligence, Mr. Aggarwal established the company as the sole delivery partner for Oracle Retail (Retek) training for North America. Mr. Aggarwal has held senior level positions at many leading international companies including Sun Microsystems, Quest Software, Netscape Communications and Northern Telecom. Mr. Aggarwal received degrees in Neurophysiology and Mathematics/Computer Science at the University of Toronto.

COMPENSATION

The following table sets forth the total compensation paid to each of our directors and executive officers serving during the fiscal year ended March 31, 2006.

		Annual Compensation		Long Term Compensation
Awards
	Year			Restricted	Securities
	Ended			Stock	Underlying
Name and Principal Position	March 31,2006	Salary	Bonus/Fees	Awards	Options/SARs (#)

M. Glen Kertz President and Director		--	--

Douglas E. Ford (1) acting President, Secretary and Director		--	4,000	300,000	300,000

Carlton Parfitt (2) Director		--	--	100,000	200,000

Edward D. Ford (1)(3) Director		--	--	--	--

Gary E. Read (3) Director		--	--	--	--

Larry F. Robb (4) Director		--	--	--	--

Malcolm E. Rogers Jr. Director (3)		--	--	--	--

F. George Orr (5)		--	19,500	--	--

Eric Enciso, Chief Operating Officer (6)	-	39,233	--	-250,000-	---250,000

(1)
During the year ended March 31, 2006 and 2005, Dockside Capital Group Inc., a private company of which Edward D. Ford and Douglas E. Ford are directors and officers, was paid a total of $4,000 and $6,000 in management and consulting fees. No formal agreements are in place for the provision of these services. Under our 2004 U.S. Stock Option Plan, Mr. Ford was granted, and which are now fully vested, 300,000 stock options.

(2)	Resigned, effective December 14, 2006.

(3)	Resigned, effective July 23, 2005.

(4)	Resigned, effective July 27, 2005.

(5)
Mr. F. George Orr was appointed Secretary and a director of the Board, and, in November of 2005, he was appointed Chief Financial Officer of Valcent Products Inc. He performs these duties as an independent consultant.

(6)
Employed for a partial year during the year ending March 31, 2006. Per employment agreement, employee received 250,000 stock options which consist of: (i) a fully vested option to purchase 50,000 shares of our common stock, expiring March 10, 2009; (ii) an option to purchase 25,000 shares of our common stock vesting January 10, 2007 and expiring January 10, 2010; (iii) an option to purchase 75,000 shares of our common stock vesting May 10, 2007 and expiring May 10, 2010; and (iv) an option to purchase 100,000 shares of our common stock vesting upon our attainment of positive cash flow and expiring three years from the date thereof. Employment terminated on January 18, 2007.

BOARD PRACTICES

In accordance with Section 106(3) of the Business Corporations Act (Alberta), each of our directors holds office for a term of one year, unless otherwise removed or resigns, with such term expiring at the succeeding annual shareholders’ meeting. Officers are appointed by, and serve at the discretion of, our board of directors.

We currently have no arrangements in place for the provision of benefits upon the termination of our directors or officers.

Board of Director Committees

We have one standing committee, the audit committee, comprised of members of our board of directors. Our audit committee was formed in 1996 and in March 2005 adopted a formal written charter. The current members of our audit committee include Douglas E. Fordand F. George Orr, and we presently have, and will continue to have, one member, F. George Orr, who is a “financial expert” (as defined in accordance with Item 16A(b) of Form 20-F). Our audit committee meets with our external auditors annually, prior to completion of our audited financial statements, and with our management regularly throughout the fiscal year.

We have no formal compensation committee.

EMPLOYEES

For the fiscal year ended March 31, 2005, we had no salaried employees. As of January 217, 2007, we have retained five full-time employees, no part-time employee and six consultants.

SHARE OWNERSHIP

The following table sets forth, as of January 21, 2007, information regarding the share ownership of our common stock for each of our directors and executive officers serving during the fiscal year ended March 31, 2006.

Name	Amount and Nature of Ownership	Percent of Class*

M. Glen Kertz (1)	3,000,000	14.14.17%

Douglas E. Ford (2)	1,174,858	5.5.55%

F. George Orr (8)	1,328,205	6.6.27%

Edward D. Ford (3)(4)	841,865	3.98%

Gary E. Read (4)	--	--%

Larry F. Robb (5)(6)	232,350	1.1010%

Malcolm E. Rogers Jr. (4)(7)	34,775	** %

Carlton Parfitt (9)	100,000	** %

Perry A. Martin	--	** %

Eric Enciso (10)	250,000	1.18%

All officers and directors as a group (10 persons)	6,962,053	32.88%

*	No director or executive officer has different voting rights from any other holder of our common stock. A total of 21,175,118 common shares were issued as at January 21, 2007.

**	Beneficially owns less than one percent.

(1)	Consists of 3,000,000 shares of common stock beneficially owned through MK Enterprises LLC. Voting and/or investment power over all of these securities is held by M. Glen Kertz.

(2)
Consists of 32,993 shares of common stock directly owned, 841,865 shares of common stock beneficially owned through Dockside Capital Group Inc. Voting and/or investment power over all of these securities is held by Douglas E. Ford and Edward D. Ford in equal portions, and 300,000 fully vested stock options under our 2004 U.S. Stock Option Plan.

(3)
Consists of 841,865 shares of common stock beneficially owned through Dockside Capital Group Inc. Voting and/or investment power over all of these securities is held by Douglas E. Ford and Edward D. Ford in equal portions.

(4)	Resigned, effective July 23, 2005.

(5)	Consists of 232,350 shares of common stock directly owned.

(6)	Resigned, effective July 27, 2005.

(7)	Consists of 17,387 shares of common stock jointly owned with former spouse.

(8)	Consists of 550,000 unregistered shares of common stock directly owned and 778,205 unregistered shares of common stock beneficially owned through a spouse.

(9)
Consists of 100,000 shares of stock owned after bonus provided by the Company to exercise stock options with such restricted common shares issued in January, 2007. Resigned effective December 14, 2006.

(10)	Consists of 250,000 stock options, 150,000 fully vested. Employment terminated effective January 18, 2007.

On December 14, 2006, the Company replaced its existing Canadian and US stock option plans with a new single stock option plan. The plan allows for share options to be issued to company employees, directors, officers, and consultants on both a qualified and non-qualified basis. The aggregate number of shares of Common Stock as to which Options and Bonuses may be granted from time to time under the Plan shall not exceed 20% (the “Plan Maximum”) of the Company’s issued and outstanding shares of Common Stock. In addition, the aggregate number of shares of Common Stock to which Incentive Stock Options may be granted shall not exceed 3,100,000 shares out of the Plan Maximum. The plan is designed to encourage our directors, executive officers, consultants and other key employees to acquire a proprietary interest in the company. Our Stock Option is Plan is administered by the Board of Directors, or a committee designated thereby, and reserve for issuance thereunder, in the aggregate, a total of 20% of our issued and outstanding common shares, on a non-diluted basis, to be increased or decreased as the number of our issued and outstanding shares change. Our Stock Option Plans provide that the terms of the options and the option prices shall be fixed by the Board or committee and subject to the requirements of the exchange on which our common shares are traded, or any other governing regulatory body, at the time of exercise. Options granted shall expire after a period of five years or terminate three months after the recipient ceases to be our employee.

The following table sets forth information regarding stock options that have been granted and are outstanding as of the date of this prospectus.

Name	Title of shares	Number of Securities Underlying Options Granted	Exercise Price (USD)	Expiration Date

Douglas E. Ford	Common Stock	300,000 (1)	$0.50	02/21/2011

Eric T. Enciso	Common Stock	250,000 (2)	$0.60	(2)

Jack Potts	Common Stock	250,000 (3)	$0.60	(3)

Edmund Forrest Ely	Common Stock	250,000 (4)	$0.60	(4)

Stacy Anderson	Common Stock	250,000 (5)	$0.80	04/09/2010

Sanders\Wingo Advertising Inc.	Common Stock	75,000 (6)	$1.00	3/31/2010

Jesus Perez	Common Stock	60,000 (7)	$0.60	06/30/2010

David Lucey	Common Stock	100,000 (7)	$0.60	06/30/2010

GayeGaye Davis	Common Stock	100,000 (7)	$0.60	06/30/2010

David Rose	Common Stock	100,000 (8)	$0.60	12/13/2011

Mike Berry	Common Stock	400,000 (8)	$0.55	12/13/2011

Bob Wingo	Common Stock	300,000 (9)	$0.55	12/13/2011

Naveen Agarwal	Common Stock	300,000 (9)	$0.55	12/13/2011

Grant Atkins	Common Stock	400,000 (10)	$0.55	12/13/2011

Agnieszka Pinowska	Common Stock	150,000 (11)	$0.55	12/13/2011
Subtotal		3,285,000

(1)	All options are fully vested.

(2)
Consists of (i) a fully vested option to purchase 50,000 shares of our common stock vesting May 10, 2006 and expiring May 10, 2009; (ii) an option, for three years following the date on which it vests, to purchase 100,000 shares of our common stock vesting on the earlier of November 10, 2006 or our attainment of positive cash flow; and (iii) an option to purchase 100,000 shares of our common stock vesting May 10, 2007 and expiring May 10, 2010. Employment terminated January 18, 2007. All vested options will expire on April 18, 2007, unless exercised sooner.

(3)
Consists of (i) a fully vested option to purchase 50,000 shares of our common stock, expiring March 10, 2009; (ii) an option to purchase 25,000 shares of our common stock vesting January 10, 2007 and expiring January 10, 2010; (iii) an option to purchase 75,000 shares of our common stock vesting May 10, 2007 and expiring May 10, 2010; and (iv) an option to purchase 100,000 shares of our common stock vesting upon our attainment of positive cash flow and expiring three years from the date thereof.

(4)
Consists of (i) a fully vested option to purchase 50,000 shares of our common stock, expiring March 10, 2009; (ii) an option to purchase 25,000 shares of our common stock vesting January 10, 2007 and expiring January 10, 2010; (iii) an option to purchase 75,000 shares of our common stock vesting May 10, 2007 and expiring May 10, 2010; and (iv) an option to purchase 100,000 shares of our common stock vesting upon our attainment of positive cash flow and expiring three years from the date thereof.

(5)
Consists of (i) a fully vested option to purchase 250,000 shares of our common stock, expiring April 9, 2010. Termination of employment occured on January 26, 2007. All vested options will expire on April 26, 2007, unless exercised sooner.

(6)	Consists of a fully vested option to purchase 75,000 shares of our common stock, expiring March 31, 2010.

(7)	Consists of a fully vested option to purchase common shares expiring June 30, 2010.

(8)	Consists of a fully vested option to purchase common shares expiring December 13, 2011.

(9)
Consists of (i) fully vested options to purchase 100,000 shares of our common stock, expiring December 13, 2011; (ii) an option to purchase 100,000 shares of our common stock vesting March 31, 2007 and expiring December 13, 2011; (iii) an option to purchase 100,000 shares of our common stock vesting June 30, 2007 and expiring December 13, 2011.

(10)
Consists of (i) fully vested options to purchase 150,000 shares of our common stock, expiring December 13, 2011; (ii) an option to purchase 125,000 shares of our common stock vesting March 31, 2007 and expiring December 13, 2011; (iii) an option to purchase 125,000 shares of our common stock vesting June 30, 2007 and expiring December 13, 2011.

RELATED PARTY TRANSACTIONS

The following information is provided in connection with all transactions or loans dating back to April 1, 2003 between us and (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, us, (b) associates, (c) individuals owning, directly or indirectly, securities representing an interest in our voting power that gives them significant influence over us, and close members of any such individuals’ families, (d) key management personnel including those persons having authority and responsibility for planning, directing, and controlling our activities, such as directors and senior management and close members of any such individuals’ families, and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence:

MANAGEMENT FEES

In each of the fiscal years ended March 31, 2004, 2005 and 2006, a management fee was paid to Dockside Capital Group Inc., a private company of which Edward D. Ford and Douglas E. Ford are directors and officers. No formal agreements are in place for the provision of these services. For the fiscal years ended March 31, 2004, 2005 and 2006, the total amount of such management fee was $6,000, $6,000 and $4,000, respectively. Although we believe that the management fees paid are as fair as those which could have been obtained in an arms length transaction with unaffiliated third parties, the fact that these fees were paid to a company of which are own directors are officers and directors gives rise to the potential that the fees may have been less favorable to us than would otherwise have been the case.

OFFICE LEASE RENT

In each of the fiscal years ended March 31, 2004, 2005 and 2006, rent was paid to Dockside Capital Group Inc., a private company of which Edward D. Ford and Douglas E. Ford are directors and officers. No formal agreements are in place for the provision of these services. For the fiscal years ended March 31, 2004 and 2005, the total amount of such rent was $6,000, and for the fiscal year ended March 31, 2006, the amount was $1,750. Although we believe that the rent paid has been as fair as that which could have been obtained in an arms length transaction with unaffiliated third parties, the fact that this rent was paid to a company of which are own directors are officers and directors gives rise to the potential that the terms may have been less favorable to us than would otherwise have been the case.

LOANS

From Directors

As of March 31, 2006, we had obtained aggregate loan advances in an amount totaling $98,850 (2005 - $158,359 and 2004 - $119,729) from several of our directors and officers. These loan advances were without interest or specific terms of repayment.

On July 4, 2005, after having obtained shareholder authorization on April 14, 2005 to settle certain of our outstanding obligations by way of common stock conversions at a rate equal to $0.05 per share, $153,349 of the then outstanding indebtedness under these loans was converted to 1,106,486 shares of our common stock, representing a price per share of $0.14 (the balance of the obligation having been paid in cash). Although we believe that the ratio applied for purposes of the conversion to common stock was as fair as that which could have been obtained in an arms length transaction with unaffiliated third parties, the fact that the loans were obtained from our officers and directors gives rise to the potential that the terms may have been less favorable to us than would otherwise have been the case..

From Shareholders

As of September 30, 2006, we have obtained aggregate unsecured loan advances in an amount totaling approximately USD$938,820 from Timothy Brock, the 100% beneficial owner of West Peak Ventures of Canada, Inc., which is a beneficial owner of greater than 5% of our common shares.

PROFESSIONAL FEES

During the six months ended September 30, 2006 and the year ended March 31, 2006, professional fees in the amount of $6,000 and $19,500 respectively were paid to F. George Orr, our director, for the provision of certain accounting services.

MK ENTERPRISES LICENSE AND RELATED TRANSACTIONS

On July 29, 2005, we entered into a series of related definitive agreements with MK Enterprises LLC (“MK”), an entity controlled by Malcolm Glen Kertz, our current Chief Executive Officer, acting President, Chairman and a member of our board of directors, including:

(i)
a master license agreement for a term continuing so long as royalty payments continue to be made as required for the exclusive worldwide marketing and distribution rights to three unrelated and proprietary potential consumer retail products, and one potential commercial product, that had previously been developed (the “MK Master License”), certain of which are patent pending by MK, including the Nova Skin Care System, the Dust WolfTM, the Tomorrow GardenTM Kit, and the High Density Vertical Bio-Reactor technology (collectively, and together with any improvements thereon, the “Initial Products”) each of which are described in fuller detail elsewhere in this prospectus. See “Business—Potential Products” and “Business—Intellectual Property”;

(ii)
the MK Master License also includes a license for a term continuing so long as royalty payments continue to be made as required, for the exclusive worldwide marketing and distribution rights to any ancillary products developed and sold for use by consumers in connection with the Initial Products (the “Initial Ancillaries”);

(iii)
a product development agreement pursuant to which we were granted a right for an initial period of five years to acquire a license for a term continuing so long as royalty payments continue to be made as required, for the exclusive worldwide marketing and distribution rights to any new products developed by MK (any such products, collectively, the “Additional Products”, and, the agreement itself, the “MK Product Development Agreement”);

(iv)
the MK Product Development Agreement also includes a license for a term continuing so long as royalty payments continue to be made as required, for the exclusive worldwide marketing and distribution rights to any ancillary products developed and sold for use by consumers in connection with the Additional Products (the “Additional Ancillaries”); and

(v)
a related services agreement pursuant to which MK shall provide consulting support in connection with the Initial Products, the Initial Ancillaries, the Additional Products and the Additional Ancillaries (the “MK Consulting Agreement”), in exchange for the following:

• 20,000,000 shares of our common stock;

• a one-time USD$125,000 license fee;

•	reimbursement for USD$125,000 in development costs associated with each of the Initial Products since March 17, 2005;

•	consulting fees of USD$156,000 per year, payable monthly in advance; and

•	the greater of the following, payable annually beginning in the second license year:

(i) USD$400,000; or

(ii)  the aggregate of the following:

•	subject to a minimum amount of USD$37,500 per Initial Product during the second year of the MK Master License, and USD$50,000 each year thereafter, continuing royalties payable quarterly at a rate of:

: USD$10.00 per Nova Skin Care System unit sold;

: USD$2.00 per Dust WolfTM unit sold;

: 4.5% of annual net sales of the Tomorrow GardenTM Kit; and proceeds realized;

: 4.5% of annual net proceeds realized from the High Density Vertical Bio-Reactor technology; and

: 3% of annual net sales of Initial Ancillaries.

•	a one-time USD$50,000 license fee for each Additional Product licensed (except for one pre-identified product); and

•
subject to a minimum amount of USD$50,000 per year commencing with the second year of each corresponding license, continuing royalties of 4.5% of annual net sales and 3% on annual net sales of any Additional Ancillaries.

Although Mr. Kertz was neither an officer nor a director at the time we entered into the MK Agreements, he was both an officer and a director prior to July 2004 and assumed his current positions immediately following our entering into these agreements. During the six months ended September 30, 2006 and the year ended March 31, 2005, we paid approximately $92,718 and $121,447 respectively in product development fees to MK respectfully. Although we believe that the terms of the MK Agreements, and the fees paid to MK thereunder, are as fair as that which could have been obtained in an arms length transaction with unaffiliated third parties, the conflict of interest which existed as a result of Mr. Kertz’s prior involvement with us gives rise to the potential that the contractual terms may be less favorable to us than would otherwise have been the case.

FINDER’S FEES

In connection with our July 25, 2005 through August 5, 2005 related private offering transactions, in the aggregate amount of USD$1,277,200, compensation in the form of finder’s fees was paid which consisted, in the aggregate, of the following:

•	USD$127,720 in cash, representing 10% of the gross proceeds realized;

•	425,735 shares of our common stock;

•	Three-year warrants to purchase up to 255,440 shares of our common stock at a price of USD$0.50; and

•	Three-year warrants to purchase up to 425,733 shares of our common stock at a price of USD$0.75.

From the aggregate finder’s fee compensation identified above, West Peak Ventures of Canada, Inc., a beneficial owner of greater than 5% of our common shares, and an entity beneficially owned 100% by Timothy Brock, received USD$73,271 in cash, 241,667 shares of our common stock, a three-year warrant to purchase up to 145,000 shares of our common stock at a price of USD$0.50 per share, and a three-year warrant to purchase up to 241,667 shares of our common stock at a price of USD$0.75 per share.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common shares as of the date of this prospectus, including shares of our common stock that may be acquired pursuant to the conversion of notes and warrants, by:

•	each person or group of affiliated persons that, to our knowledge, beneficially owns more than 5% of our common shares;

•	each of our other selling shareholders who are selling share of our common stock in this offering.

A total of up to 11,483,888 shares of our common stock are being offered for sale by the selling shareholders listed below. The following table also sets forth information about each selling shareholder, including:

•	the number and percentage of outstanding shares each of our selling shareholders owns as of the date of this prospectus;

•	the number of shares offered by the selling shareholders for sale pursuant to this prospectus; and

•	the number and percentage of outstanding shares each selling shareholder will own after the offering, assuming all shares covered by this prospectus are sold.

We will not receive any proceeds from the sale of our shares or conversion of our promissory notes by the selling shareholders. If the Registration Warrants are exercised in full, we would receive proceeds of USD$2,655,048. However, we may never actually receive these proceeds because (i) the warrants carry a “net cashless” exercise feature allowing the holders thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, and (ii) the exercise price of some or all of the warrants may at any given time be above the current market price of our common stock, and therefore, the warrants may never be exercised, or, if they are exercised, but not for some time, it would not be until then that we receive any such proceeds. We will use the proceeds from any exercise of the warrants for general working capital purposes consistent with our business strategy.

Beneficial ownership of our shares is determined in accordance with the rules and regulations of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment powers. Percentage of ownership is based on 21,175,118 common shares outstanding as of January 21, 2007 and 30,150,811 common shares outstanding immediately following the completion of this offering, assuming all notes are converted and warrants are exercised.

Unless otherwise noted below, each shareholders address is c/o Valcent Products Inc. 789 West Pender Street, Suite 1010, Vancouver, BC, Canada V6C 1H2.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned Being Offered	Shares Beneficially Owned After the Offering**
	Number	Percent	Number	Number	Percent
Five percent shareholders

MK Enterprises LLC (1)	3,000,000	14.17%	240,204	2,759,796	8.45%

West Peak Ventures of Canada Ltd. (2)	2,200,000	10.39%	--	2,200,000	6.74%

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned Being Offered	Shares Beneficially Owned After the Offering**
Selling Shareholders	Number	Percent	Number	Number	Percent

MK Enterprises LLC (3)	3,000,000	14.17%	240,204	2,759,796	8.45%

Platinum Partners Macro Fund LP (4)(5)	2,020,447	9.05%	2,020,447	--	*

Alpha Capital Aktiengesellschaft (4)(7)	2,269,069	10.46%	2,269,069	--	*

Monarch Capital Fund Ltd. (4)(8)	2,086,175	9.88%	2,086,175	--	*

CMS Capital (4)(9)	1,046,132	5.23%	1,046,132	--	*

David A. Rose (4)(10)	77,339	*	77,339	--	*

Platinum Long Term Growth III (4)(11)	1,366,992	5.95%	1,366,992	--	*

Osher Capital Inc. (4)(12)	369,456	1.61%	369,456	--	*

John Beard (13)	75,000	*	75,000	--	*

Kevin Kachan (14)	180,000	*	180,000	--	*

John Herby (15)	450,000	2.13%	450,000	--	*

Price Edgar (16)	30,000	*	30,000	--	*

Fredrick Dominy (17)	60,000	*	60,000	--	*

Scott McNitt (18)	30,000	*	30,000	--	*

SmallCap Partners (19)	120,000	*	120,000	--	*

Finders

Viscount Investment, Ltd. (6)(20)	1,063,074	5.02%	1,063,074	--	*

Total	14,243,684		11,483,888	2,759,796

*	Beneficially owns less than 1%.

**
Assumes that the selling shareholders will resell all registered shares. Because the selling shareholders may sell all, some or none of their registered shares, or may acquire or dispose of other shares of our common stock, there can be no reliable estimate made of the aggregate number of registered shares that will be sold pursuant to this offering or the number or percentage of registered shares of common stock that each shareholder will own upon completion of this offering.

(1)
Includes 3,000,000 unregistered shares of common stock issued as of August 11, 2005, pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, in partial consideration of a license agreement for the exclusive worldwide marketing and distribution rights to three unrelated and proprietary potential consumer retail products. The value attributed to the issuance was $180,000, as based on the value of our common shares on the date of issuance. Voting and/or investment power over these common shares is held by M. Glen Kertz of MK Enterprises LLC.

(2)	Includes 2,200,000 unregistered shares of common stock directly owned. Voting and/or investment power over these common shares is held by Timothy Brock of West Peak Ventures of Canada Ltd.

(3)
Includes 3,000,000 unregistered shares of common stock beneficially owned through MK Enterprises LLC and issued as of August 11, 2005, pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, in partial consideration of a license agreement for the exclusive worldwide marketing and distribution rights to three unrelated and proprietary potential consumer retail products. The value attributed to the issuance was $180,000, as based on the value of our common shares on the date of issuance. Voting and/or investment power over these common shares is held by M. Glen Kertz of MK Enterprises LLC.

(4)
Under the terms of the registration provisions, we are committed to registering and holding in reserve for the benefit of each convertible promissory note holders, a number of our common shares equal to 200% of those shares issuable upon conversion of the face amount each note. Further, each convertible promissory note carries interest at a rate of eight percent (8%) per annum. Together with the common shares issuable upon conversion of the face amount of the notes, and in accordance with the provisions of such notes, we are registering that number of additional common shares which may be issued upon conversion of any interest accrued through March 31, 2007, should we elect to pay any such interest in the form of registered, freely-trading common shares, at a value of USD$0.40 per common share, rather than in cash, which determination to do so is entirely at our option.

(5)
Includes the following:

(i) 454,545 unregistered shares of common stock underlying a convertible note, an unregistered common stock warrant to purchase up to 333,333 common shares at a price of USD$0.50 per share, and an unregistered common stock warrant to purchase up to 333,333 common shares at a price of USD$0.90 per share, each issued as of July 29 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of USD$250,000, as part of a series of related private offering transactions with and among a syndicated group of institutional and other investors during the period of July 25, 2005 through August 5, 2005;

(ii) 54,545 unregistered shares of common stock underlying a convertible note, and an unregistered common stock warrant to purchase up to 40,000 common shares at a price of USD$0.75 per share, each issued as of April 6, 2006 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of USD$30,000, as part of an agreement to convert that amount of penalties accrued as a result of our having failed to file a registration statement on Form F-1 within sixty days of the closing of the July 25, 2005 through August 5, 2005 series of related private offering transactions into convertible penalty notes and warrants carrying terms similar to those notes and warrants issued in the original series of transactions; and

(iii) 93,193unregistered common shares which may be issued at our option upon conversion of any interest accrued on the convertible notes through March 31, 2007 and 78,545 unregistered common shares issued for late registration penalties.

Voting and/or investment power over the common shares underlying the convertible notes and warrants is held by Harry Adler of Platinum Partners Macro Fund LP.

(6)
In accordance with the terms of the documentation pursuant to which this stockholder has acquired its securities, and unless waived, neither it nor any of its affiliates are permitted to convert or exercise any amount of such securities which, if the did, would cause such stockholder to beneficially own, in the aggregate, more than 4.99% of our total outstanding common shares at any give time.

(7)
Includes the following:

(i) 363,636 unregistered shares of common stock underlying a convertible note, an unregistered common stock warrant to purchase up to 266,666 common shares at a price of USD$.40 per share, and an unregistered common stock warrant to purchase up to 266,666 common shares at a price of USD$0.90 per share, each issued as of July 29 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of USD$200,000, as part of a series of related private offering transactions with and among a syndicated group of institutional and other investors during the period of July 25, 2005 through August 5, 2005;

(ii) 181,818 unregistered shares of common stock underlying a convertible note, an unregistered common stock warrant to purchase up to 133,333 common shares at a price of USD$.40 per share, and an unregistered common stock warrant to purchase up to 133,333 common shares at a price of USD$0.90 per share, each issued as of April 6, 2006 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of USD$100,000, as part of a private offering transactions with and among a syndicated group of institutional investors on April 6, 2006;

(iii) 43,636 unregistered shares of common stock underlying a convertible note, and an unregistered common stock warrant to purchase up to 32,000 common shares at a price of USD$0.75 per share, each issued as of April 6, 2006 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of USD$24,000, as part of an agreement to convert that amount of penalties accrued as a result of our having failed to file a registration statement on Form F-1 within sixty days of the closing of the July 25, 2005 through August 5, 2005 series of related private offering transactions into convertible penalty notes and warrants carrying terms similar to those notes and warrants issued in the original series of transactions; and

(iv) 108,406 unregistered common shares which may be issued at our option upon conversion of any interest accrued on the convertible notes through October 31, 2006 and 142,836 unregistered common shares issued for late registration penalties.

Voting and/or investment power over the common shares underlying the convertible notes and warrants is held in equal portions by Konrad Ackerman and Rainer Posch of Alpha Capital Aktiengesellschaft.

(8)
Includes the following:

(i) 227,273 unregistered shares of common stock underlying a convertible note, an unregistered common stock warrant to purchase up to 166,666 common shares at a price of USD$.40 per share, and an unregistered common stock warrant to purchase up to 166,666 common shares at a price of USD$0.90 per share, each issued as of July 29 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of USD$125,000, as part of a series of related private offering transactions with and among a syndicated group of institutional and other investors during the period of July 25, 2005 through August 5, 2005;

(ii) 303,018 unregistered shares of common stock underlying a convertible note, an unregistered common stock warrant to purchase up to 222,213 common shares at a price of USD$.40 per share, and an unregistered common stock warrant to purchase up to 222,213 common shares at a price of USD$0.90 per share, each issued as of April 6, 2006 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of USD$166,660, as part of a private offering transactions with and among a syndicated group of institutional investors on April 6, 2006;

(iii) 27,273 unregistered shares of common stock underlying a convertible note, and an unregistered common stock warrant to purchase up to 20,000 common shares at a price of USD$0.75 per share, each issued as of April 6, 2006 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of USD$15,000, as part of an agreement to convert that amount of penalties accrued as a result of our having failed to file a registration statement on Form F-1 within sixty days of the closing of the July 25, 2005 through August 5, 2005 series of related private offering transactions into convertible penalty notes and warrants carrying terms similar to those notes and warrants issued in the original series of transactions; and

(iv) 61,555 unregistered common shares which may be issued at our option upon conversion of any interest accrued on the convertible notes through October 31, 2006 and 172,605 unregistered common shares issued for late registration penalties.

(v) Voting and/or investment power over the common shares underlying the convertible notes and warrants is held by Joseph Franck of Monarch Capital Fund Ltd.

(9)
Includes the following:

(i) 181,818 unregistered shares of common stock underlying a convertible note, an unregistered common stock warrant to purchase up to 133,333 common shares at a price of USD$.50 per share, and an unregistered common stock warrant to purchase up to 133,333 common shares at a price of USD$1.00 per share, each issued as of July 29 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of USD$100,000, as part of a series of related private offering transactions with and among a syndicated group of institutional and other investors during the period of July 25, 2005 through August 5, 2005;

(ii) 90,909 unregistered shares of common stock underlying a convertible note, an unregistered common stock warrant to purchase up to 66,666 common shares at a price of USD$0.50 per share, and an unregistered common stock warrant to purchase up to 66,666 common shares at a price of USD$1.00 per share, each issued as of April 6, 2006 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of USD$50,000, as part of a private offering transactions with and among a syndicated group of institutional investors on April 6, 2006;

(iii) 21,818 unregistered shares of common stock underlying a convertible note, and an unregistered common stock warrants to purchase up to 16,000 common shares at a price of USD$0.75 per share, each issued as of April 6, 2006 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of USD$12,000, as part of an agreement to convert that amount of penalties accrued as a result of our having failed to file a registration statement on Form F-1 within sixty days of the closing of the July 25, 2005 through August 5, 2005 series of related private offering transactions into convertible penalty notes and warrants carrying terms similar to those notes and warrants issued in the original series of transactions; and

(iv) 54,203 unregistered common shares which may be issued at our option upon conversion of any interest accrued on the convertible notes through October 31, 2006 and 64,145 unregistered common shares issued for late registration penalties.

Voting and/or investment power over the common shares underlying the convertible notes and warrants is held by Menachem Lipsker of CMS Capital.

(10)
Includes the following:

(i) 18,182 unregistered shares of common stock underlying a convertible note, an unregistered common stock warrant to purchase up to 13,333 common shares at a price of USD$0.50 per share, and an unregistered common stock warrant to purchase up to 13,333 common shares at a price of USD$1.00 per share, each issued as of July 29 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of USD$10,000, as part of a series of related private offering transactions with and among a syndicated group of institutional and other investors during the period of July 25, 2005 through August 5, 2005;

(ii) 2,182 unregistered shares of common stock underlying a convertible note, and an unregistered common stock warrant to purchase up to 1,600 common shares at a price of USD$0.75 per share, each issued as of April 6, 2006 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of USD$1,200, as part of an agreement to convert that amount of penalties accrued as a result of our having failed to file a registration statement on Form F-1 within sixty days of the closing of the July 25, 2005 through August 5, 2005 series of related private offering transactions into convertible penalty notes and warrants carrying terms similar to those notes and warrants issued in the original series of transactions; and

(iii) 5,205unregistered common shares which may be issued at our option upon conversion of any interest accrued on the convertible notes through October 31, 2006 and 3,141 unregistered common shares issued for late registration penalties.

Voting and/or investment power over the common shares underlying the convertible notes and warrants is held by David A. Rose.

(11)
Includes the following:

(i) 336,364 unregistered shares of common stock underlying a convertible note, an unregistered common stock warrant to purchase up to 246,666 common shares at a price of USD$0.50 per share, and an unregistered common stock warrant to purchase up to 246,666 common shares at a price of USD$1.00 per share, each issued as of April 6, 2006 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of USD$185,000, as part of a private offering transactions with and among a syndicated group of institutional investors on April 6, 2006; and

(ii) 52,933 unregistered common shares which may be issued at our option upon conversion of any interest accrued on the convertible notes through October 31, 2006 and 142,836 unregistered common shares issued for late registration penalties.

Voting and/or investment power over the common shares underlying the convertible notes and warrants is held by Mark Nordlicht of Platinum Long Term Growth III.

(12)	Includes the following:

(i) 90,909 unregistered shares of common stock underlying a convertible note, an unregistered common stock warrant to purchase up to 66,666 common shares at a price of USD$0.50 per share, and an unregistered common stock warrant to purchase up to 66,666 common shares at a price of USD$1.00 per share each issued as of April 6, 2006 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of USD$185,000, as part of a private offering transactions with and among a syndicated group of institutional investors on April 6, 2006;and

(ii) 8,288 unregistered common shares which may be issued at our option upon conversion of any interest accrued on the convertible notes through October 31, 2006 and 16,970 unregistered common shares issued for late registration penalties.

Voting and/or investment power over the common shares underlying the convertible notes and warrants is held by Yisroel Kruger of Osher Capital Inc.

(13)
Includes the following:

(i) 50,000 unregistered shares of common stock issued as of August 8, 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of $3,000, as part of a private offering transactions; and

(ii) 25,000 unregistered shares of common stock issued as of October 25, 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of $1,500, as part of a private offering transactions.

(14)
Includes the following:

(i) 120,000 unregistered shares of common stock issued as of August 8, 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of $7,200, as part of a private offering transactions; and

(ii) 60,000 unregistered shares of common stock issued as of October 25, 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of $3,600, as part of a private offering transactions.

(15)
Includes the following:

(i) 300,000 unregistered shares of common stock issued as of August 8, 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of $13,200, as part of a private offering transactions; and

(ii) 150,000 unregistered shares of common stock issued as of October 25, 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of $9,000, as part of a private offering transactions.

(16)
Includes the following:

(i) 20,000 unregistered shares of common stock issued as of August 8, 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of $1,200, as part of a private offering transactions; and

(ii) 10,000 unregistered shares of common stock issued as of October 25, 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of $600, as part of a private offering transactions.

(17)
Includes the following:

(i) 40,000 unregistered shares of common stock issued as of August 8, 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of $2,400, as part of a private offering transactions; and

(ii) 20,000 unregistered shares of common stock issued as of October 25, 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of $1,200, as part of a private offering transactions.

(18)
Includes the following:

(i) 20,000 unregistered shares of common stock issued as of August 8, 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of $1,200, as part of a private offering transactions; and

(ii) 10,000 unregistered shares of common stock issued as of October 25, 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, for consideration in the amount of $600, as part of a private offering transactions.

(19)
Includes 120,000 unregistered shares of common stock issued as of April 12, 2006 as compensation for investor relation services pursuant to certain capital raising exemptions under the laws of the British Columbia, Canada, for consideration in the amount of $49,200..

Voting and/or investment power over these common shares is held by John Kuehne of SmallCap Corporate Partners Inc.

(20)
Includes the following:

(i) 225,000 unregistered shares of common stock directly owned, an unregistered common stock warrant to purchase up to 135,000 common shares at a price of USD$0.50 per share, and an unregistered common stock warrant to purchase up to 225,000 common shares at a price of USD$0.75 per share , each issued as of August 5, 2005 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, as finder’s fees related to a series of related private offering transactions with and among a syndicated group of institutional and other investors during the period of July 25, 2005 through August 5, 2005, and

(i) 183,886 unregistered shares of common stock directly owned, two unregistered common stock warrants to purchase up to 110,320 common shares at a price of USD$0.50 per share and two unregistered common stock warrants to purchase up to 183,867 common shares at a price of USD$0.75 per share each issued as of April 6, 2006 pursuant to the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder, as finder’s fees related to a private offering transactions with and among a syndicated group of institutional and other investors on April 6, 2006.

Voting and/or investment power over the common shares underlying the convertible notes and warrants is held by Joseph Frand of Viscount Investments Ltd.

PLAN OF DISTRIBUTION

Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the shares of our common stock are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices established on the OTC Bulletin Board during the term of this offering, as fluctuate from time to time, or as may otherwise be agreed upon in negotiated transactions. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock.

The selling shareholders may sell their shares directly to purchasers or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders may pledge or grant a security interest in some or all of their shares of our common stock and, if they default in the performance of such a secured obligation, the pledgees or secured parties may offer and sell shares of our common stock from time to time pursuant to this prospectus; provided, however, we must file a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate their shares of our common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest may offer and sell shares of our common stock from time to time pursuant to this prospectus; provided, however, we file a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the transferees, donees, pledgees or other successors in interest as selling shareholders under this prospectus.

Each of the selling shareholders and any broker-dealer that assists in the sale of our common stock may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions. The selling shareholders may agree to indemnify broker-dealers for transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act. Because each of the selling shareholders may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, each of the selling shareholders will be subject to prospectus delivery requirements.

Prior to any sales of the shares being registered hereunder, we will have informed each of the selling shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Exchange Act, may apply to their sales in the market. Also prior to any sales of the shares being registered hereunder, we will have provided all of the selling shareholders with a copy of such rules and regulations.

Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders and any other person distributing our common stock. The anti-manipulation rules under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Rules 101 and 102 of Regulation M under the Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

Each of the selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.

DESCRIPTION OF SECURITIES

SHARE CAPITAL

We are an Alberta, Canada, corporation and our affairs are governed by our articles of incorporation, bylaws and the Business Corporations Act (Alberta).

As of the date hereof, we have 22,054,465 common shares and no preferred shares outstanding. We do not have a limit on our authorized share capital and all of our issued and outstanding shares are fully paid and without par value. No common or preferred shares are held by us or on our behalf. As of the date hereof we have issued to our directors, officers, employees or consultants options to purchase up to 3,285,000 shares of our common stock, 1,125,000 of which are subject to continued employment and various vesting requirements.

As of the date hereof, we have outstanding common stock purchase warrants to acquire up to an additional 11,609,175 shares of our common stock at prices per share ranging from USD$0.40 to USD$1.00. Each common stock purchase warrant is exercisable for a period of three years, expiring between July 25, 2008 and April 5, 2009. We also granted certain registration rights to the holders of 4,061,537 of these warrants pursuant to which we became committed to registering all of the shares issuable upon exercise of such warrants. In accordance with the terms of the registration provisions, for the duration of any period during which we fail to timely file a registration statement, or cause such registration statement to be declared or remain effective, each of the outstanding warrants is exercisable on a “net cashless” basis, which means that they can be exercised without payment of the stated exercise price solely in exchange for cancellation of that number of common shares into which the warrant is exercisable. The number of shares for which any such warrant would be cancelled under a net cashless exercise would be the number of shares having a then current market value equal to the aggregate exercise price of the warrant, in whole or in part, based on its stated exercise price.

In addition, in connection with finders fees payable under our January 2007  $2,000,000 private placement financing of convertible promissory notes, USD$108,000 in cash was paid to PowerOne Capital Markets Limited along with 135,000 warrants issued exercisable at USD$0.50 per unit, with each unit consisting of one common share and one share purchase warrant to purchase a further common share at USD$0.70 per share until December 11, 2008.

All of the shares of our common stock being offered for sale by the selling shareholders are at prices established on the OTC Bulletin Board during the term of this offering, as fluctuate from time to time, or as may otherwise be agreed upon in negotiated transactions.

Upon completion of this offering assuming all promissory note related conversions and warrant exercise, 30,376,851 of our outstanding common shares will be validly issued and fully paid.

TRANSFER OF SHARES

Subject to restrictions in our articles of incorporation, bylaws, the Business Corporations Act (Alberta), and applicable securities law, and shareholder buy/sell or similar agreement, any of our shareholders may transfer any or all of his or her common shares in the usual or common form or in any other form approved by our board of directors.

Our board of directors may decline to register the transfer of any shares of our common stock which are not fully paid or against which we hold a lien. Our board of directors may also decline to register the transfer of any shares of our common stock unless the certificate or certificates representing such shares are presented, with a transfer endorsed thereon or delivered duly therewith and such presentation is coupled with reasonable assurance or evidence of signature, identification and authority to transfer, and payment of all applicable taxes and any fees as our board of directors may from time to time prescribe.

CHANGES IN SHARE CAPITAL

For our three prior fiscal years and through the date hereof, the following are certain facts relating to our common stock:

•	No common shares were issued or warrants to purchase shares of our common stock and no stock options were issued or exercised during the years ended March 31, 2004 and 2005.

•
On May 3, 2005 we effected a three-for-one common share consolidation and issued 1,605,000 post-consolidated common shares for the settlement of $221,407 in debt, with our resulting issued share capital being 3,750,125 common shares.

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On July 29, 2005 we entered into a series of related definitive agreements with MK Enterprises LLC to acquire an exclusive worldwide license to certain of MK Enterprise’s technology, and in partial consideration of which we granted 20,000,000 shares of our post-consolidated common stock of which we have issued 12,398,675 shares.

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To finance the acquisition of the MK Enterprise license we also entered into a series of related private offering transactions with and among a syndicated group of institutional and other investors, during the period July 25, 2005 through August 5, 2005, pursuant to which we issued, in the aggregate, USD$1,277,200 in 8% per annum convertible notes and three-year warrants to acquire (i) up to an additional 1,702,924 shares of our common stock at prices per share of between USD$0.40 and USD$0.50, and (ii) up to an additional 1,702,924 shares of our common stock at prices per share of between USD$0.90 and USD$1.00. Subject to certain limitations on amount, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) 70% of the average of the five lowest closing bid prices for our common stock for the ten trading days prior to conversion, or (ii) USD$0.55. The convertible notes carry a redemption feature which allows for their retirement, in whole or in part, for an amount equal to 130% of that portion of the face amount being redeemed, but only in the event that our common shares have a closing price of USD$1.50 per share for at least twenty consecutive trading days and there has otherwise been no default. The common stock purchase warrants carry a “net cashless” exercise feature allowing the holder thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, but rather solely in exchange for the cancellation of that number of common shares into which such warrants are exercisable.

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Also in connection with the private offering transactions, we issued 425,735 shares of our common stock and three-year warrants to purchase up to an additional 255,440 shares of our common stock at a price per share of USD$0.50 and up to an additional 425,733 shares of our common stock at a price of USD$0.75 as partial compensation in the form of a finder’s fees.

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To retire certain short-term obligations and existing liabilities and to provide additional general corporate and working capital to pursue our business plan, on April 6, 2006, we consummated a follow-on private offering transaction with and among a syndicated group of institutional investors pursuant to which we issued, in the aggregate, USD$551,666 in 8% per annum convertible notes and three-year warrants to acquire (i) up to 735,544 shares of our common stock at a price per share of USD$0.40, and (ii) up to an additional 735,544 shares of our common stock at a price per share of USD$0.90. Subject to certain limitations, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) 70% of the average of the five lowest closing bid prices for our common stock for the ten trading days prior to conversion, or (ii) USD$0.55. The convertible notes carry a redemption feature which allows us to retire them, in whole or in part, for an amount equal to 130% of that portion of the face amount being redeemed, but only in the event that our common shares have a closing price of USD$1.50 per share for at least twenty consecutive trading days and there has otherwise been no default. The common stock purchase warrants carry a “net cashless” exercise feature allowing the holder thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, but rather solely in exchange for the cancellation of that number of common shares into which such warrants are exercisable.

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Also in connection with the follow-on private offering transaction, we issued 183,886 shares of our common stock and three-year warrants to purchase up to an additional 110,320 shares of our common stock at a price per share of USD$0.50 and up to an additional 183,867 shares of our common stock at a price of USD$0.75 as partial compensation in the form of a finder’s fee.

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In connection with the July 25, 2005 through August 5, 2005 transactions, on April 6, 2006 we reached a verbal agreement with the syndicated group of institutional and other investors, to convert accruing penalties associated with delays in our filing of a registration statement under the terms of the transactions, an aggregate of USD$82,200, into convertible penalty notes carrying terms similar to those notes issued in the original series of private offering transactions, and in addition to issue each investor one three-year penalty warrant for each USD$0.75 of penalties owed to purchase, in the aggregate, up to an additional 109,600 shares of common stock at a price per share of USD$0.75.

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On May 31, 2006, the Company issued 786,700 shares pursuant to the license agreement.  As of September 30, 2006, 7,601,325 common shares remained to be issued pursuant to the license agreement and are reflected in share subscription.

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On May 15, 2006, the Company completed a private placement of units whereby it issued a total of 1,104,165 units at USD$0.60 per unit whereby each unit consisted of one common share and one share purchase warrant to purchase an additional common share at USD$0.80.  Of the warrants issued, 833,332 expire on May 15, 2008 and 270,833 on June 7, 2008.  The Company also paid consultants fees consisting of $58,860 plus 66,666 warrants to purchase that number of common shares at USD$0.80 until May 15, 2008 and 21,666 warrants to purchase that number of common shares at USD$0.80 until June 7, 2008.·

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On August 18, 2006, the Company completed a private placement of units whereby it issued a total of 430,000 units at USD$0.60 per unit for a total of USD$258,000 whereby each unit consisted of one common share and one share purchase warrant to purchase an additional common share at USD$0.80. The warrants issued will expire on August 18, 2008. The Company paid consultants fees consisting of $58,860 plus 24,800 warrants to purchase that number of common shares at USD$0.80 until August 18, 2008.

•	Between October 10, 2006 through November 6, 2006, $610,328 of the convertible notes were converted into 2,077,532 common shares.

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During the third quarter of 2006, pursuant to Regulation S of the Securities Act, the Company received subscriptions of USD$1,500,000 from a group of non-US accredited investors towards a private placement of 8% per annum convertible notes and three year warrants to acquire (i) up to 2,000,000 shares of our common stock at a price per share of $0.50 (USD), and (ii) up to an additional 2,000,000 shares of our common stock at a price per share of $1.00 (USD). Subject to certain limitations, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) seventy percent (70%) of the average of the five lowest closing bid prices for our common stock for the ten trading days prior to conversion, or (ii) $0.55 (USD). The convertible notes carry a redemption feature which allows us to retire them, in whole or in part, for an amount equal to 130% of that portion of the face amount being redeemed, but only in the event that our common shares have a closing price of $1.50 (USD) per share for at least twenty consecutive trading days and there has otherwise been no default. The common stock purchase warrants carry a “net cashless” exercise feature allowing the holder thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, but rather solely in exchange for the cancellation of that number of common shares into which such warrants are exercisable.

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On January 12, 2007, pursuant to an Investor Relations Consulting Agreement with a third party for services provided to the Company, SmallCap Corporate Partners Inc. received a total of 160,000 shares of common stock at USD$0.45 per share.

•	On January 12, 2007, pursuant to a Public Relations Agreement with a third party for services provided to Valcent, Vorticom Inc. received a total of 25,000 shares of restricted common stock.

•	On January 12, 2007, the Board of Directors authorized a bonus of 100,000 restricted common shares to a retiring director of the Company.

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On January 19, 2007, pursuant to a Consulting Services Agreement with a third party for services provided to the Company, PowerOne Capital Markets Limited received a total of 400,000 shares of common stock.

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On January 29, 2007, the Company completed a private placement comprised of $2,000,000 convertible promissory notes with a group of non-US accredited investors, pursuant to Regulation S of the Securities Act. The convertible notes will mature on December 11, 2008 and carry interest at six percent (6%) per annum. The Notes are convertible into “Units” at the Note Holder’s discretion at a conversion price of US$0.50 per Unit. Each “Unit” consists of one Valcent common share and one purchase warrant to purchase an additional common share at US$0.70 per share until December 11, 2008. The Notes and any accrued interest are callable by the Company at any time after December 11, 2007 by providing thirty days written notice to the Note Holders. Interest on the Notes will be compounded annually and be cumulative until the earlier of either the date that the Company’s achieves pre-tax earnings or the end of the term. Pre-tax earnings are to be determined in accordance with Valcent’s quarterly and annual financial statements as filed with regulatory agencies and will be payable thirty days after filing with such regulatory agencies. At the discretion of the Note Holder, interest on the Notes is payable in either cash or Units at US$0.50 per Unit. The Company is obligated to file a resale registration statement on the underlying securities within four months of closing.

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In addition, in connection with finders fees payable under our January 2007 $2,000,000 private placement financing of convertible promissory notes, USD$108,000 in cash was paid to PowerOne Capital Markets Limited along with 135,000 warrants issued exercisable at USD$0.50 per unit, with each unit consisting of one common share and one share purchase warrant to purchase a further common share at USD$0.70 per share until December 11, 2008.

MEMORANDUM AND ARTICLES OF ASSOCIATION

Organization, Object and Purpose

We were incorporated in Canada on January 19, 1996, in accordance with the provision of the Business Corporations Act (Alberta). Article 5 of our articles of incorporation provides that we are neither restricted from carrying on any business nor required to carry on a certain business.

Directors

Voting Powers

In accordance with Section 4.19 of our bylaws and Section 120 of the Business Corporations Act (Alberta) if one of our directors is party to or has a material interest in a material contract or proposed material contract with us or with one of our subsidiaries, that director must disclose the nature and extent of their interest at the first meeting at which the proposed material contract is considered, or at the first meeting after which the director becomes an interested party, either in writing or, at the director’s request, entered into the meeting minutes. All material contracts or proposed material contracts in which one of our directors has a material interest must be referred to our board or shareholders for approval, even if not one which, in the ordinary course of business, would otherwise require approval. A director who is party to or has a material interest in a material contract or proposed material contract, shall refrain from voting on any resolution to approve the material contract unless it is one for (i) an arrangement by way of security for money lent to or obligations undertaken by the director for our benefit, (ii) a transaction relating primarily to the director’s remuneration, (iii) a contract for indemnity insurance, or (iv) a contract with an affiliate.

In accordance with our bylaws and the Business Corporations Act (Alberta) there are no limitations on the power of our directors, in the absence of an independent quorum, to vote compensation to them.

Borrowing Powers

In accordance with Section 3.01 of our bylaws and Section 103 of the Business Corporations Act (Alberta) our directors may, without shareholder authorization, (i) borrow money on our credit, (ii) issue, reissue, sell or pledge debt obligations, (iii) give a guarantee on our behalf to secure performance of an obligation, and (iv) mortgage, hypothecate, pledge or otherwise create a security interest in all or any of our property, owned or subsequently acquired, to secure any of our obligations. These powers can be modified by means of an amendment to our articles of incorporation or bylaws, or by unanimous shareholder consent.

Indemnification of Directors and Officers and Limitation of Liability

In accordance with Section 7 of our bylaws and Section 124 of the Business Corporations Act (Alberta), each of our directors and officers is relieved from liability for the acts, receipts or defaults of any other of our directors, officers or employees, notwithstanding any loss, damage or expense caused to us, provided, however, that such director or officer discharges their own duties honestly, in good faith and with a view toward our best interests, and exercises the care, diligence and skill that a reasonably prudent person would in comparable circumstances.

Subject to certain limitations as set forth in Section 124 of the Business Corporations Act (Alberta), we have undertaken to indemnify our current or former directors and officers against all reasonable costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, incurred in respect of any civil, criminal or administrative proceedings to which such director or officer is made party to by reason of being or having been a director or officer. Our board of directors may, from time to time, purchase and maintain insurance policies for the benefit of our directors and officers as against any such liabilities incurred, except with respect to liability arising out of a director or officer’s failure to act honestly, in good faith and with a view toward our best interests. We do not presently maintain a directors’ and officers’ insurance or reimbursement policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons under the forgoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Qualifications

There is no mandatory retirement age required by our bylaws or the Business Corporations Act (Alberta) and no requirement that our directors be shareholders of our company.

Common Shares

In accordance with Article 2 and Schedule A of our articles of incorporation filed January 19, 1996, and as amended, there are authorized an unlimited number of common shares which our directors may issue without nominal or par value.

Dividends

Holders of shares of our common stock are entitled, subject to the rights privileges, restrictions and conditions attached to our preferred shares, to receive such dividends as our directors may from time to time, by resolution, declare.

Voting Rights

Holders of shares of our common stock are entitled to receive notice of and vote, on the basis of one vote for each common share so held, at every meeting of the shareholders of our company.

Liquidation Rights

Holders of shares of our common stock are entitled, subject to the rights, preferences and privileges, of any authorized and outstanding class and series of our preferred shares, to receive, in the event of liquidation, dissolution or winding up or upon the distribution of any of our assets among the holders of shares of our common stock, other than by way of dividends, their pro rata share of such distribution.

Preferred Shares

In accordance with Article 2 and Schedule B of our articles of incorporation filed January 19, 1996, and as amended, there are authorized an unlimited number of preferred shares, which our directors may, from time to time, issue without nominal or par value in one or more series consisting of such number of shares as our directors may determine. Our directors, by resolution, may fix the designation, rights, privileges, restrictions and conditions attached to the preferred shares of each series, including without limiting the generality of the foregoing, the rate, form, entitlement and payment of preferential dividends, the redemption price, terms, procedure and conditions for  redemption, if any, voting rights and conversion rights, if any, and sinking fund, purchase fund or other provisions attaching to the preferred shares of such series.

Dividends

Holders of shares of our preferred stock shall be entitled to preference over holders of shares of our common stock and any other of our shares ranking junior with respect to the payment of dividends as our directors may from time to time, by resolution, declare. No dividend shall at any time be declared or paid or set apart for payment on any shares ranking junior to shares of our preferred stock unless all dividends up to and including the dividends payable for the last completed period for which such dividends were payable on each series of preferred shares then issued and outstanding shall have been declared and paid or set apart for payment at the date, nor shall we call for redemption or redeem or purchase for cancellation or reduce or otherwise pay off any of our shares of preferred stock or any shares ranking junior to shares of our preferred stock unless all dividends up to and including the dividends payable for the last completed period for which such dividends were payable on each series of preferred shares then issued and outstanding shall have been declared and paid or set apart for payment as of the date of such call for redemption, purchase, reduction or other payment.

Holders of shares of our preferred stock shall rank on parity with holders of shares of all other series of our preferred stock with respect to payment of dividends, exclusive of any conversion rights, and if cumulative dividends are not paid in full in respect of a series of our preferred stock, the holders of shares of all series of our preferred stock shall participate ratably.

Voting Rights

Holders of shares of our preferred stock shall be entitled to those voting rights which our directors may, by resolution, designate with respect thereto.

Liquidation Rights

Holders of shares of our preferred stock shall be entitled to preference over holders of shares of our common stock and any other of our shares ranking junior with respect to the distribution of our assets in the event of liquidation, dissolution or winding up, whether voluntary or involuntary, and may also be given such other preferences as our directors may fix, by resolution, prior to issuance.

Holders of shares our of preferred stock shall rank on parity with holders of shares of all other series of our preferred stock with respect to distribution of assets in the event of liquidation, dissolution or winding up, whether voluntary or involuntary, exclusive of any conversion rights, and if return of capital is not paid in full in respect of a series of our preferred stock, the holders of shares of all series of our preferred stock shall participate ratably.

Shareholder Action

In accordance with the provisions of the Business Corporations Act (Alberta) ordinary resolutions, such as those adopting amendments to our bylaws, must be passed by a majority of shareholders voting thereon, whereas special resolutions require a majority of not less than two-thirds of the votes cast by shareholders voting thereon. Special resolutions are required in (i) authorizing share splits where more than one class of shares exist, (ii) increasing stated capital with respect to a class or series of shares where the amount to be added is not received in consideration for the issuance of shares and where more than one class of shares exist, (iii) decreasing stated capital for any purpose, (iv) making certain amendments to or restating our articles of incorporation, (v) approving an amalgamation agreement, (vi) approving a continuance into another jurisdiction, (vii) selling, leasing or exchanging of all or substantially all of our property, other than in the ordinary course of business, or (viii) liquidating our assets and dissolving our company.

 Shareholders Meetings

Annual Meetings

We normally hold our annual shareholders’ meeting shortly after completion of the preceding fiscal year at our principal executive offices in Canada with the record date begin set and notice provided to our shareholders not less than twenty-one nor more than fifty days prior to the meeting. Only those shareholders entitled to vote at the meeting, the directors, auditors and any other persons required to attend under any provision of our articles of incorporation, bylaws or the Business Corporations Act (Alberta) are entitled to attend the meeting.

Special Meetings

Our board, the chairman of the board, managing director or president, have the power to call a special meeting at anytime, and notice of any special meeting shall state the text of any special resolutions to be submitted at the meeting.

Share Ownership

Although our shareholder are subject to certain beneficial ownership reporting requirements as a result of our having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, there are no provisions in our bylaws governing the ownership threshold above which shareholder ownership must be disclosed.

With the exception of the Investment Canada Act, as amended, and the potential application of the Competition Act there are no limitations on the ability or right of persons to own our securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on our securities imposed by the Business Corporations Act (Alberta) or by our articles of incorporation or bylaws.

Investment Canada Act

The Investment Canada Act, as amended, generally prohibits implementation of any of a number of enumerated reviewable investments by an individual, government or agency thereof, corporation, partnership, trust or joint venture that is non-Canadian, as defined in the Investment Canada Act, unless the Minister responsible for administration of the Investment Canada Act is satisfied that the investment is likely to be of a net benefit to Canada.

In accordance with the provisions of the Investment Canada Act, an investment or series of investments to directly or indirectly acquire control of a Canadian company by a non-Canadian that is a “WTO Investor” or a Canadian company which was immediately prior to the investment controlled by a WTO Investor, is reviewable if the value of the assets of the company equal or exceed $256 million, the threshold established for the year 2006. In succeeding years, the threshold amount may be increased or decreased in accordance with the provisions of Section 14.1 of the Investment Canada Act. A WTO Investor is one who is a member of the World Trade Organization, currently comprised of one hundred forty-eight member countries, including the United States, or a WTO Investor-controlled entity, as defined in the Investment Canada Act.

An investment or series of investments to directly or indirectly acquire control of a Canadian company by a non-Canadian, other than a WTO Investor, is reviewable if the value of the assets of the company equal or exceed $5 million, or if an order for review is made by the Governor in Council on grounds that the investment is related to Canada’s cultural heritage or national identity.

Procedurally, the Investment Canada Act requires a non-Canadian who is establishing a new Canadian business or making an investment that will result in the acquisition of an existing Canadian business, to, depending on the transaction, file with the Director of Investments either notification of the transaction or an application for review.

Where an investment is reviewable in accordance with the provisions of the Investment Canada Act, an application for review must be filed prior to implementation of the investment, in response to which the non-Canadian investor will receive a receipt bearing a certified date. Within forty-five days following certified date the Minister responsible for administering the Investment Canada Act must either notify the non-Canadian investor that he is satisfied that the investment is likely to be of a net benefit to Canada or, if the Minister is unable to complete the review, notify the non-Canadian investor that the Minister shall, within thirty days unless a further period is agreed upon, complete consideration of the investment. Once the thirty day period has elapsed, the Minister will be deemed to be satisfied that the investment is likely to be of a net benefit to Canada and the investment may thereafter be implemented.

The notification procedure involves filing a brief statement of information at any time up to thirty days following implementation of the investment, in response to which the non-Canadian investor will receive a receipt bearing a certified date and advising the non-Canadian investor that the proposal is either unconditionally non-reviewable or that it will not be reviewed provided there is no additional notice of review issued within twenty-one days following the certified date.

Exempt from the notice and review provisions of the Investment Canada Act are, among other transactions, those acquisitions carried out (i) in the ordinary course of one’s business, (ii) in connection with the realization of security granted for a loan, (iii) for the purpose of facilitating financing, provided the acquirer divest himself of control within two years, and (iv) by reason of an amalgamation, merger, consolidation, or corporate reorganization, following which the ultimate control remains unchanged.

Exempt from the review provisions of the Investment Canada Act are investments to acquire control of Canadian businesses that (i) engage in the production of uranium, (ii) provide any financial services, (iii) provide transportation services, or (iv) constitute a cultural business.

Competition Act

The Competition Act, as amended, is designed to maintain and encourage competition while promoting efficiency and adaptability in the local Canadian economy, as well as to expand opportunities for Canadian participation in the world markets.

In accordance with the provisions of the Competition Act an investment giving rise to the acquisition or establishment, directly or indirectly, by one or more persons of control over or a significant interest in the whole or part of a business of a competitor, supplier, customer or other person may be subject to substantive review by the Commissioner of Competition, the officer responsible for administering the Competition Act.

Pre-investment notification must be made to the Commissioner of Competition by parties of a proposed transaction where certain party and transaction size thresholds are satisfied. The party size threshold requires that parties of a proposed transaction, together with their affiliates, have total assets in Canada or gross revenues from sales in, from or into Canada that exceed $400 million in the aggregate. The transaction size threshold requirements vary depending on the nature of the investment.

Transactions subject to pre-investment notification may not be completed until (i) the applicable statutory waiting periods have expired or have been earlier terminated by the Commissioner of Competition without his having taken action to prohibit the transaction’s implementation, or (ii) the Commissioner of Competition has issued an advance ruling certificate, or has waived the parties obligation to notify. Transactions involving only affiliates or those in the public interest, among others, are exempt from pre-investment notification requirements.

Regardless of whether pre-investment notification is required, the Commissioner of Competition may apply to the Competition Tribunal, a specialized tribunal established by Section 3 if the Competition Tribunal Act and empowered with the authority to hear and dispose of certain matters arising under the Competition Act, for substantive review of a transaction.

Where the Competition Tribunal finds the transaction likely to prevent or lessen competition substantially it may order the investment not proceed or, if it has been completed, may order its dissolution or the disposition of some of the assets or shares involved.

Change in Control

There are no provisions in our articles of incorporation or bylaws that would have an effect of delaying, deferring or preventing a change in our control with respect to a merger, acquisition or corporate restructuring.

EXCHANGE CONTROLS

There are no governmental laws, decrees, regulations or other legislation in Canada which restrict the import or export of capital, including the availability of cash and cash equivalents. With the exception of withholding tax requirements, there are no governmental laws, decrees, regulations or other legislation in Canada which affect the remittance of dividends, interest or other payments, to non-Canadian resident holders of shares of our securities.

TAXATION

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of material United States federal income tax consequences that may apply to holders and prospective holders of shares of our common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, (the “Code”), Treasury Department regulations promulgated thereunder, published Internal Revenue Service (“IRS”) rulings and administrative pronouncements and court decisions of current applicability, any or all of which may materially and adversely change at any time, possibly on a retroactive basis. In addition, this discussion does not consider the potential effects, adverse or beneficial, of any proposed changes in the governing tax law, whether by judicial, executive or legislative action, which, if effected, may be applied, possibly on a retroactive basis. Further, no opinion was requested by us, or has been provided by our counsel or independent registered public accounting firm, with respect to the United States income tax consequences described in the following discussion. Accordingly, we urge holders and prospective holders of shares of our common stock to consult with, and rely upon, their own tax advisors in analyzing the potential United States federal, state, local and non-United States tax consequences associated with purchasing, owning and disposing of shares of our common stock.

As used in this section the term “U.S. Holder” denotes the beneficial owner of one or more shares of our common stock who is:

•	an individual citizen or resident of the United States;

•	a corporation, or entity taxable as a corporation, that is created or organized under the laws of the United States or of any political subdivision thereof or the District of Columbia;

•	an estate whose income is taxable in the United States irrespective of source; or

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a trust if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

This discussion does not address the tax consequences peculiar to, and the term U.S. Holder does not include, persons subject to special provisions of United States federal income tax law, such as tax-exempt organizations, qualified retirement plans, individual retirement accounts and other tax-deferred accounts, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities, persons or entities that have a functional currency other than the United States dollar, shareholders subject to the alternative minimum tax, shareholders who hold our common shares as part of a straddle, hedging or a conversion transaction, constructive sale or other arrangement involving more than one position, partners and other pass-through entities and persons holding an interest in such entities, and shareholders who acquired our common shares through the exercise of employee stock options or otherwise as compensation for services. This discussion is limited to U.S. Holders who own shares of our common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the consequences peculiar to persons or entities holding an interest in a shareholder or the consequences peculiar to a person of the ownership, exercise or disposition of any options, warrants or other rights to acquire shares of our common stock. If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partnership, or a partner in a partnership, holding shares of our common stock, we urge you to consult with, and rely upon, your own tax advisor in analyzing the potential United States federal, state, local and non-United States tax consequences associated with purchasing, owning and disposing of shares of our common stock.

Dividends

Though we do not anticipate paying any cash dividends in the foreseeable future, should U.S. Holders of shares of our common stock receive dividend distributions:

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to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined for United States federal income tax purposes, subject to any applicable foreign tax credit, and without a reduction for any Canadian income tax withheld from such distributions, such holders would generally be required to include, in their gross income for United States federal income tax purposes, an amount equal to the United States Dollar value of such distributions on the date of receipt (based on the exchange rate on such date).

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to the extent such dividend distributions exceed our current or accumulated earnings and profits, as determined for United States federal income tax purposes, the amount of any distribution so received will (i) first be applied to reduce a U.S. Holder’s adjusted basis in our common shares, and, as a return of basis, will not be subject to United States federal income tax, and (ii) thereafter, any residual amount of such distribution will be treated as a gain from the sale or exchange of our common shares, which amount is taxable as a capital gain.

Any taxable dividends received on shares of our common stock by a U.S. Holder who is an individual, a trust or an estate (an “Individual Holder”) will be treated as qualified dividend income, which is subject to tax at preferential rates through December 31, 2008, provided that:

•
we are a qualified foreign corporation—one eligible for the benefits of a comprehensive income tax treaty with the United States, which the United States Treasury Department has determined to be satisfactory for this purpose and which includes an exchange of information program—for which purposes the Canada-US Income Tax Convention (1980) qualifies;

•
we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or anticipate that we will be);

•	the Individual Holder has held the common shares for more than 60 days during the 121-day period beginning 60 days prior to the date on which the common shares become ex-dividend; and

•	the Individual Holder is not obligated to make related payments with respect to positions in substantially similar or related property.

Special rules may apply to any extraordinary dividend—a dividend equal to or in excess of 10% of a shareholder’s adjusted basis, or, under certain circumstances, the fair market value, of a share of common stock—requiring that such a distribution be treated as qualified dividend income. Any loss from the sale or exchange of shares of our common stock with respect to which an Individual Holder has received an extraordinary dividend treated as qualified dividend income will be deemed a long-term capital loss to the extent of such dividend. Taxable extraordinary dividends not treated as qualified dividend income will be taxed as ordinary income, rather than as capital gains.

Foreign Tax Credit

A U.S. Holder who pays, or has withheld from distributions, Canadian income tax with respect to the ownership of shares of our common stock may be entitled, at his or her election, to either a deduction or a tax credit for such foreign tax paid or withheld. Furthermore, a U.S. Holder that is a domestic corporation owning 10% or more of our voting stock may be eligible to claim a deemed paid foreign tax credit based on any underlying non-United States income taxes paid by us. The election to credit or deduct foreign taxes is made on a yearly basis and applies to all foreign income taxes paid by, or withheld from, the U.S. Holder during the year.

There are significant and complex limitations applicable to the foreign tax credit and as such we urge you to consult with, and rely upon, your own tax advisor regarding the availability of the foreign tax credit, the deemed paid foreign tax credit available to certain corporations and the application of limitations on the credit in light of your particular circumstances.

Sale, Exchange or other Disposition of Common Shares

Generally, a U.S. Holder will recognize a taxable gain or loss upon the sale, exchange or other disposition of shares of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such shares. Subject to certain qualifications and limitations, such gain or loss will be treated as a long-term capital gain or loss if the U.S. Holder has held the common shares for more than one year at the time of the sale, exchange or other disposition. Preferential tax rates for long-term capital gains may apply to certain U.S. Holders who satisfy this minimum holding period. There are presently no preferential tax rates for long-term capital gains recognized by a corporation.

Special Rules

Special United States federal income tax rules apply to shareholders of passive foreign investment companies and controlled foreign corporations. The preceding discussions do not address the United States federal income tax consequences to a U.S. Holder in the event that we were treated as a passive foreign investment company or controlled foreign corporation. While our management does not believe that we are, or that we are likely to become, a passive foreign investment company or a controlled foreign corporation, the circumstances which would result in our becoming such are not entirely within our control and as such there always exists the possibility, however remote, that we may become a passive foreign investment company or controlled foreign corporation in the future.

Passive Foreign Investment Company

A non-United States entity treated as a corporation for United States federal income tax purposes will be a passive foreign investment company in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either (i) 75% or more of its gross income is passive income, such as interest, dividends and certain rents and royalties, or (ii) at least 50% of the average value of its assets are attributable to assets that produce passive income or are held for the production of passive income. Our management does not believe that we are a passive foreign investment company, or that we will become a passive foreign investment company in the future, because we are primarily engaged the refinement and manufacture of three lines of unrelated potential consumer retail products. Moreover, we have not received 75% or more of our gross income from passive sources, nor has 50% or more of the fair market value of our assets been held for the production of passive income, for any taxable year. Nonetheless, in the event we were treated as a passive foreign investment company for any taxable year, U.S. Holders of shares of our common stock may be subject to United States federal income taxes in excess of those previously described on distributions paid with respect to, or dispositions of, our common shares.

There are significant and complex issues associated with the taxation of a U.S. Holder of shares of a passive foreign investment company and as such we urge you to consult with, and rely upon, your own tax advisor regarding the impact of the passive foreign investment company rules and the advisability and availability of certain United States federal income tax elections that may alleviate adverse tax consequences that may result if we are or were to become a passive foreign investment company.

Controlled Foreign Corporation

A controlled foreign corporation is a foreign corporation of which more than 50% of the stock, by vote or value, is owned, directly, indirectly or constructively, by U.S. Holders each of whom, directly, indirectly or constructively, owns 10% or more of the total combined voting power of all classes of stock of the foreign corporation (each a “CFC Shareholder”). If we are a controlled foreign corporation, a CFC Shareholder would be treated as receiving current distributions of an allocable share of certain types of our income at the end of each year. Additionally, such a CFC Shareholder would recognize ordinary income to the extent of an allocable share of our earnings and profits, rather than capital gain, on the sale of his or her common shares. Our management does not believe that we are a controlled foreign corporation, because U.S. Holders who directly, indirectly or constructively own 10% or more of the total voting power of our outstanding common shares do not own more than 50% of shares of our common stock.

United States Federal Income Taxation of Non-U.S. Holders

For purposes of this discussion, a beneficial owner of our common shares that is not a U.S. Holder (other than a partnership or entity treated as a partnership for United States federal income tax purposes) is a “Non-U.S. Holder”. If you are a partnership, or a partner in a partnership, holding shares of our common stock, we urge you to consult with, and rely upon, your own tax advisor in analyzing the potential United States federal, state, local and non-United States tax consequences associated with purchasing, owning and disposing of shares of our common stock.

Distributions on our Common Shares

Any distributions we pay to a Non-U.S. Holder will not be subject to United States federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a United States trade or business. If the Non-U.S. Holder is engaged in a United States trade or business, any distributions we pay will be subject to United States federal income tax at regular graduated rates if (i) those distributions are treated as dividends or capital gains (as previously described with respect to U.S. Holders); (ii) are effectively connected with the Non-U.S. Holder’s United States trade or business; and, (iii) if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. In addition, a branch profits tax may be imposed at a 30% rate, or at such lower rate under an applicable income tax treaty, on the effectively connected earnings of a Non-U.S. Holder that is a corporation.

Sale, Exchange or other Disposition of Common Shares

Non-U.S. Holders generally will not be subject to United States federal income tax on any gain recognized on the disposition of shares of our common stock unless the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. If the Non-U.S. Holder is engaged in a United States trade or business and a gain recognized on the disposition of shares of our common stock is effectively connected with that trade or business, and, if a tax treaty applies, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States, such gain will be subject to United States federal income tax at regular graduated rates and, if the Non-U.S. Holder is a corporation, a branch profits tax may be imposed at a 30% rate, or at such lower rate established under an applicable income tax treaty. A Non-U.S. Holder who is (i) an individual (ii) present in the United States for 183 days or more in a taxable year, and (iii) who meets certain other requirements will also be subject to United States federal income tax on capital gains recognized during such year, including such gains realized from a disposition of our stock.

Information Reporting and Backup Withholding Tax

Generally, dividend payments or other taxable distributions made within the United States will be subject to information reporting requirements and a United States backup withholding tax if a U.S Holder fails to provide an accurate taxpayer identification number certified under penalties of perjury, as well as certain other information, or otherwise establish an exemption from backup withholding.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on an IRS Form W-8BEN, W-8ECI or W-8IMY as applicable.

If a Non-U.S. Holder sells shares to or through the United States office of a United States or foreign broker, the payment of proceeds generally will be subject to information reporting requirements and a backup withholding tax unless the Non-U.S. Holder properly certifies its non-United States status under penalties of perjury or otherwise establishes an exemption and the payer or broker does not have actual knowledge or reason to know that the holder is a United States person. Information reporting requirements and backup withholding taxes generally will not apply to the payment of proceeds of the sale of common shares effected outside the United States by a foreign office of a broker. Information reporting requirements (but not backup tax withholding requirements) will apply, however, to the payment of the sale proceeds if the broker is a United States person or has certain other contacts with the United States.

Backup withholding is not an additional tax. Rather, a holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such holder’s United States federal income tax liability by timely filing a properly completed claim for refund with the IRS.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES

The following summary is a general discussion of material Canadian federal income tax consequences that may apply to holders and prospective holders of shares of our common stock that are non-residents of Canada (“Non-Canadian Holders”). This discussion is based on the Income Tax Act (Canada), the regulations promulgated thereunder, all amendments thereto publicly proposed by or on behalf of the Minster of Finance (Canada) prior to the date hereof, the published administrative practices of the Canada Revenue Agency and on the current provisions Canada-United States Income Tax Convention (1980), as amended (the “Canada-US Treaty”), any or all of which may materially and adversely change at any time, possibly on a retroactive basis. In addition, this discussion does not consider the potential effects, adverse or beneficial, of any proposed changes in the governing tax law, whether by judicial, executive or legislative action, which, if effected, may be applied, possibly on a retroactive basis. No opinion was requested by us, or has been provided by our counsel or independent registered public accounting firm, with respect to the Canadian income tax consequences described in the following discussion. Accordingly, we urge holders and prospective holders of shares of our common stock to consult with, and rely upon, their own tax advisors in analyzing the potential Canadian federal, provincial, local and non-Canadian tax consequences associated with purchasing, owning and disposing of shares of our common stock.

As used in this section the term “Non-Canadian Holder” denoted the beneficial owner of one or more shares of our common stock who is:

•	a non-resident of Canada;

•	holds our common shares as capital property;

•	deals with us at arm’s length; and

•	does not use or hold our common shares in or in the course of carrying on business in Canada.

Dividends

Though we do not anticipate paying any cash dividends in the foreseeable future, should a Non-Canadian Holder of shares of our common stock receive dividend distributions, such holder will be subject to a Canadian withholding tax equal to 25%, subject to such lower rate as may be available under an applicable tax treaty, of the gross amount of any distributions paid or deemed to be paid.

In accordance with the Canada-US Treaty the rate of withholding tax applicable to distributions paid to a Non-Canadian Holder who is a resident of the United States is:

•	to the extent such holder beneficially owns at least 10% of our voting stock, 5% of the gross amount of such distribution paid; or

•	to the extent such holder beneficially owns less than 10% of our voting stock, 15% of the gross amount of such distribution paid.

We are required to withhold the applicable amount from each distribution paid and remit the withheld amount directly to the Receiver General for Canada for the account of the Non-Canadian Holder.

In accordance with the Canada-US Treaty, certain tax-exempt entities residing in the United States may be exempt from Canadian withholding taxes, including any withholding taxes levied in respect of dividends received on our common shares.

Sale, Exchange or other Disposition of Common Shares

A Non-Canadian Holder who disposes of shares of our common stock, including by deemed disposition upon death, will not be subject to Canadian federal income tax on any capital gain (or capital loss) thereby realized unless the common shares constitute “taxable Canadian property” as defined by the Income Tax Act (Canada) and no relief is afforded under any applicable tax treaty. Generally, our common shares will not constitute taxable Canadian property of a Non-Canadian Holder unless (i) the common shares are held as capital property used in carrying on a business (other than an insurance business) in Canada, or (ii) the Non-Canadian Holder or persons with whom the Non-Canadian Holder did not deal at arm’s-length alone or together held or held options to acquire, at any time within the five years preceding the disposition, 25% or more of the shares of any class of our capital stock.

A Non-Canadian Holder who is resident of the United States and realizes a capital gain on disposition of common shares that are taxable Canadian property will nevertheless, by virtue of the Canada-US Treaty, generally be exempt from Canadian tax thereon unless (i) more than 50% of the value of the common shares are derived from, or forms an interest in, Canadian real estate, including Canadian mineral resource properties, (ii) the common shares formed part of the business property of a permanent establishment that the Non-Canadian Holder has or had in Canada within the twelve months preceding disposition, or (iii) the Non-Canadian (a) was a resident of Canada at any time within the ten years immediately preceding the disposition and for a total of 120 months during the twenty years, preceding the disposition, and (b) owned the common share when he ceased to be a resident of Canada.

A Non-Canadian Holder who is subject to Canadian tax in respect of a capital gain on disposition of common shares must include one-half of the capital gain in computing his taxable income earned in Canada. The Non-Canadian Holder may, subject to certain limitations, deduct one half of any capital loss arising on disposition of taxable Canadian property from taxable capital gains realized in the year of disposition in respect of taxable Canadian property and, to the extent not so deductible, from such taxable capital gains of any of the three preceding years or any subsequent year.

A Non-Canadian Holder whose common shares constitute taxable Canadian property and who is a resident of the United States and entitled to benefits under the Canada-US Treaty generally would be exempt from Canadian tax on any capital gain realized on a disposition of those shares in any event, provided such shares do not derive their value principally from Canadian real property (including Canadian resource properties). Our management is of the view that our common shares do not derive their value principally from Canadian real property. A Non-Canadian Holder claiming exemption under the Treaty will, however, have Canadian tax filing obligations with respect to a disposition of common shares.

DOCUMENTS ON DISPLAY

All documents referred to in this prospectus may be inspected at our offices during regular business hours located at 789 West Pender Street, Suite 1010, Vancouver, BC, Canada V6C 1H2, telephone (604) 606-7979.

LEGAL MATTERS

The validity of the common shares being registered by this registration statement and certain legal matters as to Canadian law is being passed upon for us by the firm of Burstall Winger, LLP, Calgary, Alberta.

EXPERTS

The financial statements of Valcent Products Inc. as of and for the year ended March 31, 2006 and 2005 included herein have been audited by Smythe Ratcliffe, chartered accountants, as stated in their report appearing elsewhere in this prospectus, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The principal offices of Smythe Ratcliffe are located at 355 Burrard Street, 7th Floor, Marine Building, Vancouver, British Columbia V6C 2G8.

EXPENSES RELATED TO THE OFFERING

The following table is an itemization presentation of the total expenses that we and the selling shareholders expect to incur in connection with this offering. All amounts are estimates.

SEC registration fee	$899.02
Blue Sky fee	$--
Legal fees and expenses	$20,000.00
Accounting fees and expenses	$15,000.00
Printing fees	$--
Miscellaneous	$--

Total	$35,899.02

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares to be sold in this offering. As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of the agreement as filed, each such statement being qualified by this reference. This registration statement, including exhibits and schedules filed as part of this registration statement, may be inspected, without charge, at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any portion of this registration statement may also be obtained from the Public Reference Room upon payment of prescribed fees. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains a website, accessible at http://www.sec.gov, that contains reports, proxy and information statements and other information regard registrants, including our company, that electronically file with the SEC.

We are a foreign private issuer, as defined in accordance with Rule 405 of the Securities Act, and while as such we are subject to the informational requirements of the Exchange Act, we are exempt from certain informational requirements thereunder to which domestic issuers are subject, including proxy rules under Section 14, insider reporting and short-profit provisions under Section 16 and the requirements to file current reports on Form 8-K upon the occurrence of certain material events. We intend to full comply with those informational requirements under the Exchange Act that do apply to us as a foreign private issuer, including filing with the SEC our annual report on Form 20-F and any material interim reports, press releases or other documents published or required to be published by the Alberta Securities Commission, Canada, on Form 6-K.

You are invited to read and copy reports, press releases, statements and other information that we have filed with the Alberta Securities Commission. Our public filings are electronically available from the Canadian Securities Administrators’ website, accessible at http:/sedar.com, and you may call the Alberta Securities Commission at (403) 297-6454 for information about how to obtain copies of materials we file.

INDEX
TO
FINANCIAL STATEMENTS

VALCENT PRODUCTS INC.
(Formerly Nettron.com, Inc.)
(Expressed in Canadian Dollars)

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS AS AT
SEPTEMBER 30, 2006
Page
Balance Sheets for the year ended March 31, 2006 (audited) and the Six Month period ended September 30, 2006 (unaudited prepared by management)	F-2

Statements of Operations and Deficit for the Three and Six Month periods ended September 30, 2006 and September 30, 2005	F-3

Statements of Cash Flows for the Three and Six Month periods ended September 30, 2006 and September 30, 2005	F-4

Notes to the Unaudited Interim Consolidated Financial Statements to September 30, 2006	F-5 - F-11

AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED
MARCH 31, 2006 AND 2005
Page
Report of Independent Registered Public Accounting Firm	F-12

Balance Sheets for the years ended March 31, 2006 and 2005	F-13

Statements of Operations and Deficit for the years ended March 31, 2006 and 2005	F-14

Statements of Cash Flows for the years ended March 31, 2006 and 2005	F-15

Notes to the Financial Statements for the years ended March 31, 2006 and 2005	F-16 - F-28

AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED
MARCH 31, 2005 AND 2004
Page
Report of Independent Registered Public Accounting Firm	F-29

Balance Sheets for the years ended March 31, 2005 and 2004	F-30

Statements of Operations and Deficit for the years ended March 31, 2005 and 2004	F-31

Statements of Cash Flows for the years ended March 31, 2005 and 2004	F-32

Notes to the Financial Statements for the years ended March 31, 2005 and 2004	F-33 - F-39

Valcent Products Inc.
(A Development Stage Company)
Interim Consolidated Balance Sheet
(Expressed in Canadian Dollars)
Unaudited and Prepared by Management

	September 30,	March 31,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$288,032	$12,773
Accounts receivable	47,612	10,626
Inventories (Note 4)	603,813	-
Prepaid expenses	287,006	-
Total current assets	1,226,463	23,399

Property and equipment, at cost less accumulated
depreciation of $23,578 and $9,382 (Note 5)	339,164	63,327
License agreements (Note 6)	1,306,075	1,306,075
	$2,871,702	$1,392,801

Liabilities and Shareholders' Deficit

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$282,005	$199,558
Due to related parties	1,295,599	69,273
Current portion of long term debt (Note 11)	14,041	-
Convertible notes (Note 7 )	1,747,390	1,565,069
Total current liabilities	3,339,035	1,833,900
Long term debt (Note 11)	197,657	-
	3,536,692	1,833,900
Shareholders' deficit
Share capital (Note 8)	5,310,532	4,099,870
Contributed surplus	2,924,909	1,663,067
Conversion component of convertible notes	1,001,579	348,532
Share subscriptions	380,066	419,401
Accumulated deficit from prior operations	(3,237,370)	(3,237,370)
Accumulated deficit during the development stage	(7,044,706)	(3,734,599)
Total shareholders' deficit	(664,990)	(441,099)
	$2,871,702	$1,392,801

On behalf of the board:
"F. George Orr " Director
"Glen Kertz " Director

See notes to consolidated financial statements.

Valcent Products Inc.
(A Development Stage Company)
Interim Consolidated Statements of Operations and Deficit
(Expressed in Canadian Dollars)
Unaudited and Prepared by Management

	Three months ended		Six months ended
	September 30,		September 30,
	2006	2005	2006	2005
Expenses
Non cash financing expense	$76,438	$-	$1,160,632	$-
Product development	223,983	109,064	854,530	109,064
Convertible note issuance costs	-	-	186,801	-
Professional fees	135,908	138,971	271,543	141,641
Advertising	159,603	-	159,603	-
Investor relations	55,057	454,212	156,135	454,212
Interest and penalties	217,561	37,446	281,196	37,500
Stock option compensation	50,605	-	101,210	-
Travel	34,617	6,242	61,997	6,242
Office and miscellaneous	46,308	41,646	71,547	41,835
Rent	7,172	11,690	21,519	13,190
Filing and transfer agent	13,251	10,852	20,327	19,881
Depreciation and amortization	7,791	-	14,196	-
Management fees	-	1,000	-	4,000
Loss from operations	1,028,294	811,123	3,361,236	827,565
Other Income expense
Foreign exchange loss (gain )	44,577	(23,308)	(51,129)	(22,953)
Net loss for the period	1,072,871	787,815	3,310,107	804,612
Deficit during the development stage,
Beginning of period	5,971,835	3,254,167	3,734,599	3,237,370
Deficit during the development stage,
end of period	$7,044,706	$4,041,982	$7,044,706	$4,041,982
Loss per share - basic	$0.059	$0.074	$0.189	$0.125
Weighted average number of common
shares outstanding	18,183,564	10,690,235	17,498,869	6,441,028

See notes to consolidated financial statements.

Valcent Products Inc.
(A Development Stage Company)
Interim Consolidated Statements of Cash Flows
(Expressed in Canadian Dollars)
Unaudited and Prepared by Management

	Three months ended		Six months ended
	September 30,		September 30,
	2006	2005	2006	2005

Cash flow from operating activities
Net loss for the period	$(1,072,871)	$(787,815)	$(3,310,107)	$(804,612)
Items not involving cash:
Non cash financing expense	76,438	-	1,160,632	-
Convertible note issuance costs	-	-	186,801	-
Stock option compensation	50,605	-	101,210	-
Shares issued for investor relations	-	285,242	-	285,242
Interest and penalties	195,975	-	209,092	-
Depreciation and amortization	7,791	-	14,196	-
Foreign exchange gain	44,577	-	(51,129)	-
Changes in non-cash working
capital items	(418,636)	(15,452)	(845,358)	843
Net cash (used) by operating activities	(1,116,121)	(518,025)	(2,534,663)	(518,527)
Investing activities
Purchase of product license	-	(306,075)	-	(306,075)
Purchase of property and equipment	(275,100)	-	(290,032)	-
Net cash (used) by investing activities	(275,100)	(306,075)	(290,032)	(306,075)
Financing Activities
Advances from related parties	856,329	-	1,226,326	-
Proceeds from long term debt	211,698	-	211,698	-
Proceeds from share issuances	290,436	-	1,028,264	-
Proceeds from convertible notes	-	1,532,895	633,666	1,532,895
Net cash provided by financing activities	1,358,463	1,532,895	3,099,954	1,532,895
Increase (decrease) in cash during period	(32,758)	708,795	275,259	708,293
Cash (cash indebtedness), beginning of period	320,790	(280)	12,773	222
Cash , end of period	$288,032	$708,515	$288,032	$708,515

See notes to consolidated financial statements.

Notes to the Unaudited Interim Consolidated Financial Statements to September 30, 2006

Valcent Products Inc.

(A Development Stage Company)
Notes to Interim Consolidated Financial Statements.
(Expressed in Canadian Dollars)
Unaudited and Prepared by Management
September 30, 2006

1. Nature of Business and Ability to Continue as a Going Concern

Valcent Products Inc.  (A Development Stage Company)  (the “Company”) was incorporated under the Alberta Business Corporations Act on January 19, 1996 and was in the business of marketing its interactive dating service “Cupid’s Web” until March 24, 2004 when these operations were discontinued due to difficulties encountered in raising adequate financing. During the year ended March 31, 2006, the Company acquired a series of product licenses to certain proprietary technology owned by a related party (see Note 6) and the development of these products has been the Company’s primary business focus.  In order to facilitate the business plan, the company formed a wholly-owned Nevada corporation, Valcent USA, Inc. to conduct operations in the United States in November 2006.  In turn, Valcent USA, Inc. incorporated Valcent Management, LLC, and a wholly-owned limited liability corporation under the laws of Nevada, to serve as the general partner in Valcent Manufacturing Ltd., a limited partnership also formed by Valcent USA, Inc., under the laws of Texas, wherein Valcent USA, Inc. serves as its limited partner.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles applicable to a going-concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of September 30, 2006, the Company has accumulated losses totaling $10,282,076.  The continuation of the Company is dependent upon the economic development and sales of the products underlying its product license as well as the Company’s ability in obtaining long-term financing. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

These conditions raise substantial doubt about the Company’s ability to continue as a going-concern. These financial statements do not include any adjustments that might arise from this uncertainty.

2.   Significant Accounting Policies

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”).  The significant accounting policies used in these consolidated financial statements are as follows:

a)	Principles of Consolidation
These financial statements include the accounts of the Valcent Products Inc., its wholly-owned subsidiary Valcent USA, Inc., Valcent USA, Inc.’s wholly-owned subsidiary Valcent Management, LLC and limited partnership, Valcent Manufacturing Ltd., in which Valcent Management, LLC is the general partner and Valcent USA, Inc. is the limited partner (together “the Company”).  All intercompany transactions and balances have been eliminated.

b)	Product development costs
The Company expenses all costs related to its product development until such time as the economic viability of the product is demonstrated and thereafter will capitalize and expense additional development costs over the expected economic useful life of the product.

c)	Property and equipment
The Company amortizes its leasehold improvements on a straight-line basis over the life of the lease.  Computer equipment and furniture and fixtures are depreciated under the declining balance method as to 30% and 20%, respectively, with 50% taken during the year of acquisition.

d)	Foreign currency transactions and translation
Amounts denominated in US dollars have been translated into Canadian dollars as follows:

i.	Monetary assets and liabilities, at the year end exchange rates;
ii.	Non-monetary assets and liabilities, at exchange rates approximating those prevailing on the dates of the transactions; and
iii.	Revenue and expense items, at the average rate of exchange for the period.

e)	Use of estimates
The preparation of these financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from management’s best estimates as additional information becomes available in the future.

f)	Loss per share
The Company uses the “Treasury Stock Method” to calculate loss per common share.  Under this method, the basic loss per share is calculated based on the weighted average aggregate number of common shares outstanding during each period.  The diluted earnings per share assume that the outstanding stock options and share purchase warrants had been exercised at the beginning of the period to the extent that they are dilutive.  The assumed conversion of stock options and share purchase warrants has an anti-dilutive impact on both 2005 and 2006 and has not been recorded.

g)	Stock-based compensation
The Company uses the fair value based method of accounting for employee stock options as required under the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3870, “Stock-Based Compensation and Other Stock-Based Payments”. Under the fair value based method, compensation cost of a stock option is measured at fair value at the date of grant and is expensed over the vesting period of the stock option with a corresponding increase to contributed surplus. When the stock options are exercised, the proceeds, together with the amount previously recorded in contributed surplus, are recorded in share capital.

h)	Income taxes
The Company has adopted the recommendations of the CICA Handbook Section 3465, Income taxes, which requires use of the liability method.  Under this method, income taxes reflect the deferral of such taxes to future years.  The deferral is a result of temporary differences, which arise when certain costs are claimed for tax purposes in different time periods than the related amounts are amortized in the accounts.

i)	Non-monetary consideration
In situations where share capital is issued or received, as non-monetary consideration and the fair value of the asset received, or given up is not readily determinable, the fair market value (as defined) of the shares is used to record the transaction.  The fair market value of the shares issued, or received, is based on the trading price of those shares on the appropriate Exchange on the date of the agreement to issue shares as determined by the Board of Directors.

3.    Financial Instruments

The Company’s primary financial instruments consist of cash, receivables, inventories, cash and cash equivalents, accounts payable and accrued liabilities, due to related parties, long term debt and convertible notes.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these instruments.  The Company maintains the fair values of cash, receivables, accounts payable and accrued liabilities, due to related parties and convertible notes at their approximate carrying values due to the immediate short-term maturity of these instruments.  It is not practicable to determine the fair value for amounts due to related parties.

4.  Inventories

The inventory totaled $603,813 as of September 30, 2006 as compared to $0 at March 31, 2006.  The inventories consist of raw materials, electronic components and parts for manufacture of the Company’s first consumer product due to be in full production in the third quarter of this year.

5.   Property and equipment

A summary of property and equipment was as follows:

	Estimated Useful Lives (Years)	September 30, 2006	March 31, 2006
Land	-	$275,240	$-
Leasehold improvements	3	20,916	20,876
Computer and other equipment	3-5	34,846	28,821
Furniture and fixtures	7	31,740	23,012
		362,742	72,709
Accumulated depreciation		23,578	9,382
Total property and equipment		$339,164	$63,327

We recorded $14,196 and $0 of depreciation expense for the six months ended September 30, 2006 and 2005, respectively.

6.  Product License

On July 29, 2005, the Company completed a licensing agreement for the exclusive worldwide marketing rights to a Skincare System, a Duster, a Garden Kit and a right of first offer on future products developed by MK Enterprises LLC.  The Company agreed to issue MK Enterprises LLC and its assignees 20 million common shares at a deemed cost of $1,000,000 of which 12,398,675 have been issued with the balance reserved for issuance and included in share subscriptions.  The Company also paid the partnership a $125,000 (USD) upfront license fee and $125,000 (USD) in costs related to the development of the products since March 17, 2005, both of which were paid during the year ended March 31, 2006.  In addition, the Company has agreed to pay royalties in the amount of $10 (USD) per Skincare System unit sold, $2 (USD) per Duster sold and 4.5% of the net sales of the Garden Kit.  In addition the Company has agreed to pay a royalty of 3% of net sales related to ancillary product sales from these products.  For future products developed by MK Enterprises LLC that the Company elects to acquire the rights to, it has agreed to pay a royalty of 4.5% of net sales of the new product plus 3% of net sales from ancillary product sales.  Also in order to keep the products under license, the Company has agreed to a minimum royalty schedule per product for each of the Skincare System, Duster and Garden Kit and their related ancillary products of $37,500 for the second license year and $50,000 per year thereafter.  For any new products acquired from MK Enterprises, the Company will be subject to minimum royalties of $50,000 per year beginning in the second year.  In order to maintain the Master License in good standing the Company has agreed that the total amount of royalties and any other fees paid to MK Enterprises LLC shall be a minimum of $400,000 (USD) per year.

7.  Convertible notes

To provide working capital for the purchase of the Product Licenses, discussed in Note 6, and to further the development of the Company’s consumer products, the Company issued the following:

1.
In July 2005 and August 2005, $1,277,200 (USD) in 8% per annum convertible notes and stock purchase warrants whereby for each $0.75 (USD) in convertible note purchased the holder will receive one class A warrant which will entitle him to purchase an additional common shares at $0.50 (USD) until August 5, 2008 and one class B warrant which will entitle him to purchase an additional common shares at $1.00 (USD) until August 5, 2008.  The holders of the convertible notes may, subject to trickle out provisions, elect to convert note and any unpaid interest into common shares of the Company at the lesser of (i) 70% of the average of the five lowest closing bid prices for the common stock for the ten trading days prior to conversion and (ii) $0.55 (USD).  The Company may, subject to notice provisions and the common shares trading above $1.50 (USD) per share for more than twenty consecutive trading days, elect to payout the notes and interest due by paying 130% of the amount due under notes plus interest.

In conjunction with this financing, the Company paid finders fees in the amount of 10% of the gross proceeds which was included in investor relations during the year ended March 31, 2006 and issued 425,735 common shares at a deemed value of $285,242. There are 255,440 Finders A warrants whereby the holders shall have the right to purchase 255,440 common shares at $0.50 (USD) per share until August 5, 2008 and 425,733 finders B warrants whereby the holders shall have the right to purchase 425,733 common shares at $0.75 (USD) per share until August 5, 2008.   As a result of the issuance of the warrants in conjunction with the convertible notes, the Company recorded a non cash financing expense of $631,515 in the year ended March 31, 2006.

2.
On April 6, 2006 we consummated a private offering transaction with and among a syndicated group of institutional investors, pursuant to which we issued, in the aggregate, $551,666 (USD) in 8% per annum convertible notes and three year warrants to acquire (i) up to 735,544 shares of our common stock at a price per share of $0.50 (USD), and (ii) up to an additional 735,544 shares of our common stock at a price per share of $1.00 (USD). Subject to certain limitations, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) seventy percent (70%) of the average of the five lowest closing bid prices for our common stock for the ten trading days prior to conversion, or (ii) $0.55 (USD). The convertible notes carry a redemption feature which allows us to retire them, in whole or in part, for an amount equal to 130% of that portion of the face amount being redeemed, but only in the event that our common shares have a closing price of $1.50 (USD) per share for at least twenty consecutive trading days and there has otherwise been no default. The common stock purchase warrants carry a “net cashless” exercise feature allowing the holder thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, but rather solely in exchange for the cancellation of that number of common shares into which such warrants are exercisable.

In conjunction with these private offering transactions, we also paid a finders’ fees of (i) $55,166 (USD) in cash, representing 10% of the gross proceeds realized, (ii) 183,886 shares of common stock, (iii) three-year warrants to purchase up to 110,320 shares of common stock at a price per share of $0.50 (USD) and (iv) three year warrants to purchase up to 183,867 shares of common stock at a price per share of 0.75 (USD).  As a result of the issuance of the warrants in conjunction with the convertible notes, the Company recorded a non cash financing expense of $964,671 in the quarter ended June 30, 2006.

In conjunction with the private placement, we reached a verbal agreement with the syndicated group of institutional and other investors, wherein we agreed to convert the accruing penalties associated with the July 25, 2005 through August 5, 2005 transactions, an aggregate of $82,200 (USD), into convertible penalty notes carrying terms similar to those notes issued in the original series of private offering transactions, and in addition to issue each investor one three-year penalty warrant for each $0.75 (USD) of penalties owed to purchase, in the aggregate, up to an additional 109,600 shares of common stock at a price per share of $0.75 (USD).

Certain of the convertible notes contained registration rights whereby the Company agreed to pay a penalty of 2% for every thirty days after a required filing and registration date.  These filing and registration requirements were not met on a timely basis and a total of $143,874 in penalties has been accrued.  As part of the April 6, 2006 agreement and the verbal agreement, we also granted certain additional registration rights whereby the Company has agreed to pay a penalty 2% of the outstanding amount for every thirty days after the April 20, 2006 registration date plus a reduction in the warrant price of certain of the warrants issued of $0.10 per week for the duration of such delay.  The Company filed the required registration statement on April 27, 2006 and as such has incurred penalties.  Therefore, the warrant prices noted above have been reduced from $0.50 (USD) and $1.00 (USD) to $0.40 (USD) and $0.90 (USD), respectively.

8.Share Capital

(a) Authorized:
       Unlimited number of common shares without par value
Unlimited number of preferred shares without par value - None issued

(b) Issued:
Common shares

	Number of Shares	Amount
Balance at March 31, 2005	6,435,374	$2,999,420
Consolidations 1 new share for 3 old shares	(4,290,249)	$-
Debt settlement	1,605,000	$234,609
Product License Purchase Agreement	11,611,975	580,599
Shares issued for finders' fees	425,735	285,242
Balance at March 31, 2006	15,787,835	$4,099,870
Product License Purchase Agreement	786,700	39,335
Consulting Agreement with invester relations firm	120,000	56,427
Private placement	1,534,165	1,028,266
Private placement finders' fees	183,886	86,634
Balance as of September 30, 2006	18,412,586	$5,310,532

During the six months ended September 30, 2006, the Company issued 2,624,751 common shares.  The shares consisted of the following transactions:

•
The Company issued 786,700 shares pursuant to the license agreement.  As of September 30, 2006, 7,601,325 common shares remained to be issued pursuant to the license agreement and are reflected in share subscriptions.

•
The Company completed a private placement of units whereby it issued a total of 1,534,165 units at USD $0.60 per unit whereby each unit consisted of one common share and one share purchase warrant to purchase an additional common share at USD $0.80.  Of the warrants issued 833,332 expire on May 15, 2008, 270,833 on June 7, 2008 and 430,000 on August 18, 2008.  The Company also paid consultants fees consisting of $65,843 plus 66,666 warrants to purchase that number of common shares at $0.80 (USD) until May 15, 2008, 21,866 warrants to purchase that number of common shares at USD $0.80 until June 7, 2008 and 24,800 warrants to purchase that number of common shares at USD $0.80 until August 18, 2008.

•
In conjunction with an April 6, 2006 private convertible note offering transaction, the Company paid a finders’ fees of (i) $55,166 (USD) in cash, representing 10% of the gross proceeds realized, (ii) 183,886 shares of common stock, (iii) three year warrants to purchase up to 110,320 shares of common stock at a price per share of $0.50 (USD) and (iv) three year warrants to purchase up to 183,867 shares of common stock at a price per share of 0.75 (USD).

•	Pursuant to an Investor Relations Consulting Agreement with a third party for services provided to Valcent, SmallCap will receive a total of 120,000 shares of common stock at USD$ 0.41 per share.

(c) Stock options

Pursuant to the Company’s 1996 Incentive Stock Option Plan (the “Plan”), as amended, a total of 10% of the Company’s issued common shares are reserved for the granting of stock options.  The Plan provides that the terms of the options and the option price shall be fixed by the Directors, subject to any price restrictions or other requirements imposed by any exchange where the Company lists its common shares.  The Plan also provides that no options shall be granted to any person except on the recommendation of the board of directors and that no option may be granted for a period in excess of five years.  During the year ended March 31, 2006, the Company instituted a new stock option plan applicable to residents of the United States (the US Plan) and options may be issued under this plan to acquire up to an aggregate number of shares, which when combined with options granted under the Plan equal to 10% of the issued number of common shares. The terms of the options and the option price of the US Plan are to be fixed by the Directors, subject to a limitation that no one individual may be granted options to receive greater than 5% of the issued number of common shares.

Under the Plan, the Company has issued:

1.	100,000 options, vested, to acquire that same number of commons shares to a director of the Company at $0.45 (USD) per share until October 17, 2007;
2.	300,000 options, vested, at $0.50 USD$ to a director until February 21, 2011; and
3.	200,000 options, vested, to acquire that same number of shares to consultants at $0.50 per share until October 17, 2006. These options expired unexercised subsequent to September 30, 2006.

Under the US Plan, the Company has issued:

1.
250,000 options to an employee at $0.60 (USD), which expire November 10, 2009, of which 50,000 vested on May 10, 2006, 100,000 on the earlier of the Company reaching positive cash flow or November 10, 2006, and 100,000 on May 10, 2007;

2.	500,000 options to two employees at $0.60 (USD),which expire on November 10, 2009 of which 300,000 have vested, and 200,000 vest upon the Company achieving positive cash flow; and
3.	75,000 common shares at $1.00 per share, which vest as to 15,000 per month starting March 1, 2006, until March 1, 2010.

 (d)     Warrants

In conjunction with the convertible notes, the Company issued various warrants to acquire common shares and to facilitate

9.  Related Party Transactions

Related party transactions not disclosed elsewhere in these financial statements are as follows:

During the quarter ended September 30, 2006 and 2005, the Company paid or accrued fees to officers and directors and companies controlled by directors for the following services:

	September 30,	September 30,
	2006	2005
Product development	$229,077	$46,913
Professional fees	$15,000	$9,000
Rent	$-	$1,500
Management fees	$-	$4,000

10.  Commitments

On June 28, 2005, Valcent Manufacturing, Ltd. leased office and development space in El Paso, Texas under a three-year lease at a cost of $3,710 ($3,170 USD) per month.  There are twenty-one months remaining on the lease as of September 30, 2006.

11.  Long term debt

The Company entered into a ten year commercial real estate note totaling $190,000 to fund the acquisition of land.  The loan is secured by the land and a 50,000 USD term deposit which is included in the prepaid expenses.  Borrowings under the Agreement accrue interest equal to the Wall Street Journal prime rate plus 0.25 percent adjusted annually.  The current interest rate is 8 ¼ % and the current portion of the loan is $14,041 (CND).

12. Subsequent Events

The Company entered into an agreement with another public company to fund the next phase of the development of a proprietary high density vertical bio-reactor for the mass production of oil bearing algae through to the completion and testing of a fully operational demonstration pilot plant at an estimated cost of $2.5 million.  In consideration for their investment the other company will earn a 70% joint venture interest subject to the Company’s 30% joint venture interest being totally carried for commercial industrial use.  The Company also has the right to produce a model for the consumer market subject to the other company having a 30% carried joint venture interest.  The joint venture interests are subject to royalties of 4.5% which include related parties of the Company.

The Company also issued 260,000 options to employees at $0.80 USD which expire June 30, 2010 and 250,000 options to an employee which expire April 9, 2010.

Subsequent to September 30, 2006 $610,328 of the convertible notes were converted into 2,077,532 common shares.  The Company also agreed to a private placement of $1,500,000 8% per annum convertible notes and three year warrants to acquire (i) up to 2,000,000 shares of our common stock at a price per share of $0.50 (USD), and (ii) up to an additional 2,000,000 shares of our common stock at a price per share of $1.00 (USD). Subject to certain limitations, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) seventy percent (70%) of the average of the five lowest closing bid prices for our common stock for the ten trading days prior to conversion, or (ii) $0.55 (USD). The convertible notes carry a redemption feature which allows us to retire them, in whole or in part, for an amount equal to 130% of that portion of the face amount being redeemed, but only in the event that our common shares have a closing price of $1.50 (USD) per share for at least twenty consecutive trading days and there has otherwise been no default. The common stock purchase warrants carry a “net cashless” exercise feature allowing the holder thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, but rather solely in exchange for the cancellation of that number of common shares into which such warrants are exercisable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS OF VALCENT PRODUCTS INC.
(A Development Stage Company)

We have audited the consolidated balance sheets of Valcent Products Inc. as at March 31, 2006 and 2005 and the consolidated statements of operations and deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards in Canada and the standards of the Public Company Accounting Oversight Board (PCAOB) in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles. Accounting principles generally accepted in Canada differ in certain significant respects from accounting principles generally accepted in the United States and are discussed in note 13 to these financial statements.

“Smythe Ratcliffe” (signed)

Chartered Accountants

Vancouver, Canada
August 2, 2006, except for Note 14 which is as at August 9, 2006

COMMENTS BY AUDITORS FOR US READERS

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going-concern, such as described in Note 1 to the consolidated financial statements. Our report to the shareholders dated August 2, 2006, is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

“Smythe Ratcliffe” (signed)

Chartered Accountants

Vancouver, Canada
August 2, 2006, except for Note 14 which is as at August 9, 2006

Smythe Ratcliffe LLP, a British Columbia limited liability partnership, is a member of PKF North American Network and PKF International, associations of legally independent firms.

Valcent Products Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(Expressed in Canadian Dollars)

	March 31	March 31
	2006	2005
Assets
Current
Cash	$12,773	$222
Accounts receivable	10,626	714
	23,399	936
Equipment and Leaseholds (Note 4)	63,327	-
Product License (Note 5)	1,306,075	-
	$1,392,801	$936

Liabilities and Shareholder’s Deficit
Current
Accounts payable and accrued liabilities	$199,558	$85,537
Due to related parties (Note 9)	69,273	153,349
Convertible Notes (Note 7)	1,565,069	-
	$1,833,900	$238,886
Shareholders’ Equity (Deficiency)
Share capital (Note 8)	4,099,870	2,999,420
Contributed surplus (Note 8(e))	1,663,067	-
Conversion component of convertible note (Note 7)	348,532	-
Obligation to issue shares (Notes 5 and 8)	419,401	-
Accumulated deficit from prior operations	(3,237,370)	(3,237,370)
Accumulated deficit during development stage	(3,734,599)	-
	(441,099)	(237,950)
	$1,392,801	$936

Going concern (Note 1) and commitment (Note 10)

On behalf of the board:
“Glen Kertz”	Director	“F. George Orr”	Director
Glen Kertz        F. George Orr

See notes to consolidated financial statements

Valcent Products Inc.
(A Development Stage Company)
Consolidated Statements of Operations and Deficit
(Expressed in Canadian Dollars)

	2006	2005
		(Note 14)
Expenses
Financing expenses	$1,328,337	$-
Product development	685,432	-
Convertible note issuance costs	570,226	-
Stock option compensation	533,664	-
Interest and penalties	193,987	-
Professional fees	175,833	23,403
Travel	69,600	-
Rent	56,771	6,000
Office and miscellaneous	38,125	919
Filing and transfer agent	26,250	10,600
Investor relations	19,037	-
Depreciation and amortization	9,382	-
Management fees	4,000	6,000
Loss from Operations	3,710,644	46,922
Other Income Expenses
Foreign exchange (gain) loss	23,955	(1,228)
Net Loss	3,734,599	45,694
Deficit during the development stage, beginning	-
Deficit during the development stage, ending	$3,734,599

Deficit from prior operations, beginning	3,237,370	3,191,676
Deficit from prior operations, ending	$3,237,370	$3,237,370

Loss per share - basic	$0.354	$0.007

Weighted average number of common shares outstanding	10,548,042	6,435,374

See notes to consolidated financial statements

Valcent Products Inc.
(A Development Stage Company)
Consolidated Statement of Cash Flows
(Expressed in Canadian Dollars)

	2006	2005
		(Note 14)
Cash provided by (used in)
Operating activates
Loss for period	$(3,734,599)	(45,694)
Items not involving cash
Financing expense	1,328,337	-
Convertible note issuance costs	285,242	-
Stock option compensation	533,664	-
Depreciation and amortization	9,382	-

Charges in non-cash working
capital items	104,109	(97,621)
	(1,473,865)	(143,315)
Investing Activities
Product Licence	(306,075)	-
Equipment and leaseholds	(72,709)	-
	(378,784)	-
Financing Activities
Advances to (repayment from) related parties	(84,076)	144,669
Convertible notes (Note 7)	1,565,069	-
Debt discount (Note 7)	149,598	-
Shares issued for settlement of debt (Note 8(b))	234,609	-
	1,865,200	144,669
Increase in cash during period
	12,551	1,354
Cash, beginning of period
	222	(1,132)
Cash, end of period
	$12,773	$222
Supplemental Cash Flow Information

Shares issued as finders’ fees	$285,242	$-
Shares issued for product license	$580,599	$-

See notes to consolidated financial statements

Valcent Products Inc.
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
March 31, 2006

1. Nature of Business and Ability to Continue as a Going Concern

Valcent Products Inc. was incorporated under the Alberta Business Corporations Act on January 19, 1996 and was in the business of marketing its interactive dating service “Cupid’s Web” until March 24, 2004 when these operations were discontinued due to difficulties encountered in raising financing. The Company had previously been pursuing various business opportunities and effective March 24, 2004 had discontinued those operations.

During the year ended March 31, 2006 the Company acquired a license to certain proprietary technology owned by arms-length parties (see Product License Note 5) and the development of these products has been the Company’s primary business. The Company considers its development stage operations to have commenced during fiscal 2006. Also during the year ended March 31, 2006 Valcent Products Inc. formed a wholly owned Nevada corporation, Valcent USA, Inc. to conduct operations in the United States. In turn Valcent USA, Inc. incorporated Valcent Management, LLC, a wholly-owned limited liability company under the laws of Nevada, to serve as the general partner in Valcent Manufacturing Ltd., a limited partnership also formed by Valcent USA, Inc., under the laws of Texas, wherein Valcent USA, Inc. serves as its limited partner.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles applicable to a going-concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at March 31, 2006, the Company had accumulated losses during the development stage of $3,734,599, total accumulated losses of $6,971,969 and a working capital deficiency of $1,810,501. The continuation of the Company is dependent upon the economic development and sales of the products underlying its product license as well as obtaining long-term financing. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

These conditions raise substantial doubt about the Company’s ability to continue as a going-concern. These consolidated financial statements do not include any adjustments that might arise from this uncertainty.

2.  Significant Accounting Policies

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). In the case of the Company, Canadian GAAP differs in certain respects from accounting principles generally accepted in the United States (“US GAAP”) as explained in Note 13. The significant accounting policies used in these consolidated financial statements are as follows:

a) Principles of Consolidation
These financial statements include the accounts of Valcent Products Inc., its wholly owned subsidiary Valcent USA, Inc., Valcent USA, Inc.’s wholly owned subsidiary Valcent Management, LLC and the limited partnership, Valcent Manufacturing Ltd., in which Valcent Management, LLC is the general partner and Valcent USA, Inc. is the limited partner (together “the Company”). All intercompany transactions and balances have been eliminated.

b) Product development costs
The Company expenses all costs related to product development until such time as the economic viability of the product is demonstrated and thereafter will capitalize and expense over the expected economic useful life of the product.

Valcent Products Inc.
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
March 31, 2006

2. Significant Accounting Policies (Continued)

c)	Fixed assets
The Company amortizes its leasehold improvements on a straight-line basis over the life of the lease. Computer equipment and furniture and fixtures are depreciated under the declining balance method as to 30% and 20%, respectively. During the year of acquisition, depreciation is 50% of amounts otherwise determinable.

d)	Foreign currency transactions and translation
Amounts denominated in US dollars have been translated into Canadian dollars as follows:
i.	Monetary assets and liabilities, at the year end exchange rates;
ii.	Non-monetary assets and liabilities, at exchange rates approximating those prevailing on the dates of the transactions; and
iii.	Revenue and expense items, at the average rate of exchange during the year.

Gains and losses arising from this translation of foreign currency are included in net loss.

e)	Use of estimates
The preparation of these financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from management’s best estimates as additional information becomes available in the future.

f)	Loss per share
The Company uses the “Treasury Stock Method” to calculate loss per common share. Under this method, the basic loss per share is calculated based on the weighted average aggregate number of common shares outstanding during each period. The diluted earnings per share assume that the outstanding stock options and share purchase warrants had been exercised at the beginning of the period to the extent that they are dilutive. The assumed conversion of stock options and share purchase warrants has an anti-dilutive impact on both 2005 and 2006 and has not been recorded.

g)	Stock-based compensation
The Company uses the fair value based method of accounting for employee stock options as required under the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3870, “Stock-Based Compensation and Other Stock-Based Payments”. Under the fair value based method, compensation cost of a stock option is measured at fair value at the date of grant and is expensed over the vesting period of the stock option with a corresponding increase to contributed surplus. When the stock options are exercised, the proceeds, together with the amount previously recorded in contributed surplus, are recorded in share capital.

h)	Income taxes
The Company follows the asset and liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current period. Future income tax assets and liabilities are recognized for temporary differences between the tax and accounting basis of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes. Future tax benefits are recognized to the extent it is more likely than not that this can be realized.

Valcent Products Inc.
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
March 31, 2006

2.  Significant Accounting Policies (Continued)

i)	Non-monetary consideration
In situations where share capital is issued, or received, as non-monetary consideration and the fair value of the asset received, or given up is not readily determinable, the fair value (as defined) of the shares is used to record the transaction. The fair value of the shares issued, or received, is based on the trading price of those shares on the appropriate Exchange on the date of the agreement to issue shares as determined by the Board of Directors.

3.  Financial Instruments

a)	Fair value
The carrying values of cash, accounts receivable, accounts payable and accrued liabilities and convertible notes approximate their fair values because of the short-term maturity of these financial instruments. It is not practicable to determine the fair value of amounts due to related parties.

b)	Interest rate risk
The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and current liabilities.

The Company’s convertible notes are at fixed interest rates, and therefore, the Company’s exposure to interest rate risk during the term of the debt is minimized.

c)	Credit risk
The Company's financial assets that are exposed to credit risk consist of cash and accounts receivable. This risk is minimized as cash is placed with well capitalized, high quality financial institutions and accounts receivable consist of amounts due from the Government of Canada.

4.  Equipment and Leaseholds

	Cost	Accumulated	Balance
		Depreciation	March 31, 2006

Leasehold improvements	$20,876	$2,783	$18,093
Computer equipment	28,321	4,248	24,073
Furniture and fixtures	23,512	2,351	21,161
	$72,709	$9,382	$63,327

Valcent Products Inc.
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
March 31, 2006

5.  Product License

On July 29, 2005 the Company completed a licensing agreement for the exclusive worldwide marketing rights to a Skincare System, a Duster, a Garden Kit and a right of first offer on future products developed by MK Enterprises LLC. The Company has agreed to issue MK Enterprises LLC and its assigns 20 million common shares at a deemed cost of $1,000,000, of which 11,611,975 have been issued with the balance reserved for issuance and included in obligation to issue shares, pay a $153,037 ($125,000 USD) license fee (paid), pay $153,038 ($125,000 USD) in costs related to the development of the products since March 17, 2005 (paid) and royalties as to $10 USD per Skincare System unit sold, $2 USD per Duster sold and 4.5% of the net sales of the Garden Kit. In addition the Company has agreed to pay a royalty of 3% of net sales related to ancillary product sales from these products. For future products developed by MK Enterprises LLC, that the Company elects to acquire the rights to, it has agreed to pay a royalty of 4.5% of net sales of the new product plus 3% of net sales from ancillary product sales. Also in order to keep the products under license the Company has agreed to a minimum royalty schedule per product for each of the Skincare System, Duster and Garden Kit and their related ancillary products of $37,500 USD for the second license year and $50,000 USD per year thereafter. For any new products acquired they will be subject to minimum royalties of $50,000 USD per year also beginning in the second year. To keep the overall master license in good standing the Company has agreed that beginning in the second license year that the total of royalties plus other fees paid to MK Enterprises LLC shall be at least $400,000 USD per year.

6.  Accounts Payable

Accounts payable includes a non-interest bearing, unsecured advance (no specified terms of repayment) of $98,850 from a shareholder who owns approximately 11% of the Company but is not an officer or a director.

7. Convertible Notes

To finance the purchase of the Product License (Note 5) and to provide working capital for its development, the Company issued one year, unsecured $1,714,667 ($1,277,200 USD) 8% per annum convertible notes and stock purchase warrants whereby for each $0.75 USD in convertible note purchased the holder will receive one class A warrant which will entitle him to purchase an additional common share at $0.50 USD until August 5, 2008 and one class B warrant which will entitle him to purchase an additional common share at $1.00 USD until August 5, 2008. The holders of the convertible notes may elect to convert the notes and any unpaid interest into common shares of the Company at the lesser of (i) 70% of the average of the five lowest closing bid prices for the common stock for the ten trading days prior to conversion and (ii) $0.55 USD The Company may, subject to notice provisions and the common shares trading above $1.50 USD per share for more than twenty consecutive trading days, elect to payout the notes and interest due by paying 130% of the amount due under the notes plus interest. In conjunction with this financing the Company has paid finders fees of 10% of the gross proceeds in cash, which is included in convertible note issuance costs, and 425,735 common shares at a deemed value of $285,242. There are 255,440 finders A warrants whereby the holders shall have the right to purchase 255,440 common shares at $0.50 USD per share until August 5, 2008 and 425,733 finders B warrants whereby the holders shall have the right to purchase 425,733 common shares at $0.75 USD per share until August 5, 2008. As a result of the issuance of the warrants in conjunction with the convertible notes the Company has recorded a financing expense of $1,328,337.

Certain of the convertible notes contain registration rights where the Company is committed to registering shares issuable upon conversion and exercise by filing a registration statement with the SEC that will permit the public trading of the Company’s shares in the US. The registration must take place within 60 days of the closing date of the above mentioned notes, which to date have not been met. As at March 31, 2006 the Company has accrued $143,874 in penalties pertaining to these registration rights and is subject to a penalty of 2% every thirty days thereafter until such time as its meets its registration requirements. Subsequent to March 31, 2006 the company filed the required registration statement and also amended the terms of the notes subject to registration rights (Note 12).

Valcent Products Inc.
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
March 31, 2006

7. Convertible Notes (Continued)

Details of the Company’s convertible notes are as follows:

2006

Issued	$1,714,667
Conversion component	(348,532)
Debt discount	198,934
Balance, March 31, 2006	$1,565,069

8. Share Capital

(a) Authorized:
Unlimited number of common shares without par value
Unlimited number of preferred shares without par value - None issued

(b) Issued:
Common shares

	Number of
	Shares	Amount
Balance, March 31, 2005 and 2004	6,435,374	$2,999,420
Consolidates 1 new for 3 old during the period	(4,290,249)	-
Debt settlement	1,605,000	234,609
Shares issued for finders’ fees (Note 7)	425,735	285,242
Purchase of product license (Note 7)	11,611,975	580,599
	15,787,835	$4,099,870

On April 14, 2005, the Company consolidated its common shares three for one and issued 1,605,000 post-consolidated common shares, for the settlement of $234,609 of debt. The Company also entered into a license acquisition agreement (Note 5) and a private placement of convertible notes (Note 7), whereby certain common shares have been issued or may be issued. As at March 31, 2006, 8,388,025 common shares remained to be issued pursuant to the license agreement and are reflected in obligation to issue shares. Pursuant to the issuance of convertible notes the Company also issued to finders 425,735 common shares.

(c) Stock options

Pursuant to the Company’s 1996 Incentive Stock Option Plan (the “Plan”), a total of 10% of the Company’s issued common shares are reserved for the granting of stock options. The Plan provides that the terms of the options and the option price shall be fixed by the Directors and subject to the price restrictions and other requirements imposed by the TSX Venture Exchange or any other exchange that the Company lists its common shares. The Plan also provides that no option shall be granted to any person except on recommendations of the Directors of the Company. Stock options granted under the Plan may not be for a period longer than five years.

Valcent Products Inc.
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
March 31, 2006

8. Share Capital (Continued)

(c) Stock options (continued)

Details of the status of the Company’s stock options as at March 31, 2006 and changes during the year then ended are as follows:

		Weighted
		Average
	Number	Exercise
	of Options	Price

Options, March 31, 2005
Granted	1,425,000	$0.67

Options outstanding, March 31 2006	1,425,000	$0.67
Exercisable, March 31, 2006	750,000	$0.59

The Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options. During the year ended March 31, 2006, 1,425,000 (2005 - Nil) options were granted, which resulted in a charge to operations totaling $533,664 (2005 - Nil).

The fair value of each option granted is calculated using the following weighted average assumptions:

2006

Expected life (years)	1-5
Interest rate	4.19%
Volatility	105.49%
Dividend yield	00.00%

As at March 31, 2006 the following share purchase options were outstanding:

	Exercise	Number of Shares
Expiry Date	Price

October 11, 2006	$0.59	200,000
October 17, 2007	$0.53	100,000
November 10, 2009	$0.71	750,000
February 21, 2011	$0.57	300,000
March 1, 2010	$1.14	75,000
		1,425,000

Valcent Products Inc.
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
March 31, 2006

8. Share Capital (Continued)

(c) Stock options (continued)

As at March 31, 2004 the Company had outstanding stock options whereby 612,500 shares could be acquired as to 512,500 shares at $0.44 until September 10, 2004 and 100,000 shares at $2.00 until March 27, 2005. All of these options expired unexercised and no options remained outstanding as at March 31, 2005.

During the year ended March 31, 2006 the Company amended the Plan and instituted a new stock option plan (the “US Plan”). The US Plan is applicable to residents of the United States and options may be issued under this plan to acquire up to an aggregate number of shares, which when combined with options granted under the Plan equals 10% of the issued number of common shares. The terms of the options and the option price of the US Plan are to be fixed by the Directors, subject to a limitation that no one individual may be granted options to receive greater than 5% of the issued number of common shares. The amended terms of the Plan call for the total aggregate number of options that can be granted under both the Plan and the US Plan be no more than 10% of the issued number of common shares.

Included in the number of options outstanding as at March 31, 2006 are 75,000 options at $1.14 that vest evenly over five months, 200,000 options at $0.71 that vest in one month, 100,000 options at $0.71 that vest in seven months and 300,000 options at $0.71 that vest in 3 months. These options expire four years after they vest. All other options are fully vested.

(d) Warrants

In conjunction with the convertible notes the Company issued various warrants to acquire common shares, see Note 3 and Note 12. A summary of the status of share purchase warrants as of March 31, 2006 and changes during the years ended on those dates is presented below:

		Weighted
		Average
	Number	Exercise
	of Shares	Price
Warrants outstanding
and exercisable,
March 31, 2005	-	-
Granted	4,087,021	$0.83
Expired	-	-

Warrants outstanding
and exercisable,
March 31, 2006	4,087,021	$0.83

The Company applies the fair value method using the Black-Scholes option-pricing model in accounting for warrants. During the year ended March 31, 2006, 4,087,021 (2005 - Nil) warrants were granted, which resulted $1,129,403 (2005 - Nil) which is included in financing expense.

Valcent Products Inc.
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
March 31, 2006

8. Share Capital (Continued)

(d) Warrants (continued)

As at March 31, 2006 the following share purchase warrants were outstanding:

	Exercise Price	Number of Warrants
Expiry Date		(Note 7)

July 25, 2008 Class A	$0.61	1,439,992
July 25, 2008 Class B	$1.21	1,439,992
July 25, 2008 Finders A	$0.67	216,000
July 25, 2008 Finders B	$0.91	360,000
August 5, 2008 Class A	$0.60	262,932
August 5, 2008 Class B	$0.90	262,932
August 5, 2008 Finders A	$0.60	39,440
August 5, 2008 Finders B	$0.60	65,733
Total		4,087,021

(e) Contributed Surplus

Contributed surplus increased in connection with the recognition of compensation cost relating to stock options and warrants. Contributed surplus is decreased when those stock options are exercised:

	2006	2005

Contributed surplus, beginning of year	$-	$-
Financing expense - warrants (Note 8(d))	1,129,403	-
Stock option expense for year	553,644	-
Contributed surplus, end of year	$1,663,067	$-

9. Related Party Transactions

Related party transactions not disclosed elsewhere in these consolidated financial statements are as follows:

(a)	During the year ended March 31, 2006 $153,349 of accounts payable due to directors or companies controlled by directors was settled by way of the issuance of 1,106,486 common shares.

(b)	During the year ended March 31, 2006 and 2005, the Company paid or accrued fees to officers and directors and companies controlled by directors for the following services:

	2006	2005

Management fees	$4,000	$6,000
Rent	$1,750	$6,000
Product Development	$161,530	$-
Professional fees	$19,500	$-

Valcent Products Inc.
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
March 31, 2006

9. Related Party Transactions (Continued)

The above transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

10. Commitment

On June 28, 2005 Valcent Product, Inc. leased development space in El Paso, Texas under a three-year lease at a cost of $3,170 USD per month. As at March 31, 2006 there remains twenty-seven (27) months on the lease.

11. Income taxes

The tax effects of the temporary differences that give rise to the Company’s future tax assets and liabilities are as follows:

	2006	2005

Net operating losses	$1,517,306	$798,392
Net capital losses	$244,937	$255,705
Valuation allowance	$(1,762,243)	$(1,054,097)

Future tax assets (liability)	$-	$-

The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and this causes a change in management’s judgment about the recoverability of future tax assets, the impact of the change in the valuation allowance will be reflected in current income.

The Company has non-capital losses available for income tax purposes in Canada and the United States totaling $1,517,306 (2005 $2,241,000), which expire in various amounts from 2007 to 2013. This amount can be used to reduce taxable income of future years. Additionally, the Company has capital losses of $1,435,740, which are available to reduce capital gains in future periods.

The reconciliation of income tax provision computed at statutory rates to the reported income tax provision is as follows:

	2006	2005

	34.12%	35.62%

Income tax benefit computed at Canadian statutory rates	$886,962	$16,276
Convertible note issuance costs	194,561	0
Deductible convertible note issuance costs	(38,912)	0
Penalties accrued	(42,043)	0
Stock option compensation	(182,086)	0
Financing expense	(453,299)	0
Unrecognized tax losses	(365,183)	(16,276)

	$0	$0

Valcent Products Inc.
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
March 31, 2006

12. Subsequent Events

a) The Company issued 786,700 shares pursuant to the license agreement.

b) On April 6, 2006 we consummated a private offering transaction with and among a syndicated group of institutional investors, pursuant to which we issued, in the aggregate, $551,666 USD in 8% per annum convertible notes and three-year warrants to acquire (i) up to 735,544 shares of our common stock at a price per share of $0.50 USD, and (ii) up to an additional 735,544 shares of our common stock at a price per share of $1.00 USD. Subject to certain limitations, the principal amount of the notes, together with any accrued interest may be converted into shares of our common stock at the lesser of (i) seventy percent (70%) of the average of the five lowest closing bid prices for our common stock for the ten trading days prior to conversion, or (ii) $0.55 USD. The convertible notes carry a redemption feature which allows us to retire them, in whole or in part, for an amount equal to 130% of that portion of the face amount being redeemed, but only in the event that our common shares have a closing price of $1.50 USD per share for at least twenty consecutive trading days and there has otherwise been no default. The common stock purchase warrants carry a “net cashless” exercise feature allowing the holder thereof, under certain limited circumstances, to exercise the warrants without payment of the stated exercise price, but rather solely in exchange for the cancellation of that number of common shares into which such warrants are exercisable. In conjunction with these private offering transactions we also paid a finders’ fees of (i) $55,166 USD in cash, representing 10% of the gross proceeds realized, (ii) 183,886 shares of common stock, (iii) three-year warrants to purchase up to 110,320 shares of common stock at a price per share of $0.50 USD and (iv) three-year warrants to purchase up to 183,867 shares of common stock at a price per share of $0.75 USD.

In conjunction with the private placement we reached a verbal agreement with the syndicated group of institutional and other investors, wherein we agreed to convert the accruing penalties associated with the July 25, 2005 through August 5, 2005 transactions, an aggregate of $82,200 USD, into convertible penalty notes carrying terms similar to those notes issued in the original series of private offering transactions, and in addition to issue each investor one three-year penalty warrant for each $0.75 USD of penalties owed to purchase, in the aggregate, up to an additional 109,600 shares of common stock at a price per share of $0.75 USD.

As part of the April 6, 2006 agreement and the verbal agreement we also granted certain additional registration rights whereby the Company has agreed to pay a penalty of 2% of the outstanding amount for every thirty days after the April 20, 2006 registration date plus a reduction in the warrant price of certain of the warrants of $0.10 USD per week for the duration of such delay. The Company filed the required registration statement on April 27, 2006 and accordingly has incurred penalties of $41,222 USD and as noted above, the warrant prices have been reduced from $0.50 USD and $1.00 USD to $0.40 USD and $0.90 USD, respectively.

The Company also completed a private placement of units whereby it issued a total of 1,104,165 units at USD $0.60 per unit whereby each unit consisted of one common share and one share purchase warrant to purchase an additional common share at $0.80 USD. Of the warrants issued 833,332 expire on May 15, 2008 and 270,833 on June 7, 2008. The Company also paid consultants fees consisting of $58,860 USD plus 66,666 warrants to purchase that number of common shares at $0.80 USD until May 15, 2008 and 21,666 warrants to purchase that number of common shares at $0.80 USD until June 7, 2008.

Valcent Products Inc.
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
March 31, 2006

13. Differences between Canadian and United States Generally Accepted Accounting Principles

As indicated in Note 2, these consolidated financial statements have been prepared in accordance with Canadian GAAP, which in the case of the Company, conforms in all material respects with US GAAP, except as set forth below.

(a) Recent US accounting pronouncements

(i)
FAS 153, Exchanges of Non-Monetary Assets. The provisions of this statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of this statement should be applied prospectively. There is no impact on the Company’s financial statements.

(ii)
FIN 46(R), Consolidation of Variable Interest Entities, applies at different dates to different types of enterprises and entities, and special provisions apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of Interpretation 46(R). Application of Interpretation 46 or Interpretation 46(R) is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to entities other than special purpose entities and by non-public entities to all types of entities is required at various dates in 2004 and 2005. In some instances, enterprises have the option of applying or continuing to apply Interpretation 46 for a short period of time before applying Interpretation 46(R). There is no impact on the Company’s financial statements.

(iii)
In 2004, FASB issued a revision of FASB Statement No. 123(R), Accounting for Stock-Based Compensation. This statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This revised pronouncement requires that all stock options and warrants be accounted for using the fair value method. This pronouncement had no impact on the Company, as the Company accounts for all options and warrants using the fair value method, under Canadian GAAP.

Impact of Recent United States Accounting Pronouncements

Management is of the opinion that recently issued accounting pronouncements in the United States will have no material effect on the Company’s consolidated financial position and results of operations.

Valcent Products Inc.
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
March 31, 2006

13. Differences between Canadian and United States Generally Accepted Accounting Principles (Continued)

(b) Reconciliation of total assets, liabilities and shareholders’ equity March 31:

2006

Total assets for Canadian GAAP	$1,392,801
Adjustments to US GAAP	-
Total assets for US GAAP	$1,392,801
Total liabilities for Canadian GAAP	$1,833,900
Adjustments to US GAAP
Differences in treatment of convertible notes	149,598
Total liabilities for US GAAP	$1,983,498
Total shareholders’ equity (deficit) for Canadian GAAP	$(441,099)
Adjustments to US GAAP
Differences in treatment of convertible notes	(149,598)
Total equity (deficit) for US GAAP	$(590,697)
Total liabilities, capital stock and shareholders’
deficit for US GAAP	$1,392,801

Valcent Products Inc.
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
March 31, 2006

13. Differences between Canadian and United States Generally Accepted Accounting Principles (Continued)

(c)	Reconciliation of net losses reported in accordance with Canadian GAAP and US GAAP for the year ended March 31:

2006

Net loss per Canadian GAAP	$3,734,599
Adjustments decreasing (increasing) net loss
Differences in treatment of convertible notes	(34,875)
Net loss per US GAAP	$3,699,724
Net loss per common share
Canadian GAAP - Basic	$(0.354)
Net loss per common share for
US GAAP	$(0.351)
Weighted average number of common shares
outstanding (Canadian and US GAAP)	10,548,042

For US GAAP purposes, the Company accounted for its convertible notes with detachable warrants by allocating the proceeds, based upon relative fair values to the notes and the warrants. The warrants portion is then treated as an equity component and the resulting discount on the notes is amortized over the vesting period of the warrant. Then, the convertible notes with the non-detachable ‘in-the-money’ conversion feature is recognized and measured separately by allocating, to the additional paid-in capital (APIC), a portion of the proceeds equal to the intrinsic value of the conversion feature. The convertible notes are recorded at par and a discount is recognized. The discount on the convertible instrument (equal to the amount allocated to APIC) is accreted as an expense for debt issuances.

For Canadian GAAP purposes, the company accounted for the convertible notes as two separate instruments, the debt is accounted for by assigning to the debt instrument the residual amount after deducting from the instrument as a whole the amount separately determined for the equity component. The company determined the equity component using the black-Scholes pricing model and the resulting discount is amortized over the term of the debt. The warrants are then accounted for in accordance with stock-based compensation accounting.

14. Amended Consolidated Financial Statements

The Consolidated Statements of Operations and Deficit and the Consolidated Statements of Cash Flows has been amended to include the comparative figures of prior operations for the year ended March 31, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Valcent Products Inc. (Formerly Nettron.com, Inc.)

We have audited the balance sheet of Valcent Products Inc. (Formerly Nettron.com, Inc.) as at March 31, 2005 and the statements of operations and deficit and cash flows for the year ended March 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements as at March 31, 2004 and 2003, and for the two years then ended were audited by another auditor who expressed an opinion without reservation on those statements in his report dated July 15, 2004.

We conducted our audit in accordance with generally accepted auditing standards in Canada and the standards of the Public Company Accounting Oversight Board (PCAOB) in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2005 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

“Smythe Ratcliffe” (signed)

Chartered Accountants

Vancouver, Canada
July 18, 2005, except as to Note 10,
which is as of October 13, 2005

Comments by Auditor for US Readers on Canada - US Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going-concern, such as those described in Note 2 to the financial statements. Our report to the shareholders dated July 18, 2005 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

“Smythe Ratcliffe” (signed)

Chartered Accountants

Vancouver, Canada
July 18, 2005, except as to Note 10,
which is as of October 13, 2005

Valcent Products Inc.
(Formerly Nettron.com, Inc.)
Balance Sheets
As at March 31
(Expressed in Canadian Dollars)

	2005	2004
ASSETS
Current
Cash and term deposits	$222	$-
Accounts receivable	714	2,059
	$936	$2,059

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current
Bank indebtedness	$-	$1,132
Accounts payable and accrued liabilities	80,527	87,144
Related party advances	158,359	106,039
	238,886	194,315
Shareholders’ deficit
Share capital (Note 4)	2,999,420	2,999,420
Deficit	(3,237,370)`	(3,191,676)
	(237,950)`	(192,256)
	$936	$2,059

Nature of Operations (Note 2)
Subsequent Events (Note 10)

Approved by the Board:
“/s/ Douglas E. Ford”	Director	“/s/ Larry F. Robb”	Director
Douglas E. Ford		Larry F. Robb

See accompanying notes.

Valcent Products Inc.
(Formerly Nettron.com, Inc.)
Statement of Operations and Deficit
Years Ended March 31
(Expressed in Canadian Dollars)

	2005	2004	2003
Expenses
Advertising and promotion	$-	$1,045	$289
Amortization	-	-	4,500
Filing and transfer agent fees	10,600	9,310	8,260
Foreign exchange (gain) loss	(1,228)	953	-
Management fees	6,000	6,000	4,500
Office and miscellaneous	919	217	477
Professional fees (recovery)	23,403	2,360	(104,163)
Rent	6,000	6,000	4,500
Loss (income) from continuing operations	45,694	25,885	(81,637)
Foreign exchange gain	-	-	(796)
Gain on disposal of discontinued operations (note 3)	-	(2,238)	-
Net loss (income)	45,694	23,647	(82,433)
Deficit, beginning of year	3,191,676	3,168,029	3,250,462
Deficit, end of year	$3,237,370	$3,191,676	$3,168,029
Net loss (income) per share - basic and diluted	$0.01	$0.01	$(0.01)
Weighted average shares outstanding	6,435,374	6,435,374	6,435,374

See accompanying notes.

Valcent Products Inc.
(Formerly Nettron.com, Inc.)
Statements of Cash Flows
Years Ended March 31
(Expressed in Canadian Dollars)

	2005	2004	2003
Cash flows provided by (used in)
Operating activities
Income (loss) from operations	$(45,694)	$(23,647)	$81,637
Items not involving cash
Amortization of property and equipment in
discontinued operations		(2,238)	4,500

	(45,694)	(25,885)	86,137
Changes in non-cash working capital
Changes in non-cash working capital balances
Accounts receivable	1,345	(1,384)	8,018
Accounts payable and accrued liabilities	(6,617)	(72,310)	(103,472)
Foreign exchange gain	-	-	796
	(5,272)	(73,694)	(95,454)
Cash used in continued operations	(50,966)	(99,579)	(8,521)

Financing activity
Related party advances	52,320	90,661	-
Proceeds on issuance of shares and share subscriptions	-	-	15,378

Cash provided by financing activities	52,320	-	15,378
Increase (decrease) in cash	1,354	(8,918)	6,857
Cash (bank indebtedness), beginning of year	(1,132)	7,786	929
Cash (bank indebtedness), end of year	$222	$(1,132)	$7,786

See accompanying notes.

Valcent Products Inc.
(Formerly Nettron.com, Inc.)
Notes to the Financial Statements
Years Ended March 31, 2005 and 2004
(Expressed in Canadian Dollars)

1.	Significant Accounting Policies

(a)	Principles of consolidation

These financial statements are stated in Canadian dollars and have been prepared in accordance with Canadian generally accepted accounting principles. On April 19, 2005 Nettron.com, Inc. changed its name to Valcent Products Inc. (the “Company”). Effective March 24, 2004 the Company disposed of its wholly-owned subsidiary, Nettron Media Group Inc. and recorded a gain on disposal of discontinued operations.

(b)	Foreign currency transactions and translation

Amounts denominated in US dollars have been translated into Canadian dollars as follows:

(i)	monetary assets and liabilities, at the year end exchange rates;

(ii)	non-monetary assets and liabilities, at exchange rates approximating those prevailing on the dates of the transactions; and

(iii)	revenue and expense items, at the average rate of exchange during each year.

All exchange gains and losses are charged to operations.

(c)	Use of estimates

The preparation of these financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from management’s best estimates as additional information becomes available in the future.

(d)	Loss per share

The Company uses the “Treasury Stock Method” to calculate loss per common share. Under this method, the basic loss per share is calculated based on the weighted average aggregate number of common shares outstanding during each period. The diluted earnings per share assume that the outstanding stock options and share purchase warrants had been exercised at the beginning of the period to the extent they are dilutive. The assumed conversion of stock options has an anti-dilutive impact on both 2005 and 2004 and has not been recorded.

(e)	Stock-based compensation

The Company has adopted the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3870, Stock-Based Compensation and Other Stock-Based Payments, which recommends the fair value-based methodology for measuring compensation costs. The new section also permits, and the Company has adopted, the use of the intrinsic value-based method, which recognizes compensation cost for awards to employees only when the market price exceeds the exercise price at date of grant, but requires pro-forma disclosure of earnings and earnings per share as if the fair value method had been adopted. Any consideration paid the option holders is credited to capital stock. There is no effect for the years presented.

Valcent Products Inc.
(Formerly Nettron.com, Inc.)
Notes to the Financial Statements
March 31, 2005 and 2004
(Expressed in Canadian Dollars)

1. Significant Accounting Policies (continued)

(f)	Income taxes

The Company has adopted the recommendations of CICA Handbook Section 3465, Income Taxes, which requires use of the liability method. Under this method, income taxes reflect the deferral of such taxes to future years. The deferral is a result of temporary differences, which arise when certain costs are claimed for tax purposes in different time periods than the related amounts are amortized in the accounts.

2.	Nature of Business and Ability to Continue as a Going-Concern

The Company was incorporated under the Alberta Business Corporations Act on January 19, 1996 and was in the business of marketing its interactive dating service “Cupid’s Web” until March 24, 2004 when these operations were discontinued due to difficulties encountered in raising financing. During the year ended March 31, 2005 the Company reached an agreement in principle, subject to due diligence and entering into formal documentation, to acquire a license to certain proprietary technology owned by arms-length parties (see License Acquisition and Private Placement Note 9).

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles applicable to a going-concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at March 31, 2005, the Company has accumulated losses totaling $3,237,370 and had a working capital deficiency of $237,950. The continuation of the Company is dependent upon the financial support of shareholders as well as obtaining long-term financing. The Company has been exploring business opportunities that might allow the Company to restart commercial operations. Management is currently seeking new sources of equity financing. While the Company is expending its best efforts to achieve the above plans, such activity may nevertheless fail to generate funds that will be available for operations.

These conditions raise substantial doubt about the Company’s ability to continue as a going-concern. These financial statements do not include any adjustments that might arise from this uncertainty.

3.	Disposition

On March 24, 2004, the Company made the decision to abandon and therefore discontinue the operations of its wholly owned subsidiary, Nettron Media Group. The financial results of Nettron Media Group have been segregated and presented as a discontinued operation on the statements of operations and deficit and cash flows. The results of discontinued operations are summarized as follows:

2004
Revenue	$-
Loss from operations	(4,500)
Loss on write-off of property and equipment	(5,905)
Forgiveness of debt	12,643
Gain on disposal of discontinued operations	$2,238

The balance sheets do not include any net assets related to the discontinued operations.

Valcent Products Inc.
(Formerly Nettron.com, Inc.)
Notes to the Financial Statements
March 31, 2005 and 2004
(Expressed in Canadian Dollars)

3. Disposition (continued)

2004
Loss per share from discontinued operations is summarized
as follows:
From operations	$-
On disposal of net property	-
$-

4.	Share Capital

(a)	Authorized

Unlimited number of common shares without par value
Unlimited number of preferred shares without par value

(b)	Issued

The Company had issued share capital of 6,435,374 common shares representing $2,999,420 as at March 31, 2003, 2004 and March 31, 2005.

Subsequent to March 31, 2005 the Company consolidated its common shares three for one and issued 1,605,000 post-consolidated common shares, for the settlement of $221,407 of debt, resulting in the issued share capital being 3,750,125 common shares. Pursuant to an agreement in principle the Company may also issue additional common shares in conjunction with a license acquisition agreement and a private placement (see Note 9)

(c)	Stock options

Pursuant to the Company’s 1996 Incentive Stock Option Plan (the “Plan”), a total of 10% of the Company’s issued common shares are reserved for the granting of stock options. The Plan provides that the terms of the options and the option price shall be fixed by the Directors and subject to the price restrictions and other requirements imposed by the TSX Venture Exchange or any other exchange that the Company lists its common shares. The Plan also provides that no option shall be granted to any person except on recommendations of the Directors of the Company. Stock options granted under the Plan may not be for a period longer than five years.

As at March 31, 2004 the Company had outstanding stock options whereby 612,500 shares could be acquired as to 512,500 shares at $0.44 until September 10, 2004 and 100,000 shares at $2.00 until March 27, 2005. All of these options expired unexercised and no options remained outstanding as at March 31, 2005.

Subsequent to March 31, 2005 the Company amended the Plan and instituted a new stock option plan (the “US Plan”). The US Plan is applicable to residents of the United States and options may be issued under this plan to acquire up to an aggregate number of shares, which when combined with options granted under the Plan equal to 10% of the issued number of common shares. The terms of the options and the option price of the US Plan are to be fixed by the Directors, subject to a limitation that no one individual may be granted options to receive greater than 5% of the issued number of common shares. The amended terms of the Plan call for the total aggregate number of options that can be granted under both the Plan and the US Plan be no more than 10% of the issued number of common shares.

Valcent Products Inc.
(Formerly Nettron.com, Inc.)
Notes to the Financial Statements
March 31, 2005 and 2004
(Expressed in Canadian Dollars)

5.	Income taxes

The tax effects of the temporary differences that give rise to the Company’s future tax assets and liabilities are as follows:
	2005	2004

Net operating losses	$798,392	$877,170
Net capital losses	255,705	270,063
Valuation allowance	(1,054,097)	(1,147,233)
Future tax assets (liability)	$-	$-

The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and this causes a change in management’s judgment about the recoverability of future tax assets, the impact of the change in the valuation allowance is reflected in current income.

The Company has non-capital losses available for income tax purposes in Canada and the United States totaling $2,241,414 (2004 - $2,331,660), which expire in various amounts from 2006 to 2013. This amount can be used to reduce taxable income of future years. Additionally, the Company has capital losses of $1,435,740, which are available to reduce capital gains in future periods.

6.	Financial Instruments

The Company’s financial instruments consist of cash, receivables and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. As at March 31, 2005 and 2004 the fair values of cash, receivables and accounts payable and accrued liabilities approximate their carrying values due to the immediate short-term maturity of these instruments.

7.	Related Party Transactions

Related party transactions not disclosed elsewhere in these financial statements are as follows:

(a)
Included in accounts payable and accrued liabilities is $158,359 (2004 - $106,039) due to directors and companies controlled by directors. Subsequent to March 31, 2005 $153,349 of this balance was settled by way of the issuance of 1,106,486 common shares.

(b)	The Company paid fees to directors and companies controlled by directors for the following services:

	2005	2004	2003

Management fees	$6,000	$6,000	$4,500
Rent	$6,000	$6,000	$4,500

These transactions have been recorded at the exchange amount being the consideration established and agreed to by the related parties.

Valcent Products Inc.
(Formerly Nettron.com, Inc.)
Notes to the Financial Statements
March 31, 2005 and 2004
(Expressed in Canadian Dollars)

8.	United States Accounting Principles

The financial statements have been prepared in accordance with Canadian generally accepted accounting principles, which conform in all material respects with accounting principles generally accepted in the United States of America.

9.	License Acquisition and Private Placement

The Company has reached an agreement in principle with certain arms-length parties whereby it may acquire an exclusive worldwide license to the licensor’s technologies for 20,000,000 common shares, post-consolidated, the payment of a license fee of $125,000, the payment of costs associated with developing the underlying technologies since March 17, 2005 and the payment of ongoing royalties from the sale of related products. To finance the license acquisition and the ongoing development and marketing of the underlying technologies the Company has received shareholder approval to issue USD $1,500,000 debentures convertible into common shares plus warrants to acquire additional common shares and pay finders’ fees, which would include cash, common shares and warrants to acquire additional common shares.

10. Subsequent Event

On July 29, 2005, the Company entered into a series of related definitive agreements with MK Enterprises LLC (“MK”, collectively the “MK Agreements”), including (i) a master license agreement for a period lasting so long as royalty payments continue to be made as required, for the exclusive worldwide marketing and distribution rights to the Initial Products and the Initial Ancillaries (the “MK Master License”), (ii) a product development agreement which granted the Company a right for an initial period of five years to acquire a license, for a period lasting so long as royalty payments continue to be made as required, for the exclusive worldwide marketing and distribution rights to any Additional Products and any Additional Ancillaries (the “MK Product Development Agreement”), and (iii) a consulting agreement pursuant to which the Company will receive consulting support from MK in connection with each of the Initial Products, the Initial Ancillaries, the Additional consulting support from MK in connection with each of the Initial Ancillaries, the Additional Products and the Additional Ancillaries (the “MK Consulting Agreement”), in exchange for the following:

•	20,000,000 shares of post-consolidated common stock;

•	A one-tine USD $125,000 license fee;

•	Reimbursement for USD $125,000 in development costs associated with each of the Initial Products since March 17, 2005;

•	Consulting fees of USD $156,000 per year, payable monthly in advance; and

Valcent Products Inc.
(Formerly Nettron.com, Inc.)
Notes to the Financial Statements
March 31, 2005 and 2004
(Expressed in Canadian Dollars)

10. Subsequent Event (continued)

•	The greater of the following, payable annually beginning in the second license year:

(i) USD $400,000; or

(ii)  The aggregate of the following:

•
Subject to a minimum amount of USD $37,500 per Initial Product during the second year of the MK Master License, and USD $50,000 each year thereafter, continuing royalties payable quarterly at a rate of:

: USD $10.00 per Nova Skin Care System unit sold;

: USD $2.00 per Dust WolfTM unit sold;

: 4.5% of annual net sales of the Tomorrow GardenTM Kit; and

: 3% of annual net sales of Initial Ancillaries.

•	A one-time USD $50,000 license fee for each Additional Product licensed (except for one pre-identified product); and

•
Subject to a minimum amount of USD $50,000 per year commencing with the second year of each corresponding license, continuing royalties of 4.5% of annual net sales and 3% on annual net sales of any Additional Ancillaries; and

During the period July 25, 2005 through August 5, 2005, the Company consummated a series of related private offering transactions with and among a syndicated group of institutional and other investors pursuant to which were issued, in the aggregate, USD $1,277,200 in 8% per annum convertible notes and three-year warrants to acquire (i) up to 1,702,924 shares of common stock at a price per share of USD $0.50, and (ii) up to an additional 1,702,924 shares of common stock at a price per share of USD $1.00. Subject to certain limitations on amount, the principal amount of the notes, together with any accrued interest may be converted into shares of common stock at the lesser of (i) 70% of the average of the five lowest closing bid prices for the common stock for the ten trading days prior to conversion, or (ii) USD $0.55. The convertible notes carry a redemption feature which allows for their retirement, in whole or in part, for an amount equal to 130% of the amount being redeemed, but only in the event the common shares have a closing price of USD $1.50 per share for at least twenty consecutive trading days and there has otherwise been no default. The Company is obligated to register all of the shares issuable upon conversion of the promissory notes and under the warrants.

Valcent Products Inc.
(Formerly Nettron.com, Inc.)
Notes to the Financial Statements
March 31, 2005 and 2004
(Expressed in Canadian Dollars)

10. Subsequent Event (continued)

In connection with the financing described above, compensation in the form of finder’s fees was paid which consisted in the aggregate of the following:

•	USD $127,720 in cash, representing 10% of the gross proceeds realized;

•	425,735 shares of common stock;

•	Three-year warrants to purchase up to 255,440 shares of common stock at a price of USD $0.50; and

•	Three-year warrants to purchase up to 425,733 shares of common stock at a price of USD $0.75.

 We have not authorized any dealer, salesperson or    other person to give any information or represent   anything not contained in this prospectus. You must     not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of its date.

Until April 9, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

VALCENT PRODUCTS, INC. 11,483,888 SHARES OF COMMON STOCK _____________ PROSPECTUS _____________ February 28, 2007